PRIVATBANK GROUP

International Financial Reporting Standards Consolidated Financial Statements and

Independent Auditor’s Report

31 December 2014

CONTENTS

INDEPENDENT AUDITOR’S REPORT CONSOLIDATED FINANCIAL STATEMENTS

Notes to the Consolidated Financial Statements

1.	Introduction	6
2.	Operating Environment of the Group	7
3.	Summary of Significant Accounting Policies	8
4.	Critical Accounting Estimates, and Judgements in Applying Accounting Policies	19
5.	Adoption of New or Revised Standards and Interpretations and representation of prior period amounts	22
6.	New Accounting Pronouncements	23
7.	Disposal of Subsidiary	26
8.	Cash and Cash Equivalents and Mandatory Reserves	27
9.	Due from Other Banks	29
10.	Loans and Advances to Customers	30
11.	Operation of the Group in Crimea	38
12.	Non-current Assets Held for Sale (or Disposal Groups) and Liabilities Directly Associated with Disposal Groups Held for Sale	40
13.	Premises, Leasehold Improvements and Equipment and Intangible Assets	42
14.	Other Financial Assets	43
15.	Due to the NBU	43
16.	Due to Other Banks and Other Financial Institutions	44
17.	Customer Accounts	44
18.	Debt Securities in Issue	45
19.	Provisions for Liabilities and Charges, Other Financial and Non-financial Liabilities	46
20.	Subordinated Debt	46
21.	Share Capital and other reserve funds	47
22.	Interest Income and Expense	48
23.	Fee and Commission Income and Expense	49
24.	Administrative and Other Operating Expenses	49
25.	Income Taxes	50
26.	Segment Analysis	52
27.	Financial Risk Management	62
28.	Management of Capital	77
29.	Contingencies and Commitments	78
30.	Derivative Financial Instruments	84
31.	Fair Value of Financial Instruments	85
32.	Presentation of Financial Instruments by Measurement Category	90
33.	Related Party Transactions	92
34.	Events After the End of the Reporting Period	94

INDEPENDENT AUDITOR'S REPORT

To the Shareholders and Management Board of PrivatBank:

We have audited the accompanying consolidated financial statements of Public Joint Stock Company Commercial Bank PrivatBank (the "Bank") and its subsidiaries (the "Group") which comprise the consolidated statement of financial position as of 31 December 2014, and the consolidated statement of profit or loss and other comprehensive income, changes in equity and cash flows for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory notes.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those Standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Group as of 31 December 2014, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards.

LLCAudit Firm "PricewaterhouseCoopers (Audit)", 75Zhylyanska Street, Kyiv 01032, Ukraine T: +380 44 354 0404, F: +380 44 490 6738, www.pwc.com/ua

Emphasis Matter

We draw your attention to Note 2, 4 and 11 to these consolidated financial statements. The operations of the Group, and those of other entities in Ukraine, have been affected and may continue to be affected for the foreseeable future, by the continuing political and economic uncertainties in Ukraine. Our opinion is not qualified in respect of this matter.

/s/ LLC AF " PricewaterhouseCoopers(Audit)"

30 April 2015

2 of 2

In millions of Ukrainian hryvnias	Note	31 December 2014	31 December 2013
ASSETS
Cash and cash equivalents and mandatory reserves	8	19,582	32,293
Due from other banks	9	15,585	14,781
Loans and advances to customers	10	161,830	139,663
Embedded derivative assets	30,31	19,978	3,816
Investment securities available-for-sale		1,262	1,364
Investment securities held to maturity		648	421
Current income tax prepayment		146	51
Deferred income tax asset	25		23
Goodwill		61	48
Premises, leasehold improvements, equipment and intangible assets	13	4,098	4,004
Other financial assets	14	862	353
Other assets		914	753
Non-current assets held for sale (or disposal groups)	12	4,070
Total Assets	-	229,036	197,570

LIABILITIES Due to the NBU	15	18,357	3,473
Due to other banks and other financial institutions	16	3,279	3,758
Customer accounts	17	152,053	150,888
Debt securities in issue	18	7,987	11,080
Embedded derivative liabilities	30, 31	10,047
Current income tax liability		7	32
Deferred income tax liability Provisions for liabilities and charges, other financial and	25	784	890
non-financial liabilities	19	2,189	1,319
Subordinated debt	20	5,450	3,306
Liabilities directly associated with disposal groups held for sale	12	3,150
Total Liabilities		203,303	174,746

EQUITY Share capital	21	18,101	16,352
Share premium	21	20	20
Contributions received for new shares issued but not registered	21
Revaluation reserve for premises		588	562
Revaluation reserve of investment securities available-for-
sale		805	381
Currency translation reserve		672	308
Retained earnings	21	3,909	4,755
Net assets attributable to the Bank's owners		25,095	22,378
Non-controlling interest		638	446
TOTAL EQUITY		25,733	22,824
TOTAL LIABILITIES AND EQUITY		229,036	197,570

Approved for issue and signed on 30 April 2015.

/s/ Olexandr V. Dubilet	/s/ Lubov I. Korotina
Olexandr V. Dubilet	Lubov I. Korotina
Chairman of the Board	Chief Accountant

The notes set out on pages 6-95 form an integral part of these consolidated financial statements.

In millions of Ukrainian hryvnias	Note	2014	2013
Interest income	22	25,624	23,144
Interest expense	22	(18,366)	(14,429)
Net interest income		7,258	8,715
Provision for impairment of loans and advances to customers	10	(4,689)	(3,891)
Net interest income after provision for impairment of loans and advances to customers		2,569	4,824
Fee and commission income	23	4,650	4,598
Fee and commission expense	23	(1,092)	(927)
Gains less losses from embedded derivatives	31	6,722	332
Gains less losses from trading in foreign currencies		452	401
Foreign exchange translation losses less gains		(4,154)	69
Impairment of investment securities available-for-sale		-	(21)
Gains less losses arising from the initial recognition of liabilities at rates below market		-	295
Other operating income		324	163
Other gains less losses		25	16
Gains from disposal of subsidiary	7	601	-
Administrative and other operating expenses	24	(9,948)	(8,259)
Profit before tax		149	1,491
Income tax credit/(expense)	25	98	(184)
Profit		247	1,307
Other comprehensive income/(loss):
Items that may be reclassified subsequently to profit or loss: Available-for-sale investments: - Gains less losses arising during the year		540	165
- Gains less losses reclassified to profit or loss upon disposal of subsidiary		(10)	-
Income tax recorded directly in other comprehensive income Exchange differences on translation to presentation currency - Differences on translation to presentation currency arising during the year	25	(106) 968	(26) (14)
- Differences on translation to presentation currency reclassified to profit or loss upon disposal of subsidiary		(229)	-
Items that will not be reclassified to profit or loss: Revaluation reserve for premises	13	500	-
Income tax recorded directly in other comprehensive income	25	(89)	-
Other comprehensive income		1,574	125
TOTAL COMPREHENSIVE INCOME FOR THE PERIOD		1,821	1,432
Profit/(loss) is attributable to
Owners of the Bank		412	1,305
Non-controlling interest		(165)	2
Profit		247	1,307
Total comprehensive income is attributed to: Owners of the Bank		1,422	1,430
Non-controlling interest		399	2
Total comprehensive income		1,821	1,432
Earnings per share for profit attributable to the owners of the Bank, basic and diluted (expressed in UAH per share)	21	6.37	20.19

	Note	Attributable to owners of the Bank							Non-controlling ingerest	Total Equity
		Share capital	Share Premium	Revaluation reserve for premises	Revaluation reserve of investment securities available-for-sale	Currency Translation reserve	Retained earnings	Total
In millions of Ukrainian hryvnias
Balance at 1 January 2013		14,897	20	562	242	322	4,939	20,982	423	21,405
Profit/(loss) for the year		-	-	-	-	-	1,305	1,305	2	1,307
Other comprehensive income/(loss)		-	-	-	139	(14)	-	125	-	125
Total comprehensive income/(loss) for the year		-	-	-	139	(14)	1,305	1,430	2	1,432
Capitalisation of dividends	21	1,455	-	-	-	-	(1,455)	-	-	-
Other Changes in interest attributable to owners of the Bank and non-controlling interest	1	-	-	-	-	-	(34)	(34)	21	(13)
Balance at 31 December 2013		16,352	20	562	381	308	4,755	22,378	446	22,824

	Note	Attributable to owners of the Bank								Non-controlling ingerest	Total Equity
		Share capital	Share Premium	Contributions received for new shares issued but not registered	Revaluation reserve for premises	Revaluation reserve of investment securities available-for-sale	Currency Translation reserve	Retained earnings	Total
In millions of Ukrainian hryvnias
Balance at 1 January 2014		16,352	20		562	381	308	4,755	20,982	446	22,824
Profit/(loss) for the year		-	-		-	-	-	412	412	(165)	247
Other comprehensive income/(loss)		-	-		217	424	364	5	1,010	564	1,574
Total comprehensive income/(loss) for the year		-	-		217	424	364	417	1,422	399	1,821
Contributions received for new shares issued but not registered	21			1,000					1,000		1,000
Capitalisation of dividends	21	1,749	-		-	-	-	(1,749)	-	-	-
Share Grant	33	-	-		-	-	-	295	295	-	295
Transfer of revaluation surplus on premises to retained earnings					(158)			158
Disposal of subsidiary	7				(33)			33		(207)	(207)
Balance at 31 December 2014		18,101	20	1,000	588	805	308	3,909	25,095	638	25,733

In millions of Ukrainian hryvnias	Note	2014	2013
Cash flows from operating activities
Interest received		24,374	22,952
Interest paid		(18,998)	(14,316)
Fees and commissions received		4,672	4,598
Fees and commissions paid		(1,102)	(927)
Income received from embedded derivatives	31	2,519	26
Income received from derivatives arising from swap, forward and spot transactions		46	192
Incomes received from trading in foreign currencies		458	401
Other operating income received		302	163
Staff costs paid		(3,990)	(4,047)
Administrative and other operating expenses paid, except for staff costs paid		(3,671)	(3,583)
Income tax paid		(340)	(426)
Cash flow from operating activities before changes in operating assets and liabilities		4,270	5,033
Changes in operating assets and liabilities
Net decrease/(increase) in mandatory reserve balances		4,826	(2,060)
Net decrease/(increase) in due from other banks		11,657	(6,204)
Net increase in loans and advances to customers		(17,657)	(24,115)
Net decrease in other financial assets		(332)	511
Net decrease/(increase) in other assets		112	(78)
Net decrease in due to the NBU	15	(213)	(1,157)
Net decrease in due to other banks and other financing institutions		(2,870)	(8)
Net (decrease)/increase in customer accounts Net decrease in provisions for liabilities and charges, other financial and non- financial liabilities		(22,342) (190)	25,398 (20)
Net cash used in operating activities		(22,739)	(2,700)
Cash flows from investing activities Acquisition of investment securities available-for-sale		(227)	(502)
Proceeds from investment securities available-for-sale		740	94
Acquisition of investment securities held to maturity		(356)	(383)
Proceeds from redemption of investment securities held to maturity		365	177
Proceeds from premises, leasehold improvements and equipment	13	26	22
Acquisition of premises, leasehold improvements and equipment	13	(917)	(790)
Disposal of subsidiary and operations in Crimea, net of disposed cash	7, 11	(1,675)	-
Net cash used in investing activities		(2,044)	(1,382)
Cash flows from financing activities
Proceeds from NBU	15	19,889	-
Repayment to NBU	15	(4,791)	-
Issue of ordinary shares Proceeds from subordinated debt	21	1,000 -	- 2,130
Cash outflows on transactions with non-controlling interest		-	(31)
Proceeds from debt securities issued		-	2,940
Repayment of debt securities issued		(5,975)	(71)
Net cash from financing activities		10,123	4,968
Effect of exchange rate changes on cash and cash equivalents		8,100	247

Net (decrease)/increase in cash and cash equivalents		(6,560)	1,133
Cash and cash equivalents at the beginning of the year	8	27,021	25,888
Cash and cash equivalents at the end of the year	8, 12	20,461	27,021

Operating and financing transactions that did not require the use of cash and cash equivalents and were excluded from the consolidated statement of cash flows are disclosed in Note 8.

1 Introduction

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards for the year ended 31 December 2014 for PJSC CB PRIVATBANK (the “Bank”) and its subsidiaries (together referred to as the “Group” or “PRIVATBANK GROUP”).

The Bank was initially registered as a commercial entity with limited liability, re-organised into a closed joint stock entity in 2000. In 2009 the Bank changed its legal form to a public joint stock company limited by shares in accordance with changes in Ukrainian legislation. As of 31 December 2014 and 2013 according to the share registers the ultimate major shareholders of the Bank were Mr I.V. Kolomoyskiy and Mr G.B. Bogolyubov who as at 31 December 2014 owned directly and indirectly respectively 45.08% (31 December 2013: 46.33%) and 45.08% (31 December 2013: 46.66%) of the outstanding shares and neither of which individually controlled the Bank. The major shareholders of the Bank did not have a contractual agreement on joint control of the Bank.

As of 31 December 2014 composition of the Supervisory Board was as follows:

Chairman of the Supervisory Board: Mr. G.B. Bogolyubov

Members of the Supervisory Board: Mr. I.V. Kolomoyskiy

Mr. A.G. Martynov

As of the date of issuing of the consolidated financial statements composition of the Management Board was as follows:

Chairman of the Management Board: Mr. A.V. Dubilet

Members of the Management Board:

General Deputy Chairman of the Management Board: Mr. Y.P. Pikush

First Deputy Chairmen of the Management Board: Mr. T.Y. Novikov

Deputy Chairmen of the Management Board: Mr. V.A. Yatsenko

Mr. O.V. Gorohovskiy

Mr. Y.V. Kandaurov

Mrs. L.I. Chmona

Mrs. T.M. Gurieva

Mrs. L.A. Shmalchenko

Mr. D.A. Dubilet

Mr. V.G. Zavorotniy

Mr. A.P. Vitiaz

Mr. S.V. Kryzhanovskiy

Mr. R.M. Neginskiy

Chief Accountant: Mrs. L.I. Korotina

Head of Financial Monitoring Department: Mr. I.L. Terekhin

Principal activity. The Bank’s principal business activity is commercial and retail banking operations within Ukraine. The Bank has operated under a full banking licence issued by the National Bank of Ukraine (the “NBU”) since March 1992. The Bank participates in the state deposit insurance plan (registration #113 dated 2 September 1999), which operates according to the Law №2740-III “On Individuals Deposits Guarantee Fund” dated 20 September 2001 (as amended). As at 31 December 2014 and 2013 Individuals Deposits Guarantee Fund guarantees repayment of individual deposits up to UAH 200 thousand per individual in case bank liquidation procedure is started.

As of 31 December 2014 the Bank had 30 branches and 2,884 outlets within Ukraine and a branch in Cyprus (31 December 2013: 32 branches, 3,217 outlets in Ukraine and a branch in Cyprus). Additionally, as at 31 December 2014 the Bank had subsidiary banks in Latvia and Georgia (31 December 2013: in the Russian Federation, Latvia, Georgia) and representative office in Kyiv (Ukraine), Almaty (the Republic of Kazakhstan), London (the United Kingdom) and Beijing (China), several consolidated structured entities in Ukraine and the United Kingdom. Representative offices in Almaty (the Republic of Kazakhstan) is in the closing stages. Consolidated structured entities in the United Kingdom are used for issue of Eurobonds and Mortgage bonds. Please refer to Note 18.

1	Introduction (Continued)

The principal subsidiaries, included in the consolidated financial statements, were as follows:

			Percentage of ownership
	Nature of business	Country of Registration	31 December 2014	31 December 2013
Moscomprivatbank	Banking	Russian Federation	-	70.04%
JSC PrivatBank	Banking	Georgia	57.86%	57.86%
AS PrivatBank	Banking	Latvia	50.02%	50.02%

As a result of additional capital increase in February 2014, the share of the Group in Moscomprivatbank was increased from 70.04% as at 31 December 2013 to 79.18% as at the end of February 2014. In April 2014 the agreement on sale of Moscomprivatbank legal interest of 79.18% was concluded. Refer to Note 7.

As a result of additional capital increase in 2013, the share of the Group in JSC PrivatBank Georgia was increased from 50.30% as of 31 December 2012 to 57.86% as of 31 December 2013.

Registered address and place of business. The Bank’s registered address is: 50, Naberezhna Peremohy Str.,

49094, Dnipropetrovsk,

Ukraine.

Presentation currency. These consolidated financial statements are presented in millions of Ukrainian hryvnias ("UAH million"), unless otherwise stated.

2	Operating Environment of the Group

Starting in late 2013 the political situation in Ukraine has experienced instability with numerous protests and continued political uncertainty that has led to a deterioration of the State’s finances, volatility of financial markets and sharp depreciation of the national currency against major foreign currencies. The ratings of Ukrainian sovereign debt were downgraded by international rating agencies with negative outlooks for the future. The National Bank of Ukraine, among other measures, imposed certain restrictions on processing of client payments by banks and on the purchase of foreign currency on the inter-bank market.

The political situation in 2014 has also been volatile, with changes in the Ukrainian Parliament and the Presidency. In March 2014, various events in Crimea led to the accession of the Republic of Crimea to the Russian Federation. The Russian Federation, Mongolia, Syria, Kazakhstan are the only countries that recognised the referendum and the annexation. This event resulted in significant deterioration of relationships between Ukraine and the Russian Federation. Starting from March 2014, the Group was unable to conduct its operations in the Crimea. Refer to Notes 4 and 11.

The political situation in Eastern Ukraine also deteriorated in 2014 resulting in armed conflict and military activity in some parts of Donetsk and Lugansk regions. The armed conflict in the region has put further pressure on relations between Ukraine and the Russian Federation. Escalating political tensions have had an adverse effect on Ukrainian financial markets, resulting in a hampering of ability of Ukrainian companies and banks to obtain funding from the international and capital and loan markets. This has contributed to further significant devaluation of Hryvnya against major foreign currencies.

As of the date of this report, the official NBU exchange rate of Hryvnia against US dollar was UAH 21.04 per USD 1 compared to UAH 15.77 per USD 1 as at 31 December 2014. During 2014 real GDP fell by 7.5%. Borrowers of the Group may be adversely affected by the deteriorated financial and economic environment, including devaluation of the Ukrainian Hryvnia in January – December 2014. As a certain part of loans to customers was issued in foreign currencies, UAH depreciation against these currencies could have a significant impact on borrowers’ ability to service the loans. Management tests loans for impairment with due consideration of the above risk factors

2	Operating Environment of the Group (Continued)

The final resolution of the political and economic situation in Ukraine and the final effects of this are difficult to predict, but it may have further severe effects on the Ukrainian economy and the Group’s business.

3	Summary of Significant Accounting Policies

Basis of preparation. These consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) under the historical cost convention, as modified by the initial recognition of financial instruments based on fair value, and by the revaluation of premises, derivatives, available-for-sale financial assets, and financial instruments categorised as at fair value through profit or loss. The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

The Bank prepares consolidated financial statements in accordance with the Law of Ukraine “On Accounting and Financial Reporting in Ukraine”, Regulation on Accounting and Financial reporting in Ukrainian Banks adopted by the National Bank of Ukraine, as well as other regulations of the National Bank of Ukraine to the extent that they are in line with applicable international standards.

Consolidated financial statements. Subsidiaries are those investees, including structured entities, that the Group controls because the Group (i) has power to direct relevant activities of the investees that significantly affect their returns, (ii) has exposure, or rights, to variable returns from its involvement with the investees, and (iii) has the ability to use its power over the investees to affect the amount of investor’s returns. The existence and effect of substantive rights, including substantive potential voting rights, are considered when assessing whether the Group has power over another entity. For a right to be substantive, the holder must have practical ability to exercise that right when decisions about the direction of the relevant activities of the investee need to be made. The Group may have power over an investee even when it holds less than majority of voting power in an investee. In such a case, the Group assesses the size of its voting rights relative to the size and dispersion of holdings of the other vote holders to determine if it has de-facto power over the investee. Protective rights of other investors, such as those that relate to fundamental changes of investee’s activities or apply only in exceptional circumstances, do not prevent the Group from controlling an investee. Subsidiaries are consolidated from the date on which control is transferred to the Group, and are deconsolidated from the date on which control ceases.

The Group holds less than 50% of voting rights in four fully consolidated entities. The Group has the power to direct relevant activities of these entities that significantly affects their returns and ability to use it through contractual arrangements with other shareholders. The Group retains a significant beneficial interest in their activities which are predominantly financed by the Group, as, in substance, the Group has rights to obtain the majority of the variable returns of the structured entities and therefore may be exposed to risks incident to the activities of these structured entities.

The acquisition method of accounting is used to account for the acquisition of subsidiaries. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured at their fair values at the acquisition date, irrespective of the extent of any non-controlling interest.

The Group measures non-controlling interest that represents present ownership interest and entitles the holder to a proportionate share of net assets in the event of liquidation on a transaction by transaction basis, either at: (a) fair value, or (b) the non-controlling interest's proportionate share of net assets of the acquiree. Non-controlling interests that are not present ownership interests are measured at fair value.

Goodwill is measured by deducting the net assets of the acquiree from the aggregate of the consideration transferred for the acquiree, the amount of non-controlling interest in the acquiree and fair value of an interest in the acquiree held immediately before the acquisition date. Any negative amount (“negative goodwill”) is recognised in profit or loss, after management reassesses whether it identified all the assets acquired and all liabilities and contingent liabilities assumed and reviews appropriateness of their measurement.

3 Summary of Significant Accounting Policies (Continued)

The consideration transferred for the acquiree is measured at the fair value of the assets given up, equity instruments issued and liabilities incurred or assumed, including fair value of assets or liabilities from contingent consideration arrangements but excludes acquisition related costs such as advisory, legal, valuation and similar professional services. Transaction costs incurred for issuing equity instruments are deducted from equity; transaction costs incurred for issuing debt are deducted from its carrying amount and all other transaction costs associated with the acquisition are expensed.

Intercompany transactions, balances and unrealised gains on transactions between group companies are eliminated; unrealised losses are also eliminated unless the cost cannot be recovered. The Bank and all of its subsidiaries use uniform accounting policies consistent with the Group’s policies.

Non-controlling interest is that part of the net results and of the equity of a subsidiary attributable to interests which are not owned, directly or indirectly, by the Bank. Non-controlling interest forms a separate component of the Group’s equity.

Purchases and sales of non-controlling interests. The Group applies the economic entity model to account for transactions with owners of non-controlling interest. Any difference between the purchase consideration and the carrying amount of non-controlling interest acquired is recorded as a capital transaction directly in equity. The Group recognises the difference between sales consideration and carrying amount of non-controlling interest sold as a capital transaction in the statement of changes in equity.

Financial instruments – key measurement terms. Depending on their classification financial instruments are carried at fair value or amortised cost as described below.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The best evidence of fair value is price in an active market. An active market is one in which transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Fair value of financial instruments traded in an active market is measured as the product of the quoted price for the individual asset or liability and the quantity held by the entity. This is the case even if a market’s normal daily trading volume is not sufficient to absorb the quantity held and placing orders to sell the position in a single transaction might affect the quoted price.

A portfolio of financial derivatives or other financial assets and liabilities that are not traded in an active market is measured at the fair value of a group of financial assets and financial liabilities on the basis of the price that would be received to sell a net long position (i.e. an asset) for a particular risk exposure or paid to transfer a net short position (i.e. a liability) for a particular risk exposure in an orderly transaction between market participants at the measurement date. This is applicable for assets carried at fair value on a recurring basis if the Group: (a) manages the group of financial assets and financial liabilities on the basis of the entity’s net exposure to a particular market risk (or risks) or to the credit risk of a particular counterparty in accordance with the entity’s documented risk management or investment strategy; (b) it provides information on that basis about the group of assets and liabilities to the entity’s key management personnel; and (c) the market risks, including duration of the entity’s exposure to a particular market risk (or risks) arising from the financial assets and financial liabilities is substantially the same.

Valuation techniques such as discounted cash flow models or models based on recent arm’s length transactions or consideration of financial data of the investees, are used to measure fair value of certain financial instruments for which external market pricing information is not available. Fair value measurements are analysed by level in the fair value hierarchy as follows: (i) level one are measurements at quoted prices (unadjusted) in active markets for identical assets or liabilities, (ii) level two measurements are valuations techniques with all material inputs observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices), and (iii) level three measurements are valuations not based on solely observable market data (that is, the measurement requires significant unobservable inputs). Transfers between levels of the fair value hierarchy are deemed to have occurred at the end of the reporting period. Refer to Note 30.

3 Summary of Significant Accounting Policies (Continued)

Transaction costs are incremental costs that are directly attributable to the acquisition, issue or disposal of a financial instrument. An incremental cost is one that would not have been incurred if the transaction had not taken place. Transaction costs include fees and commissions paid to agents (including employees acting as selling agents), advisors, brokers and dealers, levies by regulatory agencies and securities exchanges, and transfer taxes and duties. Transaction costs do not include debt premiums or discounts, financing costs or internal administrative or holding costs.

Amortised cost is the amount at which the financial instrument was recognised at initial recognition less any principal repayments, plus accrued interest, and for financial assets less any write-down for incurred impairment losses. Accrued interest includes amortisation of transaction costs deferred at initial recognition and of any premium or discount to maturity amount using the effective interest method. Accrued interest income and accrued interest expense, including both accrued coupon and amortised discount or premium (including fees deferred at origination, if any), are not presented separately and are included in the carrying values of related items of the statement of financial position.

The effective interest method is a method of allocating interest income or interest expense over the relevant period so as to achieve a constant periodic rate of interest (effective interest rate) on the carrying amount. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts (excluding future credit losses) through the expected life of the financial instrument or a shorter period, if appropriate, to the net carrying amount of the financial instrument. The effective interest rate discounts cash flows of variable interest instruments to the next interest repricing date except for the premium or discount which reflects the credit spread over the floating rate specified in the instrument, or other variables that are not reset to market rates. Such premiums or discounts are amortised over the whole expected life of the instrument. The present value calculation includes all fees paid or received between parties to the contract that are an integral part of the effective interest rate.

Initial recognition of financial instruments. Derivatives and other financial instruments at fair value through profit or loss are initially recorded at fair value. All other financial instruments are initially recorded at fair value plus transaction costs. Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.

All purchases and sales of financial assets that require delivery within the time frame established by regulation or market convention (“regular way” purchases and sales) are recorded at settlement date, which is the date that the Group commits to deliver a financial asset. All other purchases are recognised when the entity becomes a party to the contractual provisions of the instrument.

Derecognition of financial assets. The Group derecognises financial assets when (a) the assets are redeemed or the rights to cash flows from the assets otherwise expired or (b) the Group has transferred the rights to the cash flows from the financial assets or entered into a qualifying pass-through arrangement while (i) also transferring substantially all the risks and rewards of ownership of the assets or

(ii) neither transferring nor retaining substantially all risks and rewards of ownership but not retaining control. Control is retained if the counterparty does not have the practical ability to sell the asset in its entirety to an unrelated third party without needing to impose additional restrictions on the sale.

Cash and cash equivalents. Cash and cash equivalents are items which are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. All short term interbank placements, beyond overnight placements, are included in due from other banks. Amounts, which relate to funds that are of a restricted nature, are excluded from cash and cash equivalents. Cash and cash equivalents include cash on hand, unrestricted demand and overnight deposits with central and other banks. Cash and cash equivalents are carried at amortised cost.

The payments or receipts presented in the statement of cash flows represent transfers of cash and cash equivalents by the Group, including amounts charged or credited to current accounts of the Group’s counterparties held with the Group, such as loan interest income or principal collected by charging the customer’s current account or interest payments or disbursement of loans credited to the customer’s current account, which represents cash or cash equivalent from the customer’s perspective.

3 Summary of Significant Accounting Policies (Continued)

Mandatory cash balances with the Central Banks. Mandatory cash balances with the Central Banks are carried at amortised cost and are not available to finance the Group’s day to day operations and hence are not considered as part of cash and cash equivalents for the purposes of the statement of cash flows.

Due from other banks. Amounts due from other banks are recorded when the Group advances money to counterparty banks with no intention of trading the resulting unquoted non-derivative receivable due on fixed or determinable dates. Amounts due from other banks are carried at amortised cost.

Loans and advances to customers. Loans and advances to customers are recorded when the Group advances money to purchase or originate an unquoted non-derivative receivable from a customer due on fixed or determinable dates and has no intention of trading the receivable. Loans and advances to customers are carried at amortised cost.

For the purposes of credit quality analysis the Group categories loans and advances to corporate clients, SME and private entrepreneurs into large, medium and small borrowers based on the size of the loan exposure:

Large borrowers

Loans to medium size borrowers Loans to small borrowers

Above UAH 100 million

From UAH 1 million to UAH 100 million Less than UAH 1 million

For the purposes of credit quality analysis the Group categories loans and advances to individuals based on the size of the loan exposure:

Loans between UAH 1-100 million Loans less than UAH 1 million

When financial assets are renegotiated and the renegotiated terms and conditions differ substantially from the previous terms, the new asset is initially recognised at its fair value.

Impairment of financial assets carried at amortised cost. Impairment losses are recognised in profit or loss for the period when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. If the Group determines that no objective evidence exists that impairment was incurred for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. The primary factors that the Group considers in determining whether a financial asset is impaired are its overdue status and realisability of related collateral, if any.

The following other principal criteria are also used to determine whether there is objective evidence that an impairment loss has occurred:

-	any instalment is overdue and the late payment cannot be attributed to a delay caused by the settlement systems;
-	the borrower experiences a significant financial difficulty as evidenced by the borrower’s financial information that the Group obtains;
-	the borrower considers bankruptcy or a financial reorganisation;
-	there is an adverse change in the payment status of the borrower as a result of changes in the national or local economic conditions that impact the borrower; or
-	the value of collateral significantly decreases as a result of deteriorating market conditions.

For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics. Those characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

3 Summary of Significant Accounting Policies (Continued)

Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets and the experience of management in respect of the extent to which amounts will become overdue as a result of past loss events and the success of recovery of overdue amounts. Past experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect past periods and to remove the effects of past conditions that do not exist currently. Past experience is the basis for the estimation of the loss identification period, in particular the time lag between the actual loss event and identification of the loss event by the Group. This approach ensures that the impact of losses which have not yet been specifically identified is included in the estimation of loan loss impairment.

If the terms of an impaired financial asset held at amortised cost are renegotiated or otherwise modified because of financial difficulties of the borrower or issuer, impairment is measured using the original effective interest rate before the modification of terms.

Impairment losses are always recognised through an allowance account to write down the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the original effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account through profit or loss for the period.

Uncollectible assets are written off against the related impairment loss provision after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off are credited to impairment loss account in profit or loss for the period.

Credit related commitments. The Group enters into credit related commitments, including commitments to extend credit, letters of credit and financial guarantees. Financial guarantees represent irrevocable assurances to make payments in the event that a customer cannot meet its obligations to third parties and carry the same credit risk as loans. Financial guarantees and commitments to provide a loan are initially recognised at their fair value, which is normally evidenced by the amount of fees received. This amount is amortised on a straight line basis over the life of the commitment, except for commitments to originate loans if it is probable that the Group will enter into a specific lending arrangement and does not expect to sell the resulting loan shortly after origination; such loan commitment fees are deferred and included in the carrying value of the loan on initial recognition. At the end of each reporting period, the commitments are measured at the higher of (i) the remaining unamortised balance of the amount at initial recognition and (ii) the best estimate of expenditure required to settle the commitment at the end of the reporting period.

Investment securities available-for-sale. This classification includes investment securities which the Group intends to hold for an indefinite period of time and which may be sold in response to the needs for liquidity or changes in interest rates, exchange rates or equity prices.

Investment securities available-for-sale are carried at fair value. Interest income on available-for-sale debt securities is calculated using the effective interest method and recognised in profit or loss for the period. Dividends on available-for-sale equity instruments are recognised in profit or loss for the period when the Group’s right to receive payment is established and it is probable that the dividends will be collected. All other elements of changes in the fair value are recognised in other comprehensive income until the investment is derecognised or impaired, at which time the cumulative gain or loss is reclassified from other comprehensive income to profit or loss for the period.

3 Summary of Significant Accounting Policies (Continued)

Impairment losses are recognised in profit or loss for the period when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of investment securities available-for-sale. A significant or prolonged decline in the fair value of an equity security below its cost is an indicator that it is impaired. The cumulative impairment loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that asset previously recognised in profit or loss – is reclassified from other comprehensive income to profit or loss for the period. Impairment losses on equity instruments are not reversed and any subsequent gains are recognised in other comprehensive income. If, in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised in profit or loss, the impairment loss is reversed through profit or loss for the period.

Investment securities held to maturity. This classification includes quoted non-derivative financial assets with fixed or determinable payments and fixed maturities that the Group has both the intention and ability to hold to maturity. Management determines the classification of investment securities held to maturity at their initial recognition and reassesses the appropriateness of that classification at each balance sheet date. Investment securities held to maturity are carried at amortised cost.

Goodwill. Goodwill is carried at cost less accumulated impairment losses, if any. The Group tests goodwill for impairment at least annually and whenever there are indications that goodwill may be impaired. Goodwill is allocated to the cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the business combination. Such units or group of units represent the lowest level at which the Group monitors goodwill and are not larger than an operating segment. Gains or losses on disposal of an operation within a cash generating unit to which goodwill has been allocated include the carrying amount of goodwill associated with the disposed operation, generally measured on the basis of the relative values of the disposed operation and the portion of the cash- generating unit which is retained.

Premises, leasehold improvements and equipment. Premises, leasehold improvements and equipment are stated at cost or revalued amounts, as described below, less accumulated depreciation and provision for impairment, where required. Cost of premises and equipment of acquired subsidiaries is the estimated fair value at the date of acquisition.

Premises are subject to revaluation with sufficient regularity to ensure that the carrying amount does not differ materially from that which would be determined using fair value at the end of the reporting period. Increases in the carrying amount arising on revaluation are credited to other comprehensive income and increase the revaluation surplus in equity. Decreases that offset previous increases of the same asset are recognised in other comprehensive income and decrease the previously recognised revaluation surplus in equity; all other decreases are charged to profit or loss for the period. The revaluation reserve for premises included in equity is transferred directly to retained earnings when the revaluation surplus is realised on the retirement or disposal of the asset. At the date of revaluation accumulated depreciation is eliminated against the gross carrying amount of the asset and the net amount restated to the revalued amount of the asset.

Management has updated the carrying value of premises carried on a revalued basis as at the reporting date using market based evidence and is satisfied that sufficient market based evidence of fair value is available to support the updated fair values.

Construction in progress is carried at cost less provision for impairment where required. Construction in progress is not depreciated until the asset is available for use.

All other items of premises, leasehold improvements and equipment are stated at cost less accumulated depreciation and impairment losses, if any.

Costs of minor repairs and maintenance are expensed when incurred. Costs of replacing major parts or components of premises and equipment items are capitalised and the replaced part is retired.

3 Summary of Significant Accounting Policies (Continued)

At the end of each reporting period management assesses whether there is any indication of impairment of premises, leasehold improvements and equipment. If any such indication exists, management estimates the recoverable amount, which is determined as the higher of an asset’s fair value less costs to sell and its value in use. The carrying amount is reduced to the recoverable amount and the impairment loss is recognised in profit or loss for the period to the extent it exceeds the previous revaluation surplus in equity. An impairment loss recognised for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Gains and losses on disposals determined by comparing proceeds with carrying amount are recognised in profit or loss for the period.

Depreciation. Land is not depreciated. Depreciation on other items of premises, leasehold improvements and equipment is calculated using the straight-line method to allocate their cost or revalued amounts to their residual values over their estimated useful lives as follows:

Premises	50 years
Computers	4-10 years
Furniture and equipment	4-10 years
Motor vehicles	6 years
Other	4-12 years

Leasehold improvements are depreciated over the term of the underlying lease. The residual value of an asset is the estimated amount that the Group would currently obtain from disposal of the asset less the estimated costs of disposal, if the asset were already of the age and in the condition expected at the end of its useful life. The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

Intangible assets. The Group’s intangible assets other than goodwill have definite useful life and primarily include capitalised computer software.

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software.

Development costs that are directly associated with identifiable and unique software controlled by the Group are recorded as intangible assets if an inflow of incremental economic benefits exceeding costs is probable. Capitalised costs include staff costs of the software development team and an appropriate portion of relevant overheads. All other costs associated with computer software, e.g. its maintenance, are expensed when incurred. Capitalised computer software is amortised on a straight line basis over expected useful lives of 5 years.

Assets held for sale. Non-current assets, or disposal groups comprising assets and liabilities, that are expected to be recovered primarily through sale or distribution rather than through continuing use, are classified as held for sale.

Non-current assets classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell. These measurement provisions do not apply to financial assets in the scope of IAS 39.

Non-current assets or disposal groups classified as held for sale in the current period’s statement of financial position are not reclassified or re-presented in the comparative statement of financial position to reflect the classification at the end of the current period.

Operating leases. Where the Group is a lessee in a lease which does not transfer substantially all the risks and rewards incidental to ownership from the lessor to the Group, the total lease payments are charged to profit or loss for the period on a straight-line basis over the period of the lease.

Leases embedded in other agreements are separated if (a) fulfilment of the arrangement is dependent on the use of a specific asset or assets and (b) the arrangement conveys a right to use the asset.

3 Summary of Significant Accounting Policies (Continued)

Finance lease receivables. Where the Group is a lessor in a lease which transfers substantially all the risks and rewards incidental to ownership to the lessee, the assets leased out are presented as a finance lease receivable and carried at the present value of the future lease payments. Finance lease receivables are initially recognised at commencement (when the lease term begins) using a discount rate determined at inception (the earlier of the date of the lease agreement and the date of commitment by the parties to the principal provisions of the lease).

The difference between the gross receivable and the present value represents unearned finance income. This income is recognised over the term of the lease using the net investment method (before tax), which reflects a constant periodic rate of return. Incremental costs directly attributable to negotiating and arranging the lease are included in the initial measurement of the finance lease receivable and reduce the amount of income recognised over the lease term. Finance income from leases is recorded within interest income in profit or loss for the period.

Impairment losses are recognised in profit or loss for the period when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of finance lease receivables. The Group uses the same principal criteria to determine whether there is objective evidence that an impairment loss has occurred, as for loans carried at amortised cost. Impairment losses are recognised through an allowance account to write down the receivables’ net carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred), discounted at the interest rates implicit in the finance leases. The estimated future cash flows reflect the cash flows that may result from obtaining and selling the assets subject to the lease.

Due to other banks and other financing institutions. Amounts due to other banks and other financing institutions are recorded when money or other assets are advanced to the Group by counterparty banks or other financing institutions. The non-derivative liability is carried at amortised cost.

Customer accounts. Customer accounts are non-derivative liabilities to individuals, state or corporate customers and are carried at amortised cost.

Debt securities in issue. Debt securities in issue include Eurobonds and bonds issued by the Group. Debt securities are stated at amortised cost. If the Group purchases its own debt securities in issue, they are removed from the consolidated statement of financial position and the difference between the carrying amount of the liability and the consideration paid is included in gains arising from early retirement of debt.

Subordinated debt. Subordinated debt represents long-term borrowing agreements that, in case of the Group’s default, would be secondary to the Group’s primary debt obligations. Subordinated debt is carried at amortised cost.

Derivative financial instruments. Derivative financial instruments, including foreign exchange contracts, forward rate agreements, currency swaps and currency options are carried at their fair value.

All derivative instruments are carried as assets when fair value is positive and as liabilities when fair value is negative. Changes in the fair value of derivative instruments are included in profit or loss for the period. The Group does not apply hedge accounting.

Certain derivative instruments embedded in other financial instruments are treated as separate derivative instruments when their risks and characteristics are not closely related to those of the host contract.

When the fair value of derivative does not change in response to the changes in the foreign exchange rates and other variables and future cash flows from the embedded derivative become certain the Group ceased to account for an embedded derivative and recognises a receivable within other financial assets. The receivable continues to be measured at fair value through profit or loss until settled.

3 Summary of Significant Accounting Policies (Continued)

Derecognition of financial liabilities. The Group derecognises financial liabilities when it is extinguished, i.e. when the obligation specified in the contract is discharged or cancelled or expires. An exchange between the Group and lender of debt instruments with substantially different terms is accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability. Similarly, a substantial modification of the terms of an existing financial liability or a part of it (whether or not attributable to the financial difficulty) is accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability. The difference between the carrying amount of a financial liability (or part of a financial liability) extinguished or transferred to another party and the consideration paid, including any non-cash assets transferred or liabilities assumed, is recognised in profit or loss. Terms are substantially different if the discounted present value of the cash flows under the new terms, including any fees paid net of any fees received and discounted using the original effective interest rate, is at least 10 percent different from the discounted present value of the remaining cash flows of the original financial liability. If an exchange of debt instruments or modification of terms is accounted for as an extinguishment, any costs or fees incurred are recognised as part of the gain or loss on the extinguishment. If the exchange or modification is not accounted for as an extinguishment, any costs or fees incurred adjust the carrying amount of the liability and are amortised over the remaining term of the modified liability.

Income taxes. Income taxes have been provided for in the consolidated financial statements in accordance with legislation enacted or substantively enacted by the end of reporting period. The income tax charge comprises current tax and deferred tax and is recognised in profit or loss for the year except if it is recognised in other comprehensive income or directly in equity because it relates to transactions that are also recognised, in the same or a different period, in other comprehensive income or directly in equity.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits or losses for the current and prior periods. Taxable profits or losses are based on estimates if the consolidated financial statements are authorised prior to filing relevant tax returns. Taxes other than on income are recorded within administrative and other operating expenses.

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred tax liabilities are not recorded for temporary differences on initial recognition of goodwill and subsequently for goodwill which is not deductible for tax purposes. Deferred tax balances are measured at tax rates enacted or substantively enacted at the end of the reporting period which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilised. Deferred tax assets and liabilities are netted only within the individual companies of the Group. Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilised.

Deferred income tax is provided on post acquisition retained earnings and other post acquisition movements in reserves of subsidiaries, except where the Group controls the subsidiary’s dividend policy and it is probable that the difference will not reverse through dividends or otherwise in the foreseeable future.

Uncertain tax positions. The Group's uncertain tax positions are reassessed by management at the end of each reporting period. Liabilities are recorded for income tax positions that are determined by management as more likely than not to result in additional taxes being levied if the positions were to be challenged by the tax authorities. The assessment is based on the interpretation of tax laws that have been enacted or substantively enacted by the end of the reporting period and any known court or other rulings on such issues. Liabilities for penalties, interest and taxes other than on income are recognised based on management’s best estimate of the expenditure required to settle the obligations at the end of the reporting period.

3 Summary of Significant Accounting Policies (Continued)

Provisions for liabilities and charges. Provisions for liabilities and charges are non-financial liabilities of uncertain timing or amount. They are accrued when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made. As disclosed in Note 11 in 2014 the Group made provision for liabilities related to Crimean operations. Please refer to Note 4 for significant assumptions used.

Trade and other payables. Trade payables are accrued when the counterparty has performed its obligations under the contract and are carried at amortised cost.

Share capital and share premium. Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares are shown in equity as a deduction, net of tax, from the proceeds. Any excess of the fair value of consideration received over the par value of shares issued is recorded as share premium in equity.

Share grant. The Group’s major shareholders operate a share-based compensation plan for management of the Group. The fair value of the managers’ services received in exchange for the share grant is recognised as an expense with corresponding increase in equity. If no vesting conditions are introduced, shares vest immediately.

Dividends. Dividends are recorded in equity in the period in which they are declared. Any dividends declared after the end of reporting period and before the consolidated financial statements is authorised for issue are disclosed in the subsequent events note. The statutory accounting reports of the Bank are the basis for profit distribution and other appropriations. Ukrainian legislation identifies the basis of distribution as the retained earnings.

Income and expense recognition. Interest income and expense are recorded for all debt instruments on an accrual basis using the effective interest method. This method defers, as part of interest income or expense, all fees paid or received between the parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums or discounts.

Fees integral to the effective interest rate include origination fees received or paid by the entity relating to the creation or acquisition of a financial asset or issuance of a financial liability, for example fees for evaluating creditworthiness, evaluating and recording guarantees or collateral, negotiating the terms of the instrument and for processing transaction documents. Commitment fees received by the Group to originate loans at market interest rates are integral to the effective interest rate if it is probable that the Group will enter into a specific lending arrangement and does not expect to sell the resulting loan shortly after origination. The Group does not designate loan commitments as financial liabilities at fair value through profit or loss.

When loans and other debt instruments become doubtful of collection, they are written down to the present value of expected cash inflows and interest income is thereafter recorded for the unwinding of the present value discount based on the asset’s effective interest rate which was used to measure the impairment loss. All other fees, commissions and other income and expense items are generally recorded on an accrual basis by reference to completion of the specific transaction assessed on the basis of the actual service provided as a proportion of the total services to be provided. Loan syndication fees are recognised as income when the syndication has been completed and the Group retains no part of the loan package for itself or retains a part at the same effective interest rate as for the other participants.

Commissions and fees arising from negotiating, or participating in the negotiation of a transaction for a third party, such as the acquisition of loans, shares or other securities or the purchase or sale of businesses, and which are earned on execution of the underlying transaction, are recorded on its completion. Portfolio and other management advisory and service fees are recognised based on the applicable service contracts, usually on a time-proportion basis. Asset management fees related to investment funds are recorded rateably over the period the service is provided. The same principle is applied for wealth management, financial planning and custody services that are continually provided over an extended period of time.

3 Summary of Significant Accounting Policies (Continued)

Foreign currency translation. The functional currency of each of the Group’s consolidated entities is the currency of the primary economic environment in which the entity operates. The functional currency of the Bank, and the Group’s presentation currency, is the national currency of Ukraine, Ukrainian hryvnia (“UAH”).

Monetary assets and liabilities are translated into each entity’s functional currency at the official exchange rate of the NBU at the end of the respective reporting period. Foreign exchange gains and losses resulting from the settlement of transactions and from the translation of monetary assets and liabilities into each entity’s functional currency at period-end official exchange rates of the NBU are recognised in profit or loss for the period (as foreign exchange translation gains less losses). Translation at period-end rates does not apply to non-monetary items that are measured at historical cost. Non-monetary items measured at fair value in a foreign currency, including equity instruments, are translated using the exchange rates at the date when the fair value was determined. Effects of exchange rate changes on non-monetary items measured at fair value in a foreign currency are recorded as part of the fair value gain or loss.

The results and financial position of each group entity are translated into the presentation currency as follows:

(i)       assets and liabilities for each statement of financial position presented are translated at the closing rate at the end of the respective reporting period;

(ii)	income and expenses are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions);
(iii)	components of equity are translated at the historic rate; and

(iv)     all resulting exchange differences are recognised in other comprehensive income

When control over a foreign operation is lost, the exchange differences previously recognised in other comprehensive income are reclassified to profit or loss as part of the gain or loss on disposal. On partial disposal of a subsidiary without loss of control, the related portion of accumulated currency translation differences is reclassified to non-controlling interest within equity.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

The principal rates of exchange used for translating foreign currency balances were as follows:

	31 December 2014, UAH	Average 2014, UAH	31 December 2013, UAH	Average 2013, UAH
1 US Dollar (USD)	15.768556	11.873948	7.993000	7.993000
1 Euro (EUR)	19.232908	15.683281	11.041530	10.615729
1 Russian Ruble (RUB)	0.303040	0.309725	0.244970	0.251129
1 Latvian Lat (LVL)	n/a	n/a	15.733158	15.133528
1 Georgian Lari (GEL)	8.150089	6.544734	4.725112	4.816351

Fiduciary assets. Assets held by the Group in its own name, but on the account of third parties, are not reported in the consolidated statement of financial position. For the purposes of disclosure, fiduciary activities do not encompass safe custody functions. Commissions received from fiduciary activities are shown in fee and commission income.

Offsetting. Financial assets and liabilities are offset and the net amount reported in the consolidated statement of financial position only when there is a legally enforceable right to offset the recognised amounts, and there is an intention to either settle on a net basis, or to realise the asset and settle the liability simultaneously. Such a right of set off (a) must not be contingent on a future event and (b) must be legally enforceable in all of the following circumstances: (i) in the normal course of business, (ii) the event of default and (iii) the event of insolvency or bankruptcy.

Earnings per share. Earnings per share are determined by dividing the profit or loss attributable to owners of the Bank by the weighted average number of participating shares outstanding during the reporting period.

3	Summary of Significant Accounting Policies (Continued)

Staff costs and related contributions. Wages, salaries, contributions to state pension and social insurance funds, paid annual leave and sick leave, bonuses, and non-monetary benefits are accrued in the period in which the associated services are rendered by the employees of the Group. The Group has no legal or constructive obligation to make pension or similar benefit payments beyond the payments to the statutory defined contribution scheme.

Segment reporting. Segments are reported in a manner consistent with the internal reporting provided to the Group’s chief operating decision maker. Segments whose revenue, result or assets are ten percent or more of all the segments are reported separately.

Presentation of statement of financial position in order of liquidity. The Group does not have a clearly identifiable operating cycle and therefore does not present current and non-current assets and liabilities separately in the consolidated statement of financial position. Instead, analysis of assets and liabilities by their expected maturities is presented by category: demand and less than 1 month, from 1 to 3 months, from 3 to 12 months, over 1 year. Refer to Note 27.

4	Critical Accounting Estimates, and Judgements in Applying Accounting Policies

The Group makes estimates and assumptions that affect the amounts recognised in the consolidated financial statements and the carrying amounts of assets and liabilities within the next financial period. Estimates and judgements are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgements, apart from those involving estimations, in the process of applying the accounting policies. Judgements that have the most significant effect on the amounts recognised in the consolidated financial statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial period include:

Impairment losses on loans and advances. The Group regularly reviews its loan portfolios to assess impairment. In determining whether an impairment loss should be recorded in profit or loss for the period, the Group makes judgements as to whether there is any observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of loans before the decrease can be identified with an individual loan in that portfolio. This evidence may include observable data indicating that there has been an adverse change in the payment status of borrowers in a group, or national or local economic conditions that correlate with defaults on assets in the group. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the portfolio when scheduling its future cash flows. The methodology and assumptions used for estimating both the amount and timing of future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience. A 10% increase or decrease in actual loss experience compared to the loss estimates used would result in an increase or decrease in loan impairment losses of UAH 492 million or UAH 599 million (2013: increase or decrease in loan impairment losses of UAH 690 million or UAH 709 million), respectively. Impairment losses for individually significant loans are based on estimates of discounted future cash flows of the individual loans, taking into account repayments and realisation of any assets held as collateral against the loans. A 10% increase or decrease in the actual loss experience compared to the estimated future discounted cash flows from individually significant loans, which could arise from differences in amounts and timing of the cash flows, would result in an increase or decrease in loan impairment losses of UAH 1,259 million or UAH 1,547 million (2013: increase or decrease in loan impairment losses of UAH 1,063 million or UAH 1,406 million), respectively.

Accounting for assets and liabilities associated with operations in the Donetsk and Lugansk regions. As at 31 December 2014, the Group has assets and liabilities in the areas of Donetsk and Lugansk regions which are not controlled by the Ukrainian government. Whilst management believes it is taking appropriate actions to reinstate the control over recovery of its assets in Donetsk and Lugansk regions, violence and armed conflict negatively affect the Group’s operations and financial position. These consolidated financial statements reflect management’s assessment of the recoverability of assets located in the Donetsk and Lugansk regions. The final outcome may differ from the management’s assessment. Please refer to Notes 10, 13, 14 and 17 for more details in relation to assets and liabilities associated with the operations in these areas.

4 Critical Accounting Estimates, and Judgements in Applying Accounting Policies (Continued)

Assessment of loans and advances issued to a group of borrowers-oil traders for impairment. The Group regularly reviews its outstanding loans and advances issued to the oil traders which are engaged in wholesale and retail sale of petrol, oil and oil products. As of 31 December 2014 gross amount of such loans was UAH 40,603 million (31 December 2013: UAH 42,510 million). In determining whether an impairment loss should be recorded in profit or loss, the Group makes judgements as to whether there is any observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of loans issued to oil traders before the decrease can be identified with an individual loan in that portfolio. This evidence may include observable data indicating that there has been an adverse change in the payment status of borrowers in an oil traders group or regulatory, industry or national economic conditions that correlate with defaults on assets in the oil traders group. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the portfolio when scheduling its future cash flows. The methodology and assumptions used for estimating both the amount and timing of future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience. The fair value of collateral substantially contributes to the assessment of whether there is an impairment of loans issued to oil traders. Please refer to Notes 10 and 31.

Management of liquidity risk. As described in Notes 2, 10 and 11 to the consolidated financial statements, there has been a political and social unrest and regional tensions that started in November 2013 and escalated in 2014 in Ukraine. The events referred to in these notes include regional tensions that led to inability of the Group to conduct its operations in Crimea and in substantial parts of Donetsk and Lugansk regions of Ukraine. Furthermore, there has been a deterioration of Ukrainian economic and business environment and significant devaluation of Ukrainian Hryvnia. These events has also resulted in tightened liquidity in Ukrainian banking sector combined with deposit outflow and financial difficulties of a number of Ukrainian banks that have been placed under NBU administration as a result. In response to ongoing crisis the NBU is taking a variety of measures that may impact the Bank’s operations and financial position. As described in Note 27, the Group is obliged to repay deposits of individuals on demand of a depositor. However, management of the Group expects that many customers will not request repayment before contractual maturity. Management believes that the Group’s strong retail market position will be a key factor that will enable the Group to retain customer funds and manage its liquidity position. As described in Note 18, the Group’s Eurobonds of UAH 3,152 million, denominated in USD due in September 2015. The Group continuously monitors its forecast of inflows and outflows in foreign currencies. Management believes it is taking all the necessary measures to support the sustainability and liquidity position of the Group's business in the current circumstances, however, any further deterioration in the liquidity of the financial markets, the increased outflow of funds from the banking system and volatility in the currency market may affect the Group’s liquidity position in a manner not currently determinable.

Between 31 December 2013 and 31 December 2014, the customers’ term deposits and current accounts portfolio of the Group decreased by around 23% or UAH 34,900 million (refer to Note 34 for the information about term deposits and current accounts outflow during January-March 2015). While management does not expect any further significant outflow of customer deposits and current accounts they assessed the available liquid resources to withstand further outflow, if any. The coverage of customer current accounts and term deposits by available liquid assets, including cash and cash equivalents was equal to 9% as at 31 December 2014. According to the stress test performed as at 31 March 2015, under the worst case scenario, assuming that the Group would be required to repay further 23% of customer accounts, the coverage of such outflow by available liquid assets was equal to 62%.

Defining of related party and initial recognition of related party transactions. In the normal course of business the Group enters into transactions with its related parties. IAS 39 requires initial recognition of financial instruments based on their fair values. Judgment is applied in determining if transactions are priced at market or non-market interest rates, where there is no active market for such transactions. The basis for judgment is pricing for similar types of transactions with unrelated parties and effective interest rate analysis. Judgement is also applied to determine whether the counterparty is a related party or not including transitions with those entities where the major shareholders of the Bank individually directly or through intermediaries beneficiary owns a share in the share capital.

4 Critical Accounting Estimates, and Judgements in Applying Accounting Policies (Continued)

Fair value of embedded derivatives. The fair values of financial derivatives that are not quoted in active markets are determined by using valuation techniques. Where valuation techniques (for example, models) are used to determine fair values, they are validated and periodically reviewed by qualified personnel independent of the area that created them. To the extent practical, models use only observable data, however areas such as credit risk (both own and counterparty), volatilities and correlations require management to make estimates. Changes in assumptions about these factors could affect reported fair values.

As of 31 December 2014 the Bank had loans and advances to customers totalling UAH 87,679 million (31 December 2013: UAH 90,777 million) issued in UAH with the condition of compensation to be received by the Bank in the event that the official exchange rate of UAH depreciates against USD. The contract to receive compensation was accounted for by the Bank as an embedded derivative assets with the fair value of UAH 19,978 million as at 31 December 2014 (31 December 2013: UAH 3,816 million) estimated using a valuation technique. This discounted cash flow valuation technique takes into account expected movements in exchange rates, discount factor and credit risk. Changing the assumptions about expected exchange rates may result in a different financial result. The major part of loan agreements matures from 2015 to 2017, inclusive. If the expected UAH/USD exchange rate for these years would be higher by 50% or lower by 5%, the fair value of the derivative and the respective consolidated statement of profit or loss and other comprehensive income amount would increase by UAH 19,941 million or decrease by UAH 1,275 million (2013: higher by 30% or lower by 5%; increase by UAH 14,900 million or decrease by UAH 2,523 million). In preparation of sensitivity analysis of fair value of derivative to the changes in UAH/USD exchange rate management takes into account provision under the credit risk. If the discount rate used for fair valuation of the derivatives as at 31 December 2014 would be higher/lower by 100 basis points, the fair value of the derivative and the respective consolidated statement of profit or loss and other comprehensive income amount would decrease/increase by UAH 171 million (2013: UAH 41 million). Refer to Note 30. Analysis of deviation of sensitivity of fair value of a derivative is prepared for each estimate separately not taking into account changes in other estimates.

As of 31 December 2014 the Bank had private placements of bonds of UAH 2,015 million issued in UAH and contractual arrangement to compensate bond holders the amounts in the event of official exchange rate of UAH depreciation against USD.

The contracts to pay compensation were accounted for by the Bank as an embedded derivative liability with the fair value of UAH 10,047 million as at 31 December 2014 estimated using a valuation technique. This discounted cash flow valuation technique takes into account expected movements in exchange rates. Changing the assumptions about expected exchange rates may result in a different financial result. This private placement of bonds matures in March 2015. If the expected UAH/USD exchange rate for these years would be higher by 50% or lower by 5%, the fair value of the embedded derivative liability and the respective consolidated statement of profit or loss and other comprehensive income amount would increase/decrease by UAH 5,674 million and decrease/increase by UAH 564 million, respectively. Refer to Notes 9 and 30.

Tax legislation. Ukrainian tax, currency and customs legislation is subject to varying interpretations. Refer to Note 29.

Valuation of own use premises. Premises of the Group are stated at fair value based on the reports prepared by a valuation company using sales comparison approach. At the date of revaluation accumulated depreciation was eliminated against the gross carrying amount of the asset and the net amount restated to the revalued amount of the asset. When performing revaluation certain judgements and estimates are applied by the valuers in determination of the comparison of premises to be used in sales comparison approach. Changes in assumptions about these factors could affect reported fair values. The valuation was based on the comparative sales of premises with the price per square meter varying from UAH 1,226 to UAH 36,837, depending upon the location and condition of premises. Should price per square metre be 10% higher or 10% lower, the fair value of premises would be UAH 188 million higher or lower respectively.

4	Critical Accounting Estimates, and Judgements in Applying Accounting Policies (Continued)

Provision associated with Crimea liabilities. As described in Notes 11 and 29 the Group has recognised a provision of UAH 700 million relating to cessation of its operations in Crimea. Provision was assessed based on the probable future negative outcome of the claims presented against the Group and unfavourable resolution of the disputes the Group is being party to. Recognising the provision management made significant judgements by estimating the level of complaints, ability of plaintiff to present documents supporting deposits placement, enforceability of various courts decisions in Ukraine, related administrative and legal costs estimations. If the level of complaints had been 10% higher/(lower) and winning rate was 10% higher/(lower) than estimated then the provision made in 2014 would have been increased/(decreased) by approximately UAH 82 million.

5	Adoption of New or Revised Standards and Interpretations and representation of prior period amounts

The following new standards and interpretations became effective for the Group from 1 January 2014:

“Offsetting Financial Assets and Financial Liabilities” - Amendments to IAS 32 (issued in December 2011 and effective for annual periods beginning on or after 1 January 2014). The amendment added application guidance to IAS 32 to address inconsistencies identified in applying some of the offsetting criteria. This includes clarifying the meaning of ‘currently has a legally enforceable right of set-off’ and that some gross settlement systems may be considered equivalent to net settlement. The standard clarified that a qualifying right of set off (a) must not be contingent on a future event and (b) must be legally enforceable in all of the following circumstances: (i) in the normal course of business, (ii) the event of default and (iii) the event of insolvency or bankruptcy. The amended standard did not have a material impact on the Group.

Amendments to IFRS 10, IFRS 12 and IAS 27 - “Investment entities” (issued on 31 October 2012 and effective for annual periods beginning 1 January 2014). The amendment introduced a definition of an investment entity as an entity that (i) obtains funds from investors for the purpose of providing them with investment management services, (ii) commits to its investors that its business purpose is to invest funds solely for capital appreciation or investment income and (iii) measures and evaluates its investments on a fair value basis. An investment entity is required to account for its subsidiaries at fair value through profit or loss, and to consolidate only those subsidiaries that provide services that are related to the entity's investment activities. IFRS 12 was amended to introduce new disclosures, including any significant judgements made in determining whether an entity is an investment entity and information about financial or other support to an unconsolidated subsidiary, whether intended or already provided to the subsidiary. The amended standard did not have a material impact on the Group.

IFRIC 21 – “Levies” (issued on 20 May 2013 and effective for annual periods beginning 1 January 2014). The interpretation clarifies the accounting for an obligation to pay a levy that is not income tax. The obligating event that gives rise to a liability is the event identified by the legislation that triggers the obligation to pay the levy. The fact that an entity is economically compelled to continue operating in a future period, or prepares its financial statements under the going concern assumption, does not create an obligation. The same recognition principles apply in interim and annual financial statements. The application of the interpretation to liabilities arising from emissions trading schemes is optional. The interpretation did not have a material impact on the Group.

Amendments to IAS 36 – “Recoverable amount disclosures for non-financial assets” (issued in May 2013 and effective for annual periods beginning 1 January 2014; earlier application is permitted if IFRS 13 is applied for the same accounting and comparative period). The amendments remove the requirement to disclose the recoverable amount when a CGU contains goodwill or indefinite lived intangible assets but there has been no impairment. The amended standard did not have a material impact on the Group.

Amendments to IAS 39 – “Novation of Derivatives and Continuation of Hedge Accounting” (issued in June 2013 and effective for annual periods beginning 1 January 2014). The amendments allow hedge accounting to continue in a situation where a derivative, which has been designated as a hedging instrument, is novated (i.e. parties have agreed to replace their original counterparty with a new one) to effect clearing with a central counterparty as a result of laws or regulation, if specific conditions are met. The amended standard did not have a material impact on the Group.

6	New Accounting Pronouncements

Certain new standards and interpretations have been issued that are mandatory for the annual periods beginning on or after 1 January 2015 or later, and which the Group has not early adopted.

IFRS 9 “Financial Instruments: Classification and Measurement” (amended in July 2014 and effective for annual periods beginning on or after 1 January 2018). Key features of the new standard are:

•	Financial assets are required to be classified into three measurement categories: those to be measured subsequently at amortised cost, those to be measured subsequently at fair value through other comprehensive income (FVOCI) and those to be measured subsequently at fair value through profit or loss (FVPL).
•	Classification for debt instruments is driven by the entity’s business model for managing the financial assets and whether the contractual cash flows represent solely payments of principal and interest (SPPI). If a debt instrument is held to collect, it may be carried at amortised cost if it also meets the SPPI requirement. Debt instruments that meet the SPPI requirement that are held in a portfolio where an entity both holds to collect assets’ cash flows and sells assets may be classified as FVOCI. Financial assets that do not contain cash flows that are SPPI must be measured at FVPL (for example, derivatives). Embedded derivative assets are no longer separated from financial assets but will be included in assessing the SPPI condition.
•	Investments in equity instruments are always measured at fair value. However, management can make an irrevocable election to present changes in fair value in other comprehensive income, provided the instrument is not held for trading. If the equity instrument is held for trading, changes in fair value are presented in profit or loss.
•	Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9. The key change is that an entity will be required to present the effects of changes in own credit risk of financial liabilities designated at fair value through profit or loss in other comprehensive income.
•	IFRS 9 introduces a new model for the recognition of impairment losses – the expected credit losses (ECL) model. There is a ‘three stage’ approach which is based on the change in credit quality of financial assets since initial recognition. In practice, the new rules mean that entities will have to record an immediate loss equal to the 12-month ECL on initial recognition of financial assets that are not credit impaired (or lifetime ECL for trade receivables). Where there has been a significant increase in credit risk, impairment is measured using lifetime ECL rather than 12-month ECL. The model includes operational simplifications for lease and trade receivables.
•	Hedge accounting requirements were amended to align accounting more closely with risk management. The standard provides entities with an accounting policy choice between applying the hedge accounting requirements of IFRS 9 and continuing to apply IAS 39 to all hedges because the standard currently does not address accounting for macro hedging.

The Group is currently assessing the impact of the new standard on its financial statements.

Amendments to IAS 19 – “Defined benefit plans: Employee contributions” (issued in November 2013 and effective for annual periods beginning 1 July 2014). The amendment allows entities to recognise employee contributions as a reduction in the service cost in the period in which the related employee service is rendered, instead of attributing the contributions to the periods of service, if the amount of the employee contributions is independent of the number of years of service. The amendments are not expected to have any material impact on the Group’s financial statements.

Annual Improvements to IFRSs 2012 (issued in December 2013 and effective for annual periods beginning on or after 1 July 2014, unless otherwise stated below). The improvements consist of changes to seven standards.

IFRS 2 was amended to clarify the definition of a ‘vesting condition’ and to define separately ‘performance condition’ and ‘service condition’. The amendment is effective for share-based payment transactions for which the grant date is on or after 1 July 2014.

6 New Accounting Pronouncements (Continued)

IFRS 3 was amended to clarify that (1) an obligation to pay contingent consideration which meets the definition of a financial instrument is classified as a financial liability or as equity, on the basis of the definitions in IAS 32, and (2) all non-equity contingent consideration, both financial and non-financial, is measured at fair value at each reporting date, with changes in fair value recognised in profit and loss. Amendments to IFRS 3 are effective for business combinations where the acquisition date is on or after 1 July 2014.

IFRS 8 was amended to require (1) disclosure of the judgements made by management in aggregating operating segments, including a description of the segments which have been aggregated and the economic indicators which have been assessed in determining that the aggregated segments share similar economic characteristics, and (2) a reconciliation of segment assets to the entity’s assets when segment assets are reported.

The basis for conclusions on IFRS 13 was amended to clarify that deletion of certain paragraphs in IAS 39 upon publishing of IFRS 13 was not made with an intention to remove the ability to measure short- term receivables and payables at invoice amount where the impact of discounting is immaterial.

IAS 16 and IAS 38 were amended to clarify how the gross carrying amount and the accumulated depreciation are treated where an entity uses the revaluation model.

IAS 24 was amended to include, as a related party, an entity that provides key management personnel services to the reporting entity or to the parent of the reporting entity (‘the management entity’), and to require to disclose the amounts charged to the reporting entity by the management entity for services provided.

The Group is currently assessing the impact of the amendments on its consolidated financial statements.

Annual Improvements to IFRSs 2013 (issued in December 2013 and effective for annual periods beginning on or after 1 July 2014). The improvements consist of changes to four standards.

The basis for conclusions on IFRS 1 is amended to clarify that, where a new version of a standard is not yet mandatory but is available for early adoption; a first-time adopter can use either the old or the new version, provided the same standard is applied in all periods presented.

IFRS 3 was amended to clarify that it does not apply to the accounting for the formation of any joint arrangement under IFRS 11. The amendment also clarifies that the scope exemption only applies in the financial statements of the joint arrangement itself.

The amendment of IFRS 13 clarifies that the portfolio exception in IFRS 13, which allows an entity to measure the fair value of a group of financial assets and financial liabilities on a net basis, applies to all contracts (including contracts to buy or sell non-financial items) that are within the scope of IAS 39 or IFRS 9.

IAS 40 was amended to clarify that IAS 40 and IFRS 3 are not mutually exclusive. The guidance in IAS 40 assists preparers to distinguish between investment property and owner-occupied property. Preparers also need to refer to the guidance in IFRS 3 to determine whether the acquisition of an investment property is a business combination.

The Group is currently assessing the impact of the amendments on its consolidated financial statements.

IFRS 14, Regulatory deferral accounts (issued in January 2014 and effective for annual periods beginning on or after 1 January 2016). IFRS 14 permits first-time adopters to continue to recognise amounts related to rate regulation in accordance with their previous GAAP requirements when they adopt IFRS. However, to enhance comparability with entities that already apply IFRS and do not recognise such amounts, the standard requires that the effect of rate regulation must be presented separately from other items. An entity that already presents IFRS financial statements is not eligible to apply the standard.

6	New Accounting Pronouncements (Continued)

Accounting for Acquisitions of Interests in Joint Operations - Amendments to IFRS 11 (issued on 6 May 2014 and effective for the periods beginning on or after 1 January 2016). This amendment adds new guidance on how to account for the acquisition of an interest in a joint operation that constitutes a business. The amendments are not expected to have any material impact on the Group’s financial statements.

Clarification of Acceptable Methods of Depreciation and Amortisation - Amendments to IAS 16 and IAS 38 (issued on 12 May 2014 and effective for the periods beginning on or after 1 January 2016). In this amendment, the IASB has clarified that the use of revenue-based methods to calculate the depreciation of an asset is not appropriate because revenue generated by an activity that includes the use of an asset generally reflects factors other than the consumption of the economic benefits embodied in the asset. The amendments are not expected to have any material impact on the Group’s financial statements.

IFRS 15, Revenue from Contracts with Customers (issued on 28 May 2014 and effective for the periods beginning on or after 1 January 2017). The new standard introduces the core principle that revenue must be recognised when the goods or services are transferred to the customer, at the transaction price. Any bundled goods or services that are distinct must be separately recognised, and any discounts or rebates on the contract price must generally be allocated to the separate elements. When the consideration varies for any reason, minimum amounts must be recognised if they are not at significant risk of reversal. Costs incurred to secure contracts with customers have to be capitalised and amortised over the period when the benefits of the contract are consumed. The standard is not expected to have any material impact on the Group’s financial statements.

Agriculture: Bearer plants - Amendments to IAS 16 and IAS 41 (issued on 30 June 2014 and effective for annual periods beginning 1 January 2016). The amendments change the financial reporting for bearer plants, such as grape vines, rubber trees and oil palms, which now should be accounted for in the same way as property, plant and equipment because their operation is similar to that of manufacturing. Consequently, the amendments include them within the scope of IAS 16, instead of IAS 41. The produce growing on bearer plants will remain within the scope of IAS 41. The amendments are not expected to have any material impact on the Group’s financial statements.

Sale or Contribution of Assets between an Investor and its Associate or Joint Venture - Amendments to IFRS 10 and IAS 28 (issued on 11 September 2014 and effective for annual periods beginning on or after 1 January 2016). These amendments address an inconsistency between the requirements in IFRS 10 and those in IAS 28 in dealing with the sale or contribution of assets between an investor and its associate or joint venture. The main consequence of the amendments is that a full gain or loss is recognised when a transaction involves a business. A partial gain or loss is recognised when a transaction involves assets that do not constitute a business, even if these assets are held by a subsidiary. The amendments are not expected to have any material impact on the Group’s financial statements.

Annual Improvements to IFRSs 2014 (issued on 25 September 2014 and effective for annual periods beginning on or after 1 January 2016). The amendments impact 4 standards. IFRS 5 was amended to clarify that change in the manner of disposal (reclassification from "held for sale" to "held for distribution" or vice versa) does not constitute a change to a plan of sale or distribution, and does not have to be accounted for as such. The amendment to IFRS 7 adds guidance to help management determine whether the terms of an arrangement to service a financial asset which has been transferred constitute continuing involvement, for the purposes of disclosures required by IFRS 7. The amendment also clarifies that the offsetting disclosures of IFRS 7 are not specifically required for all interim periods, unless required by IAS 34. The amendment to IAS 19 clarifies that for post-employment benefit obligations, the decisions regarding discount rate, existence of deep market in high-quality corporate bonds, or which government bonds to use as a basis, should be based on the currency that the liabilities are denominated in, and not the country where they arise. IAS 34 will require a cross reference from the interim financial statements to the location of "information disclosed elsewhere in the interim financial report". The Group is currently assessing the impact of the amendments on its consolidated financial statements.

7	Disposal of Subsidiary

In April 2014, the Group concluded the agreement on total sale of CJB CB "Moscomprivatbank". The details of disposed assets and liabilities and disposal consideration are as follows:

In millions of Ukrainian hryvnias April 2014

In millions of Ukrainian hryvnias	April 2014
Cash and cash equivalents	2,208
Loans and advances to customers	5,716
Available for sale financial assets	255
Premises, leasehold improvements, equipment and intangible assets	302
Other assets	534
Customer accounts	(7,289)
Other liabilities	(732)
Net assets of subsidiary	994
Less: non-controlling interest	(207)
Carrying amount of disposed net assets	787
Total disposal consideration	1,149
Less: fair value of receivable arising on disposal	(543)
Less: cash and cash equivalents in disposed subsidiary	(2,208)
Cash outflow on disposal	(1,602)

The gain on disposal of the subsidiary comprises:

In millions of Ukrainian hryvnias	Gain on disposal of subsidiary
Consideration for disposal of the subsidiary	1,149
Carrying amount of disposed net assets, net of non-controlling interest	(787)
Cumulative currency translation reserve on foreign operation recycled from other comprehensive income to profit or loss	229
Revaluation reserve for available-for-sale financial assets recycled from other comprehensive income to profit or loss upon disposal	10
Gain on disposal of subsidiary	601
Loss of disposed subsidiary for the period until the date when control was lost amounts to UAH 194 million. Please refer to Note 24.

8	Cash and Cash Equivalents and Mandatory Reserves

In millions of Ukrainian hryvnias	2013	2012
Cash on hand	8,243	9,136
Cash balances with the Central Bank of Latvia	1,403	3,175
Cash balances with the NBU	231	5,146
Cash balances with the Central Bank of Cyprus	147	103
Cash balances with the Central Bank of the Russian Federation	-	1,685
Cash balances with the Central Bank of Georgia	-	357
Correspondent accounts and overnight placements with other banks
- Ukraine	-	396
- Other countries	9,558	12,295
Total cash and cash equivalents and mandatory reserves	19,582	32,293

In accordance with the NBU regulation, the Bank should maintain the mandatory reserve balance at the level of 3 to 6.5 per cent (31 December 2013: 0 to 15 per cent) of its certain obligations. The mandatory reserve requirement may be satisfied with the balance on account with the National Bank of Ukraine and/or cash balances in cash desks and ATMs in amount not exceeding 50% of their carrying value (31 December 2013: 0%), balances on correspondent account of PJSC "Payment center on servicing of financial market contracts".

As at 31 December 2014 the Bank was not compliant with required level of mandatory reserve balance due to significant foreign exchange rate fluctuation, considerable devaluation of UAH, annexation of Crimea and armed tensions in Donetsk and Lugansk regions. The NBU issued the regulation No.529 “On Certain Issues of the Banks’ activities” dated 26 August 2014, which allows not to apply the sanctions for non-compliance with certain ratios and requirements (including mandatory reserve balance), if such non- compliance resulted from losses incurred as a result of abovementioned reasons.

As of 31 December 2014 the mandatory reserve balances of the Bank’s subsidiaries in Latvia and Cyprus that should be kept with respective central banks were UAH 232 million (31 December 2013: Russia, Latvia, Georgia and Cyprus; UAH 1,394 million). For mandatory reserve balance in Georgia refer to Note 12.

As the respective liquid assets are not freely available to finance the day-to-day operations of the Group, for the purposes of the consolidated statement of cash flow, the mandatory reserve balance is excluded from cash and cash equivalents of UAH 232 million, that is 100% of the mandatory reserve balance with the NBU and 100% of the mandatory reserve balance with other Central Banks (31 December 2013: UAH 5,272 million).

In millions of Ukrainian hryvnias	2013	2012
Total cash and cash equivalents and mandatory reserves	19,582	32,293
Less mandatory reserves balances	(232)	(5,272)
Cash and cash equivalents for the purposes of the consolidated statement of cash flows	19,350	27,021

As of 31 December 2014 no mandatory reserve balances with the NBU (31 December 2013: UAH 1,294 million of mandatory reserve balances with the NBU) has been pledged as a collateral for the refinancing loan received from the NBU. Refer to Notes 15 and 29.

8 Cash and Cash Equivalents and Mandatory Reserves (Continued)

The credit quality of cash and cash equivalents balances may be summarised based on Moody’s ratings at 31 December 2014 as follows:

	Cash on Hand	Cash balances with the Central Banks, including mandatory reserves	Correspondent accounts and overnight placements with other banks	Total
In millions of Ukrainian hryvnias
Neither past due nor impaired Cash on hand	8,243	-	-	8,243
Cash balances with the Central Banks	-	1,781	-	1,781
Aa1 to Aa3 rated	-	-	1,239	1,239
A1 to A3 rated	-	-	3,848	3,848
Baa1 to Baa3 rated	-	-	4,055	4,055
Ba1 to Ba3 rated	-	-	13	13
B1 to B3 rated	-	-	207	207
Unrated	-	-	196	196
Total cash and cash equivalents and mandatory reserves	8,243	1,781	9,558	19,582

The credit quality of cash and cash equivalents balances may be summarised based on Moody’s ratings at 31 December 2013 as follows:

	Cash on Hand	Cash balances with the Central Banks, including mandatory reserves	Correspondent accounts and overnight placements with other banks	Total
In millions of Ukrainian hryvnias
Neither past due nor impaired Cash on hand	9,136	-	-	9,136
Cash balances with the Central Banks	-	10,466	-	10,466
Aa1 to Aa3 rated	-	-	6,394	6,394
A1 to A3 rated	-	-	4,644	4,644
Baa1 to Baa3 rated	-	-	1,048	1,048
Ba1 to Ba3 rated	-	-	54	54
B1 to B3 rated	-	-	22	22
Caa1 to Caa3 rated	-	-	157	157
Unrated	-	-	372	372
Total cash and cash equivalents and mandatory reserves	9,136	10,466	12,691	32,293

Operating and financing transactions that did not require the use of cash and cash equivalents and were excluded from the consolidated statement of cash flows are as follows:

In millions of Ukrainian hryvnias	31 December 2014	31 December 2013
Non-cash operating activities Other assets	(538)	(399)
Recognition of finance lease receivables	538	399
Non-cash financing activities Dividends	(1,749)	(1,455)
Increase in share capital	1,749	1,455
Non-cash operating and financing activities	-	-

8	Cash and Cash Equivalents and Mandatory Reserves (Continued)

Geographical, maturity and interest rate analysis of cash and cash equivalents and mandatory reserves is disclosed in Note 27.

9	Due from Other Banks

In millions of Ukrainian hryvnias	31 December 2014	31 December 2013
Guarantee deposits with other banks	13,083	12,232
Placements with other banks	2,502	2,549
Total due from other banks	15,585	14,781

Refer to Note 29 for the information on pledged due from other banks balances.

Analysis by credit quality of amounts due from other banks outstanding at 31 December 2014 is as follows:

	Guarantee deposits with other banks	Term placements with other banks	Total
In millions of Ukrainian hryvnias
Neither past due nor impaired
- Aa2 to Aa3 rated	-	263	263
- A1 to A3 rated	2,009	573	2,582
- Ba2 rated	-	12,062	12,062
- Baa1 rated	-	183	183
- B1 to B3 rated	269	2	271
- Caa1 rated	193	-	193
- Ca rated	31	-	31
Total due from other banks	2,502	13,083	15,585

Analysis by credit quality of amounts due from other banks outstanding at 31 December 2013 is as follows:

	Guarantee deposits with other banks	Term placements with other banks	Total
In millions of Ukrainian hryvnias
Neither past due nor impaired
- Aa1 to Aa3 rated	77	150	227
- A1 to A3 rated	514	511	1,025
- Baa1 to Baa2 rated	243	7,570	7,813
- Ba1 rated	39	-	39
- B1 to B3 rated	562	-	562
- Caa2 rated	880	-	880
- Unrated	234	4,001	4,235
Total due from other banks	2,549	12,232	14,781

Unrated amounts of due from other banks represent balances with Ukrainian banks, banks in OECD and non OECD countries.

The primary factor that the Group considers in determining whether a balance is impaired is its overdue status.

9	Due from Other Banks (Continued)

As an active participant in the banking markets, the Group has a significant concentration of credit risk with other financial institutions. In total, credit risk exposure to financial institutions is estimated to have amounted to gross amount of UAH 56,282 million (2013: UAH 57,267 million) comprising cash and cash equivalents, due from other banks and gross receivables on financial derivatives arising on swap, forward and spot transactions. Refer to Notes 8 and 29.

Refer to Note 31 for the estimated fair value of each class of amounts due from other banks. Geographical, maturity and interest rate analysis of due from other banks is disclosed in Note 27.

10	Loans and Advances to Customers

In millions of Ukrainian hryvnias	31 December 2014	31 December 2013
Corporate loans	150,923	123,932
Loans to individuals - cards	22,117	27,836
Loans to individuals - mortgage	6,194	4,022
Loans to individuals - auto	349	353
Loans to individuals - consumer	174	891
Loans to individuals - other	1,141	1,021
Loans to small and medium enterprises (SME)	2,075	2,357
Finance lease receivables due from individuals	410	493
Finance lease receivables due from corporate customers	252	98
Total loans and advances to customers, gross	183,635	161,003
Less: Provision for loan impairment	(21,805)	(21,340)
Total loans and advances to customers	161,830	139,663

As of 31 December 2014 interest income of UAH 3,122 million (31 December 2013: UAH 1,859 million) was accrued on impaired loans and advances to customers.

Movements in the provision for loan impairment during 2014 are as follows:

		Loans to Individuals
In millions of Ukrainian hryvnias	Corporate loans	Cards	Mortgage	Auto	Consumer	Other	SME	Finance lease receivables	Total
Provision for loan impairment at
1 January 2014	18,914	967	949	84	27	141 236		22	21,340
Provision for impairment during the
period	1,484	2,790	915	92	100	93 543		83	6,100
Amounts written off during the
period as uncollectible	(4,311)	(432)	(252)	(69)	(76)	(43) (154)		-	(5,337)
Currency translation differences	303	99	95	1	8	2 (2)		-	506
Disposal of subsidiary	(87)	(661)	-	(2)	(16)	(36) (2)		-	(804)
Provision for loan impairment at 31 December 2014 16,303		2,763	1,707	106	43	157	621	105	21,805

The provision for impairment during 2014 differs from the amount presented in profit or loss for the period due to UAH 1,411 million recovery of amounts previously written off as uncollectible, including UAH 808 million, UAH 84 million and UAH 75 million relating to recoveries of card loans, corporate loans and loans to small and medium enterprises. The amount of the recovery was credited directly to provisions in profit or loss for the period.

10 Loans and Advances to Customers (Continued)

Movements in the provision for loan impairment during 2013 are as follows:

		Loans to Individuals
In millions of Ukrainian hryvnias	Corporate loans	Cards	Mortgage	Auto	Consumer	Other	SME	Finance lease receivables	Total
Provision for loan impairment at
1 January 2013	17,634 737		936	148	19	100 191	191	-	19,765
Provision for impairment during the
year	2,974 1,400		164	96	78	67 254	254	22	5,055
Amounts written off during the year
as uncollectible	(1,694) (1,152)		(154)	(160)	(70)	(24)	(209)	-	(3,463)
Currency translation differences	- (18)		3	-	-	(2)	-	-	(17)
Provision for loan impairment at 31 December 2013 18,914		967	949	84	27	141	236	22	21,340

The provision for impairment during 2013 differs from the amount presented in profit or loss for the period due to UAH 1,164 million recovery of amounts previously written off as uncollectible, including UAH 636 million, UAH 155 million and UAH 143 million relating to recoveries of card loans, corporate loans and loans to small and medium enterprises. The amount of the recovery was credited directly to provisions in profit or loss for the period.

In 2014, the loan loss provision changed compared to 2013 as the result of:

a)  write off of bad loans in the amount of UAH 5,337 million;

b)	write off of the provision in the amount of UAH 804 million related to the disposed subsidiary;

c)  increase in the fair value of collateral taken by the Group for corporate loans. The fair value of collateral substantially contributes to the assessment of whether there is an impairment of the loan portfolio and the amount of provision for loan impairment;

d)	discontinuance of operations in Crimea with the subsequent disposal of assets. Refer to Note 11;

e)	significant additional provision for loans issued in the Eastern Ukraine.

10 Loans and Advances to Customers (Continued)

Economic and business sector risk concentrations within the customer loan portfolio are as follows:

	31 December 2014		31 December 2013
In millions of Ukrainian hryvnias	Amount	%	Amount	%
Oil trading	40,603	22	42,510	26
Loans to individuals	30,385	17	34,616	22
Ferroalloy trading and production	24,816	14	18,657	12
Agriculture, agriculture machinery and
food industry	21,915	12	17,214	11
Manufacturing and chemicals	21,439	12	16,334	10
Air transportation	9,411	5	5,508	3
Commerce, finance and securities trading	13,207	7	7,168	4
Ski resort, tourism and football clubs	6,791	4	4,688	3
Real estate construction	6,717	4	5,973	4
Small and medium enterprises (SME)	2,075	1	2,357	1
Other	6,276	2	5,978	4
Total loans and advances to customers, gross	183,635	100	161,003	100

Disclosed in oil trading industry are UAH 40,603 million or 22% of gross loans and advances (2013: UAH 42,510 million or 26%) issued to companies engaged in wholesale and retail sale of petrol, oil and oil products. These companies form an entire supply chain and due to it, based on the management estimation, the credit risk of these loans is lower. As at 31 December 2014 loans issued to these companies in Ukraine of UAH 39,533 million (2013: UAH 42,016 million) were collateralised with inventory of oil, gas and oil products and corporate rights for shares in the share capital of borrowers and their guarantors with the collateral value of UAH 39,671 million (2013: UAH 38,628 million) and in January 2015 subsequently to the year end - collateralised with additional inventory of oil and gas products in the amounts of UAH 852 million.

Disclosed in manufacturing and chemicals industry are UAH 17,246 million of gross loans and advances to customers (2013: UAH 12,628 million) issued to companies combined in the structure but they produce and sell various products in the Western, Central and Eastern European markets. Consumers of the products are companies operating in the food processing industry on these markets. As at 31 December 2014 loans issued to these customers were collateralised with property rights with the collateral value of UAH 18,673 million (2013: UAH 17,482 million).

Fair value of embedded derivative related to borrowers is disclosed in Notes 30 and 31.

As of 31 December 2014 the total aggregate amount of loans to the top 10 borrowers of the Group amounted to UAH 34,402 million (31 December 2013: UAH 16,462 million) or 19% of the gross loan portfolio (31 December 2013: 10%), provision for them is UAH 4,455 million (31 December 2013:

UAH 2,524 million).

As of 31 December 2014 the Group had 6 borrowers (31 December 2013: 1 borrower) with aggregate loan balances in excess of 10% of the net assets or UAH 2,573 million (31 December 2013: UAH 2,282 million). The total aggregate amount of these loans was UAH 27,268 million (31 December 2013: UAH 4,077 million) and provision on this companies created in amount UAH 3,125 million (2013: UAH 929 million).

As of 31 December 2014 mortgage loans of UAH 256 million (31 December 2013: UAH 175 million) have been pledged as collateral with respect to the mortgage bonds issued. Please refer to Notes 18 and 29.

As of 31 December 2014 loans issued to one hundred and eleven corporate borrowers of UAH 49,231 million gross value were pledged as a collateral under the NBU refinancing (31 December 2013: nil). Please refer to Notes 15 and 29.

10 Loans and Advances to Customers (Continued)

Finance lease receivables (gross investment in the leases) and their present values at 31 December 2014 are as follows:

In millions of Ukrainian hryvnias	Due within 1 year	Due between 1 and 5 years	Due after 5 years	Total
Finance lease payments receivables as at 31 December 2014	334	542	4	880
Unearned finance income	(64)	(152)	(2)	(218)
Impairment loss provision	(2)	(103)	-	(105)
Present value of lease payments receivables as at 31 December 2014	268	287	2	557

In millions of Ukrainian hryvnias	Due within 1 year	Due between 1 and 5 years	Due after 5 years	Total
Finance lease payments receivables as at 31 December 2013	193	494	9	696
Unearned finance income	(17)	(84)	(4)	(105)
Impairment loss provision	-	(22)	-	(22)
Present value of lease payments receivables as at 31 December 2013	176	388	5	569

10 Loans and Advances to Customers (Continued)

Loans to Individuals
In millions of Ukrainian hryvnias	Corporate loans	Cards	Mortgage	Auto	Consumer	Other	SME	Finance lease receivables	Total
Neither past due nor impaired
- Large borrowers with credit
history with the Group over 2
years	75,222	-	-	-	-	536	-	-	75,758
- Large new borrowers with credit
history with the Group less than
2 years	13,357	-	-	-	-	-	-	-	13,357
- Loans to medium size
borrowers	5,664	-	-	-	-	91	12	-	5,767
- Loans to small borrowers	433	-	-	-	-	-	823	-	1,256
- Loans between UAH 1-100
million	-	16	189	-	-	-	-	104	309
- Loans less than UAH 1 million	-	19,625	1,205	106	81	259	-	346	21,622
Total neither past due nor impaired	94,676	19,641	1,394	106	81	886	835	450	118,069
Past due but not impaired
- less than 30 days overdue	150	753	300	31	13	30	38	35	1,350
- 31 to 90 days overdue	561	367	181	8	-	15	28	37	1,197
- over 91 days overdue	200	-	-	-	-	-	-	-	200
Total past due but not impaired	911	1,120	481	39	13	45	66	72	2,747
(21,805)
Loans individually determined to
be impaired (gross)
- Not overdue	51,878	-	-	-	-	-	-	76	51,954
- less than 30 days overdue	182	-	-	-	-	-	-	-	182
- 31 to 90 days overdue	511	-	-	-	-	-	-	-	511
- 91 to 180 days overdue	296	512	234	18	24	43	50	33	1,210
- 181 to 360 days overdue	868	753	444	23	26	26	314	18	2,472
- over 361 days overdue	1,601	91	3,641	163	30	141	810	13	6,490
Total individually impaired loans (gross)	55,336	1,356	4,319	204	80	210	1,174	140	62,819
Less impairment provisions	(16,303)	(2,763)	(1,707)	(106)	(43)	(157)	(621)	(105)	(21,805)
Total loans and advances to customers	134,620	19,354	4,487	243	131	984	1,454	557	161,830

10 Loans and Advances to Customers (Continued)

Analysis by credit quality of loans outstanding at 31 December 2013 is as follows:

Loans to Individuals
In millions of Ukrainian hryvnias	Corporate loans	Cards	Mortgage	Auto	Consumer	Other	SME	Finance lease receivables	Total
Neither past due nor impaired
- Large borrowers with credit
history with the Group over 2
years	77,061	-	-	-	-	476	-	-	77,537
- Large new borrowers with credit
history with the Group less than
2 years	5,578	-	-	-	-	-	-	-	5,578
- Loans to medium size
borrowers	1,746	-	-	-	-	82	12	-	1,840
- Loans to small borrowers	396	-	-	-	-	-	1,612	-	2,008
- Loans between UAH 1-100
million	-	7	188	-	-	-	-	37	232
- Loans less than UAH 1 million	-	24,920	1,213	158	784	272	-	476	27,823
Total neither past due nor impaired	4,781	24,927	1,401	158	784	830	1,624	513	115,018
Past due but not impaired
- less than 30 days overdue	112	1,395	143	20	45	24	109	25	1,873
- 31 to 90 days overdue	181	874	62	15	24	22	70	40	1,288
- over 91 days overdue	104	-	-	-	-	-	-	-	104
Total past due but not impaired	397	2,269	205	35	69	46	179	65	3,265
Loans individually determined to
be impaired (gross)
- Not overdue	32,494	-	-	-	-	-	-	-	32,494
- less than 30 days overdue	44	-	-	-	-	-	-	-	44
- 31 to 90 days overdue	804	-	-	-	-	-	-	-	804
- 91 to 180 days overdue	223	457	96	14	26	26	83	7	932
- 181 to 360 days overdue	3,081	151	91	15	9	85	39	5	3,476
- over 361 days overdue	2,108	32	2,229	131	3	34	432	1	4,970
Total individually impaired loans (gross)	38,754	640	2,416	160	38	145	554	13	42,720
Less impairment provisions	(18,914)	(967)	(949)	(84)	(27)	(141)	(236)	(22)	(21,340)
Total loans and advances to customers	105,018	26,869	3,073	269	864	880	2,121	569	139,663

The Group applied the portfolio provisioning methodology prescribed by IAS 39, Financial Instruments: Recognition and Measurement, and created portfolio provisions for impairment losses that were incurred but have not been specifically identified with any individual loan by the end of the reporting period. The Group’s policy is to classify each loan as ‘neither past due nor impaired’ until specific objective evidence of impairment of the loan is identified.

10 Loans and Advances to Customers (Continued)

In 2014 the Group recognised a loss of UAH 6 million (2013: loss UAH 18 million) as a result of the renegotiation of loans and advances to customers that would otherwise become past due or impaired and the loss was directly debited to provisions in the consolidated statement of profit or loss and other comprehensive income.

The primary factors that the Group considers in determining whether a loan is impaired are its overdue status, a significant financial difficulty as evidenced by the borrower’s financial information and realisability of related collateral, if any. As a result, the Group presents above an ageing analysis of loans that are individually determined to be impaired.

Past due but not impaired loans, represent collateralised loans where the fair value of collateral covers the overdue interest and principal repayments, except for card loans and consumer loans for which impairment is recognised starting from 90 days past due. The amount reported as past due but not impaired is the whole balance of such loans, not only the individual instalments that are past due.

The Group believes that loans and advances to large and small size borrowers with longer credit history are of a higher credit quality than the rest of the loan portfolio.

The financial effect of collateral is presented by disclosing collateral values separately for (i) those assets where collateral and other credit enhancements are equal to or exceed carrying value of the asset (“over- collateralised assets”) and (ii) those assets where collateral and other credit enhancements are less than the carrying value of the asset (“under-collateralised assets”). Mortgage loans are secured by underlying housing real estate. Auto loans are secured by the underlying cars. Loans to small and medium enterprises are secured by underlying commercial real estate, equipment or commercial cars. Finance lease receivables due from individuals and from corporate customers are secured by cars and real estate. The tables below exclude cards loans, consumer and part of loans to small and medium enterprises in amount of UAH 715 million (31 December 2013: UAH 1,411 million), issue of which do not require any collateral.

The effect of collateral at 31 December 2014:

	Over-collateralised assets		Under-collateralised assets
In millions of Ukrainian hryvnias	Carrying value of the assets	Expected cash flows from collateral realization	Carrying value of the assets	Expected cash flows from collateral realization
Corporate loans	122,815	187,521	11,805	9,645
Loans to individuals - mortgage	2,845	6,818	1,642	908
Loans to individuals - auto	130	152	113	10
Loans to individuals - other	666	1,406	318	40
Loans to small and medium enterprises (SME)	178	436	561	205
Finance lease receivables	551	576	6	2

The effect of collateral at 31 December 2013:

	Over-collateralised assets		Under-collateralised assets
In millions of Ukrainian hryvnias	Carrying value of the assets	Fair value of collateral	Carrying value of the assets	Fair value of collateral
Corporate loans	83,229	115,492	21,789	16,330
Loans to individuals - mortgage	2,084	3,767	989	711
Loans to individuals - auto	85	128	184	59
Loans to individuals - other	612	1,324	268	25
Loans to small and medium enterprises (SME)	196	464	514	167
Finance lease receivables	553	806	16	15

10	Loans and Advances to Customers (Continued)

As at 31 December 2014 loans issued to the borrowers in Ukraine other than those engaged in oil trading and manufacturing and chemicals industry of UAH 53,339 million (31 December 2013: UAH 39,671 million) were collateralised with corporate rights for shares in the share capital of these borrowers and their guarantors with the collateral value of UAH 50,075 million (31 December 2013: UAH 35,360 million). In addition these loans are collateralised by inventory and other assets.

Upon initial recognition of loans and advances to customers, the fair value of collateral is based on valuation techniques commonly used for the corresponding assets, market prices, indexes of similar assets.

Refer to Note 31 for the estimated fair value of each class of loans and advances to customers. Geographical, maturity and interest rate analysis of loans and advances to customers is disclosed in Note 27. Information on related party balances is disclosed in Note 33.

Included in loans and advances to customers are loans issued by the Bank to the customers in Donetsk and Lugansk regions.

From July 24, the National Bank of Ukraine introduced the emergency regime of operation for the banking system in Donetsk, Lugansk regions and the Autonomous Republic of Crimea. In November 2014, President of Ukraine ordered suspension of public services, budget financing and all banking operations in eastern regions not controlled by the Ukrainian government which will further influence economic downturn of the region and creditworthiness of its citizens. As a result of the tensions around Lugansk and Donetsk, the Group had to close all of its branches in the area not controlled by the Ukrainian government. The Group also developed a program of credit holidays for citizens in this region providing special conditions for the repayment of interest and principal, waiving all sanctions for overdue payment of loans until finalisation of anti-terrorist operation. In addition the Group decreased loan limits to clients located in Donetsk and Lugansk regions, not controlled by the Ukrainian government. Currently the final outcome of the future of these regions is difficult to determine.

The following table represents loans issued to the borrowers, operating in the Donetsk and Lugansk regions, not controlled by the Ukrainian government:

In millions of Ukrainian hryvnias	31 December 2014	31 December 2013
Loans to individuals - cards	1,955	2,036
Loans to individuals - mortgage	133	95
Loans to individuals - consumer	29	88
Loans to individuals - auto	19	25
Loans to individuals - other	6	10
Loans to small and medium enterprises (SME)	133	138
Finance lease receivables due from individuals	56	53
Non-cash operating and financing activities	2,331	2,445
Less Provisions or loan impairment	(1,669)	(591)
Total	662	1,854

11	Operation of the Group in Crimea

Background facts

As at 31 December 2013 the Bank operated 337 bank offices, 483 ATM/cash machines, and 773 self- service portals at the territory of the Republic of Crimea. In February 2014, the Russian Federation commenced a military operation and established physical possession and control over Crimea. The Bank attempted to continue operations in Crimea, however the lack of clarification regarding the Russian Federation’s regulations applicable to the banking sector in Crimea lead to suspension of the Bank’s operations in Crimea. On 15 April 2014 the Ukrainian parliament adopted the Law on occupied territories. Further, the NBU’s Regulation enforced on 6 May 2014 effectively prohibited Ukrainian banks to conduct their operations in Crimea.

On 2 April 2014, the Russian Federation established the Depositors Protection Fund which under the laws of the Russian Federation assumed the liability to repay depositors of Ukrainian banks in Crimea amounts up to RUB 700 thousand (equivalent of UAH 186 thousand). During April-September 2014, in accordance with the Crimean court decisions and various decrees of the Crimean State Council, the Bank’s property in Crimea, including collateral of assets in Crimea securing the Bank’s loans was nationalised or transferred to the Deposit Guarantee Fund. Under the Russian regulations, any amounts exceeding the limit of RUB 700 thousand (equivalent of UAH 186 thousand) should be repaid to the depositors following the Fund’s ability to claim sufficient funds from loan repayment, property utilization and, potentially, claims to the banks.

Sale of assets and liabilities in Crimea

In response to the above circumstances, in November-December 2014, the Bank sold its assets and liabilities associated with the operations in Crimea to a financial company, being a fully-consolidated subsidiary of the Group. In December 2014, the Group sold its controlling share in this subsidiary to a related party of the Group.

The classes of assets and liabilities of the Crimea operations are as follows:

In millions of Ukrainian hryvnias	November 2014
Cash and cash equivalents	73
Loans and advances to customers, gross	7,508
Available for sale financial assets	272
Premises, leasehold improvements, equipment and intangible assets	203
Other assets	4
Customer accounts	(8,215)
Net assets disposed of	(155)
Total disposal consideration	-
Less: cash and cash equivalents in Crimea	(73)
Cash outflow on disposal	(73)

11	Operation of the Group in Crimea (Continued)

Breakdown of loans and advances to customers associated with operations in Crimea:

In millions of Ukrainian hryvnias	November 2014	31 December 2013
Corporate loans	5,468	3,990
Loans to individuals - cards	1,085	1,229
Loans to individuals - mortgage	426	173
Loans to individuals - consumer	329	43
Loans to individuals - auto	12	42
Loans to individuals - other	43	30
Loans to small and medium enterprises (SME)	114	101
Finance lease receivables due from individuals	31	30
Total loans and advances to customers, gross	7,508	5,638
Less: Provision for loan impairment	(1,234)	(938)
Total	6,274	4,700

Disputes with the Russian Federation on misappropriation of the Bank’s assets and liabilities

In July 2014 the Bank commenced formal preparations to the disputes with the Russian Federation by notifying its officials. On 1 April 2015, the Bank and the financial company, to which abovementioned assets and liabilities were sold, filed a Notice of Arbitration in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law and demand a dispute with the Russian Federation on its unlawful misappropriation of the Group’s assets and liabilities. The provision for impairment in the table above was estimated assuming that repossessing collateral could be enforced.

Provision and contingent liability relating to cessation of the Group’s operations in Crimea

Based on the information publicly released by the Deposit Guarantee Fund, since March 2014 the Deposit Guarantee Fund repaid substantial part of the Group’s obligations under the current and deposit account agreements. The Group does not possess any information on the individual liabilities being settled. As a result of the actions taken by the Deposit Guarantee Fund, the Group has been discharged from its primary contractual obligations to its customers, who forfeited any further claims to the Group by passing original documents to the Deposit Guarantee Fund. In addition to those liabilities that were discharged, the nature of non-repaid liabilities also has changed since the Group has no longer sufficient records to identify those individual obligations to customers that remain unsettled. Repayment of such deposits has become contingent upon new factors and events.

As the result of the abovementioned unusual set of circumstances the Group accounted for the events as a loss of control over its business in Crimea and believes that it has neither financial assets nor financial liabilities originated in Crimea but rather a non-financial obligations measured in accordance with IAS 37

i.e. provision for possible outflows and contingent liabilities. With this respect, the Group recognised a provision relating to cessation of its operations in Crimea of UAH 700 million based on the best estimate of the expenditure required to settle the present obligation at the end of the reporting period, taking into the account related risks and uncertainties (refer to Note 4). In addition, the Group discloses contingent liability of UAH 8,215 million, being the remaining amount of customer accounts outstanding after the annexation of Crimea, because at the reporting date it is not probable that outflow of resources will be required to settle obligations originated in Crimea and the amount of such obligations cannot be measured reliably by the Group (refer to Note 29).

Information on the provision recognised by the Group in respect of its sale of assets and liabilities associated with Crimea is disclosed in Notes 19 and 24. Information on the related party transactions is disclosed in Note 33.

12	Non-current Assets Held for Sale (or Disposal Groups) and Liabilities Directly Associated with Disposal Groups Held for Sale

In December 2014, a Memorandum of Understanding was concluded between the Bank and JSC Bank of Georgia to commit a sale of its share in JSC PrivatBank (Georgia) to JSC Bank of Georgia. Refer to Note 34.

Non-current assets held for sale (or disposal groups) and liabilities directly associated with disposal groups held for sale were as follows:

In millions of Ukrainian hryvnias	31 December 2014
Cash and cash equivalents and mandatory reserves	1,325
Loans and advances to customers	2,389
Premises, leasehold improvements, equipment and intangible assets	158
Other financial assets	198
Non-current assets held for sale (or disposal groups)	4,070

Due to other banks and other financial institutions	6
Customer accounts	3,079
Other financial and non-financial liabilities	65
Liabilities directly associated with disposal groups held for sale	3,150

Liquid assets and mandatory reserves balances for the purposes of the consolidated statement of cash flow are as follows:

In millions of Ukrainian hryvnias	31 December 2014
Total cash and cash equivalents and mandatory reserves	1,325
Less mandatory reserves balances	(214)
Cash and cash equivalents for the purposes of the consolidated statement of cash flows	1,111

In millions of Ukrainian hryvnias	31 December 2014
Corporate loans	370
Loans to individuals - cards	1,985
Loans to individuals - mortgage	1
Loans to individuals - consumer	252
Loans to individuals - auto	14
Loans to individuals - other	102
Loans to small and medium enterprises (SME)	3
Total loans and advances to customers, gross	2,727
Less: Provision for loan impairment	(338)
Total	2,389

12         Non-current Assets Held for Sale (or Disposal Groups) and Liabilities Directly Associated with Disposal Groups Held for Sale (Continued)

In millions of Ukrainian hryvnias	31 December 2014
Individuals - Term deposits	1,058
- Current/demand accounts	186
Legal entities - Term deposits	1,108
- Current/settlement accounts	727
Total customer accounts 3,079	3,079

Loss of disposal groups for the 2014 year was amounts UAH 15 million.

Non-current assets or disposal groups classified as held for sale in the current period’s statement of financial position are not reclassified or re-presented in the comparative statement of financial position to reflect the classification at the end of the current period.

13	Premises, Leasehold Improvements and Equipment and Intangible Assets

In millions of Ukrainian hryvnias	Note	Premises	Leasehold improve- ments	Compu- ters	Motor vehicles	Furniture, equipment, intangible assets and	Total
Carrying amount at 1 January 2013		1,932	57	1,006	162	649	3,806

Cost or valuation at 1 January 2013 Accumulated depreciation and amortisation at 1 January 2013		2,043 (111)	136 (79)	1,844 (838)	176 (14)	1,150 (501)	5,349 (1,543)
Additions		96	14	446	27	225	808
Disposals		(24)	(1)	(7)	(25)	(20)	(77)
Depreciation and amortisation charge	24	(50)	(30)	(243)	(36)	(160)	(519)
Effect of translation to presentation currency		(4)	-	(4)	-	(6)	(14)

Carrying amount at 31 December 2013	1,950	40	1,198	128	688	4,004
Cost or valuation at 31 December 2013	2,106	125	2,234	170	1,314	5,949
Accumulated depreciation and amortization at 31 December 2013	(156)	(85)	(1,036)	(42)	(626)	(1,945)

Additions		96	13	604	25	182	920
Disposals		(190)	(1)	(63)	(11)	(16)	(281)
Depreciation and amortisation charge	24	(50)	(22)	(317)	(37)	(187)	(613)
Impairment charge to profit or loss		(135)	-	(41)	(5)	(9)	(190)
Revaluation		500	-	-	-	-	500
Effect of translation to presentation currency		95	7	59	5	52	218
Disposal of subsidiary		(127)	(2)	(57)	(4)	(112)	(302)
Reclassification to non-current assets held for
sale (or disposal groups)		(23)	(12)	(98)	(6)	(19)	(158)

Carrying amount at 31 December 2014	2,116	23	1,285	95	579	4,098
Cost or valuation at 31 December 2014	2,213	104	2,536	162	1,249	6,264
Accumulated depreciation and amortization at 31 December 2014	(97)	(81)	(1,251)	(67)	(670)	(2,166)
Carrying amount at 31 December 2014	2,116	23	1,285	95	579	4,098

Premises have been revalued at fair value at 1 November 2014. The valuation was carried out by a firm of valuers who hold a suitable professional qualification and who have recent experience in valuation of assets of similar location and category. The basis of valuation of premises was observable market prices.

Included in the above carrying amount is UAH 1,101 million (31 December 2013: UAH 718 million) representing revaluation surplus relating to premises of the Group. As of 31 December 2014 a cumulative deferred tax liability of UAH 198 million (31 December 2013: UAH 128 million) was calculated with respect to this valuation adjustment and has been recorded directly to the equity. At 31 December 2014 the carrying amount of premises would have been UAH 1,296 million (31 December 2013: UAH 1,249 million) had the assets been carried at cost less depreciation.

As of 31 December 2014 the gross carrying amount of fully depreciated premises, leasehold improvements and equipment that are still in use was UAH 300 million (31 December 2013: UAH 247 million).

13	Premises, Leasehold Improvements and Equipment and Intangible Assets (Continued)

As of 31 December 2014 premises carried at UAH 975 million (31 December 2013: UAH 936 million) have been pledged to the NBU as collateral with respect to the refinancing loans received. Refer to Notes 15 and 29.

As of 31 December 2014 premises, leasehold improvements and equipment of UAH 33 million carrying amount were located in Donetsk and Lugansk regions, not controlled by the Ukrainian government.

In 2014 premises, leasehold improvements and equipment located in Crimea of UAH 203 million carrying amount were sold to the Group’s subsidiary. Refer to Note 11.

14	Other Financial Assets

In millions of Ukrainian hryvnias	Note	31 December 2014	31 December 2013
Receivables from disposal of subsidiary	7	588
Receivables from operations with customers		129	189
Cash of the Group in Donetsk and Lugansk regions, not controlled by the Ukrainian government		147
Financial derivatives arising from swap, forward and spot	30	74	78
Plastic cards receivables		13	147
Other		116	49
Less: Provision for impairment		(205)	(110)
Total other financial assets		862	353

The receivables from disposal of subsidiary comprises remaining amount which is expected to be received for the disposed share in the CJB CB "Moscomprivatbank". Refer to Note 7.

15	Due to the NBU

Balances due to the NBU are as follows:

In millions of Ukrainian hryvnias	Note	31 December 2014	31 December 2013
Term borrowings from the NBU		18,357	3,473
Total due to the NBU		18,357	3,473

In 2014 the Bank received UAH denominated refinancing loans from the National Bank of Ukraine by the following tranches:

In millions of Ukrainian hryvnias	Bearing interest rate	Maturity date	Loan amount

February	21.00%	December 2016	5,024
March	19.50%	February 2015	5,000
April	19.50%	March 2015	5,000
May	14.25%	May 2016	2,570
July	14.25%	May 2017	145
October	18.75%	August 2016	1,300
December	21.00%	December 2016	850

15	Due to the NBU (Continued)

In 2014 the Bank repaid the refinancing loans in the amount of UAH 5,004 million. Assets pledged under the NBU refinancing loans are as follows:

In millions of Ukrainian hryvnias	Bearing interest rate	31 December 2014	31 December 2013
Mandatory reserve balance with the NBU	8	-	1,294
Loans and advances to customers	10	49,231	-
Premises	13	975	936
Assets owned by related and third parties		19,289	4,907
Total		69,495	7,137

As at 31 December 2014, 8.7 million shares of the Bank or 13.46% of the share capital are pledged as collateral for loans from the National Bank of Ukraine (31 December 2013: nil). Refer to Note 21. Refer to Note 31 for the disclosure of the fair value of amounts due to the NBU. Geographical, maturity and interest rate analysis is disclosed in Note 27.

16	Due to Other Banks and Other Financial Institutions

Balances due to other banks and other financial institutions are as follows:

In millions of Ukrainian hryvnias 31 December 2014 31 December 2013

Term placements of other commercial banks	2,564	3,414
Correspondent accounts and overnight placements of other banks	711	125
Pledge deposits of other banks	4	2
Long-term loans under the credit lines from other financial institutions	-	217

Total due to other banks and other financial institutions 3,279 3,758

Term placements of other commercial banks represent placements of commercial banks in USD and EUR with maturities from December 2015 to November 2019 (31 December 2013: placements of commercial banks in USD and EUR with maturities from January 2014 to April 2019).

Refer to Note 31 for the disclosure of the fair value of each class of amounts due to other banks and other financing institutions. Geographical, maturity and interest rate analysis is disclosed in Note 27.

17	Customer Accounts

In millions of Ukrainian hryvnias 31 December 2014 31 December 2013

Individuals - Term deposits	91,080	101,535
- Current/demand accounts	22,521	21,357
Legal entities - Term deposits	14,964	8,145
- Current/settlement accounts	23,488	19,851

Total customer accounts 152,053 150,888

17	Customer Accounts (Continued)

Economic sector concentrations within customer accounts are as follows:

31 December 2014 31 December 2013

In millions of Ukrainian hryvnias Amount % Amount %

Individuals	113,601	75	122,892	81
Trade	16,075	11	14,127	9
Manufacturing	6,178	4	3,269	2
Services	5,762	4	3,743	2
Agriculture	3,445	2	2,796	2
Transport and communication	2,970	2	1,736	1
Machinery	496	-	341	1
Other	3,526	2	1,984	2
Total customer accounts	152,053	100	150,888	100

At 31 December 2014 the aggregate balances of top 10 customers of the Group amount to UAH 12,303 million (31 December 2013: UAH 9,253 million) or 8% (31 December 2013: 6%) of total customer accounts.

At 31 December 2014 included in customer accounts are deposits of UAH 1,192 million (31 December 2013: UAH 2,658 million) held as collateral for loans and advances to customers with cash covered exposure of UAH 1,192 million (31 December 2013: UAH 2,658 million), issued by the Group.

According to the NBU regulation No.758 “On settlement of the situation in monetary and foreign exchange markets of Ukraine” dated 1 December 2014 banks are required to limit the withdrawal of cash through cash desks and ATMs within UAH 150,000 per day per customer in national currency and UAH equivalent of 15,000 in foreign currencies until 3 March 2015. The restrictions were prolonged until 3 June 2015.

Fair value of each class of customer accounts is disclosed in Note 31. Geographical, maturity and interest rate analysis of customer accounts is disclosed in Note 27. Information on related party balances is disclosed in Note 33.

18	Debt Securities in Issue

In millions of Ukrainian hryvnias Note 31 December 2014 31 December 2013

Eurobonds		5,874	2,989
Private placements of bonds	4, 31	2,015	7,990
Mortgage bonds		98	101

Total debt securities in issue 7,987 11,080

In February 2013 the Group issued USD denominated Eurobonds with a par value of USD 175 million (UAH 1,399 million at exchange rate at the date of issue) maturing in February 2018. The bonds carry a coupon rate of 10.875% per annum. The Eurobonds are listed on the Irish Stock Exchange.

In September 2010 the Group issued USD denominated Eurobonds with a par value of USD 200 million (UAH 1,583 million at exchange rate at the date of issue) carrying a coupon rate of 9.375% per annum. The Eurobonds are listed on the London Stock Exchange and mature in September 2015.

The fair value of each class of debt securities in issue is disclosed in Note 31. Geographical, currency, maturity and interest rate analyses of debt securities in issue are disclosed in Note 27.

19	Provisions for Liabilities and Charges, Other Financial and Non-financial Liabilities

Provisions for liabilities and charges, other financial and non-financial liabilities comprise the following:

In millions of Ukrainian hryvnias Note 31 December 2014 31 December 2013

Other financial liabilities
Payables for contributions to Individual Deposits Guarantee
Fund		223	209
Account payable		158	110
Provision for credit related commitments		67	47
Financial derivatives arising from swap, forward and spot	30	55	120
Funds in the course of settlement		19	156
Other		205	112

Total other financial liabilities 727 754

Provision for liabilities and charges and other non-financial liabilities

Provision associated with cessation of operations in Crimea	11	700	-
Provision for legal case		11	11
Unused vacation reserve		220	266
Taxes payable other than on income		168	12
Accrued salaries and bonuses		137	171
Other		226	105

Total provisions for liabilities and charges and other

non-financial liabilities 1,462 565

Total provisions for liabilities and charges, other

financial and non-financial liabilities 2,189 1,319

Information on provision recognised by the Group with respect to cessation of its operations in Republic of Crimea is disclosed in Note 11.

Refer to Note 31 for the disclosure of the fair value of each class of other financial liabilities. Geographical, maturity and interest rate analyses of other financial liabilities are disclosed in Note 27. Information on related party balances is disclosed in Note 33.

20	Subordinated Debt

In millions of Ukrainian hryvnias 31 December 2014 31 December 2013

Subordinated debt provided by legal entities	5,316	3,252
Subordinated debt provided by individuals	134	54

Total subordinated debt 5,450 3,306

Subordinated debt represents long term borrowing agreements, which, in case of the Group’s default, would be secondary to the Group’s other obligations, including deposits and other debt instruments. In accordance with the Law of Ukraine on Banks and Banking Activities and the NBU regulations, subordinated debt cannot be withdrawn from the Bank for at least five years from the date of receipt.

The debts rank after all other creditors in case of liquidation.

In August 2013 the Group received USD denominated subordinated debt of USD 100 million (UAH 799 million at the exchange rate at the date of issue) at contractual rate of 8.5% per annum payable every six months with contractual maturity in September 2018.

20	Subordinated Debt (Continued)

In September 2013 the Group received UAH denominated subordinated debts of UAH 1,300 million at contractual rate of 9% per annum payable monthly with contractual maturity in October 2018. Effective interest rate is 16.75%.

Included in subordinated debt, provided by legal entities, are USD denominated subordinated debt issued in February 2006 with a par value of USD 150 million (UAH 758 million at par at the exchange rate at the date of issue) with contractual maturity in February 2016. In February 2011 in accordance with the terms and conditions of this subordinated debt the step-up interest rate was set at 5.799% per annum.

Refer to Note 31 for the disclosure of the fair value of each class of subordinated debt. Geographical, maturity and interest rate analysis of subordinated debt is disclosed in Note 27. Information on related party balances is disclosed in Note 33.

21	Share Capital and other reserve funds

Number of outstanding

Nominal

In millions of UAH except for number of shares shares, in millions amount

As at 1 January 2013 64.64 14,897

Increase in the nominal amount of the shares through capitalization of dividends - 1,455

As at 31 December 2013 64.64 16,352

Increase in the nominal amount of the shares through capitalization of dividends - 1,749

As at 31 December 2014 64.64 18,101

The nominal registered amount of the Bank’s issued share capital at 31 December 2014 is UAH 18,101 million (31 December 2013: UAH 16,352 millions). The total authorised number of ordinary shares is 64.64 million shares (31 December 2013: 64.64 million shares) with a par value of UAH 280 per share (31 December 2013: UAH 252.95 per share). All issued ordinary shares are fully paid. Each ordinary share carries one vote.

As at 31 December 2014, 8.7 million shares of the Bank or 13.46% of share capital are pledged as collateral on loans from the National Bank of Ukraine (31 December 2013: nil). Refer to Note 15.

Included in retained earnings is reserve capital established in accordance with the requirements of the Ukrainian legislation amounting to UAH 1,427 million (31 December 2013: UAH 1,318 million). The Bank is required to establish reserve capital by transferring an amount from retained earnings to a non- distributable reserve. The amount to be transferred each year is calculated as the net profit for the preceding year before distribution of dividends attributable to ordinary shareholders of not less than 5% of current period profit until reserve capital will reach 25% of regulatory capital of the Bank.

During the reporting period, no financial instruments with a dilutive effect were outstanding. Therefore, basic earnings per share equal diluted earnings per share. Earnings per share amounts are calculated by dividing profit for the period attributable to owners of the Bank by the weighted average number of ordinary shares outstanding during the year.

In millions of UAH except for number of shares 2014

Profit for the period attributable to owners of the Bank	412
Profit for the period related to continuing operations attributable to owners of the Bank	427
Loss for the period related to discontinued operations attributable to owners of the Bank	(15)
Weighted average number of ordinary shares in issue, in millions	64.64
Earnings per share, basic and diluted (expressed in UAH per share)	6.37
Earnings per share from continuing operations (expressed in UAH per share)	6.61
Earnings per share from discontinued operations (expressed in UAH per share)	(0.24)

21	Share Capital and other reserve funds (Continued)

In April 2013 the shareholders of the Bank made a decision to increase the share capital of the Bank by UAH 1,455 million up to the nominal value of UAH 16,352 million by capitalising the dividends attributable to the shareholders of the Bank for the year ended 31 December 2012.

In August 2014 the shareholders of the Bank made a decision to increase the share capital of the Bank by UAH 1,749 million up to the nominal value of UAH 18,101 million by capitalising the dividends attributable to the shareholders of the Bank for the year ended 31 December 2013. As at 31 December 2014, increase of share capital by UAH 1,749 was fully registered.

In December 2014 the shareholders of the Bank made a contribution received for a new share issue of UAH 1,000 million. As at 31 December 2014 the new share issue was not registered. Refer to Note 33.

22	Interest Income and Expense

In millions of Ukrainian hryvnias 2014 2013

Interest income
Loans and advances to legal entities	16,687	13,561
Loans and advances to individuals	8,410	9,085
Due from other banks	352	271
Other	175	227

Total interest income 25,624 23,144

Interest expense
Term deposits of individuals	11,289	10,313
Due to the NBU	2,551	369
Current/settlement accounts	1,497	1,451
Debt securities in issue	1,361	1,164
Term deposits of legal entities	1,063	724
Subordinated debt	412	142
Due to other banks and other financing institutions	181	247
Other	12	19

Total interest expense 18,366 14,429

Net interest income 7,258 8,715

Information on interest income and expense from transactions with related parties is disclosed in Note 33.

23	Fee and Commission Income and Expense

In millions of Ukrainian hryvnias 2014 2013

Fee and commission income
Settlement transactions	3,085	2,762
Cash collection and cash transactions	1,319	1,677
Other	246	159

Total fee and commission income 4,650 4,598

Fee and commission expense
Cash and settlement transactions	1,073	912
Other	19	15

Total fee and commission expense 1,092 927

Net fee and commission income 3,558 3,671

Information on fee and commission income from transactions with related parties is disclosed in Note 33.

24	Administrative and Other Operating Expenses

In millions of Ukrainian hryvnias Note 2014 2013

Staff costs		3,768	4,108
Contributions to Individual Deposits Guarantee Fund		947	787
Provision associated with Crimean liabilities	4	700	-

Depreciation and amortisation of premises, leasehold improvements and

583 519 507 672 497 464 474 392 355 368 295 - 275 227 194 - 176 3 172 148 155 162 155 - 82 41 74 64 539 304

equipment and intangible assets 13

Rent

Mail and telecommunication Utilities and household expenses

Maintenance of premises, leasehold improvements and equipment

Share grant 33

Taxes other than on income

Loss of disposed subsidiary 7

Provision for other financial assets and other assets Advertising and marketing

Security

Loss on disposal of Crimean operations 11

Professional services Transportation

Other

Total administrative and other operating expenses 9,948 8,259

Included in staff costs is unified social contribution of UAH 959 million (2013: UAH 1,007 million). Social contributions are made into the State pension fund which is a defined contribution plan.

Information on administrative and other operating expenses from transactions with related parties is disclosed in Note 33.

25	Income Taxes

Income tax expense recorded in the profit or loss comprises the following:

In millions of Ukrainian hryvnias 2014 2013

Current tax	180	349
Deferred tax	(278)	(165)

Income tax (credit)/expense for the year (98) 184

In 2014 the income tax rate applicable to the majority of the Group’s income was 18% (2013: 19%). The income tax rate applicable to the majority of income of subsidiaries ranges from 12.5% to 30% (2013: from 12.5% to 30%). Reconciliation between the theoretical and the actual taxation charge is provided below.

In millions of Ukrainian hryvnias 2014 2013

Profit before tax 149 1,491

Theoretical tax charge at statutory rate (2014: 18%; 2013: 19%)	26	283
Tax effect of items which are not deductible or assessable for taxation purposes:
- Income which is exempt from taxation	(15)	(3)
- Non-deductible expenses	126	24
- Derecognition of previously recognised deferred tax liability	(236)
- Effect from changes in tax rates	3	(122)
- Unrecognised deferred tax assets	(2)	2

Income tax (credit)/expense for the year (98) 184

Non-deductible expenses of UAH 126 million relate to the provision associated with loss of control of the Bank’s business in Crimea. Please refer to Notes 4, 11, 19 and 24.

During the year ended 31 December 2014 a deferred tax liabilities of UAH 106 million (2013: UAH 26 million) and UAH 46 million (2013: nil) have been recorded in other comprehensive income in respect of the revaluation of the Group’s investment securities available-for-sale and revaluation of the Group’s premises respectively.

25 Income Taxes (Continued)

Differences between IFRS and statutory taxation regulations in Ukraine and other countries give rise to certain temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and their tax bases. The tax effect of the movements in these temporary differences is detailed below:

31 December

(Charged)/ Credited directly

31 December

2013

credited to profit or loss

to other comprehensive

2014

In millions of Ukrainian hryvnias income

Tax effect of deductible temporary differences

Accrued expenses and other liabilities 94 (87) - 7

Gross deferred tax asset	94	(87)	- 7
Less offsetting with deferred tax liability	(151)	62	- (89)
Recognition of deferred tax asset which was
previously unrecognised	80	2	- 82

Recognised deferred tax asset 23 (23) - -

Tax effect of taxable temporary differences Prepaid expenses and other assets	4	(41)	-	(37)
Fair value of subordinated debt	(47)	10	-	(37)
Investment securities available-for-sale	(138)	68	(106)	(176)
Accrued income	(78)	595	-	517
Accrued expenses of embedded derivative liabilities Loans and advances, impairment provision for loans	- 7	1,808 893	- -	1,808 900
Fair value of embedded derivative assets	(677)	(2,979)	-	(3,656)
Premises, leasehold improvements and equipment	(112)	9	(89)	(192)
Gross deferred tax liability	(1,041)	363	(195)	(873)
Less offsetting with deferred tax asset	151	(62)	-	89

Recognised deferred tax liability (890) 301 (195) (784)

25 Income Taxes (Continued)

31 December

(Charged)/ Credited directly

31 December

2012

credited to profit or loss

to other comprehensive

2013

In millions of Ukrainian hryvnias income

Tax effect of deductible temporary differences

Accrued expenses and other liabilities 41 53 - 94

Gross deferred tax asset	41	53	- 94
Less offsetting with deferred tax liability	(83)	(68)	- (151)
Recognition of deferred tax asset which was
previously unrecognised	78	2	- 80

Recognised deferred tax asset 36 (13) - 23

Tax effect of taxable temporary differences Prepaid expenses and other assets	(119)	123	-	4
Fair value of subordinated debt	-	(47)	-	(47)
Investment securities available-for-sale	(91)	(21)	(26)	(138)
Accrued income	(148)	70	-	(78)
Loan impairment provision	(153)	160	-	7
Fair value of embedded derivative assets	(498)	(179)	-	(677)
Premises, leasehold improvements and equipment	(116)	4	-	(112)
Gross deferred tax liability	(1,125)	110	(26)	(1,041)
Less offsetting with deferred tax asset	83	68	-	151
Recognised deferred tax liability	(1,042)	178	(26)	(890)

In the context of the Group’s current structure and Ukrainian tax legislation, tax losses and current tax assets of different group companies may not be offset against current tax liabilities and taxable profits of other group companies and, accordingly, taxes may accrue even where there is a consolidated tax loss. Therefore, deferred tax assets and liabilities are offset only when they relate to the same taxable entity and the same taxation authority.

26 Segment Analysis

Operating segments are components that engage in business activities that may earn revenues or incur expenses, whose operating results are regularly reviewed by the chief operating decision maker (CODM), and for which discrete financial information is available. The CODM is the person - or group of persons - who allocates resources and assesses the performance for the entity. The functions of the CODM are performed by Management Board of the Group.

(a)	Description of products and services from which each reportable segment derives its revenue

The Group is organised on the basis of four main business segments:

•	Retail banking – representing private banking services, private customer current accounts, savings, deposits, investment savings products, custody, credit and debit cards, consumer loans and mortgages, derivative products.
•	Corporate banking – representing direct debit facilities, current accounts, deposits, overdrafts, loan and other credit facilities, foreign currency and derivative products.
•	Investment banking – representing financial instruments trading, structured financing, corporate leasing, merger and acquisitions advice.
•	Treasury – representing interbank loans, deposits, foreign currency exchange operations, arrangement of funding in the international markets, asset and liabilities management, issue of senior bonds and assets backed securities, project financing, negotiation of limits for trade financing with financial institutions.

26 Segment Analysis (Continued)

Transactions between the business segments are on normal commercial terms and conditions. Funds are ordinarily reallocated between segments, resulting in funding cost transfers disclosed in operating income. Interest charged for these funds is based on the Group’s cost of capital. There are no other material items of income or expense between the business segments. Segment assets and liabilities comprise operating assets and liabilities, being the majority of the balance sheet, but excluding taxation and head office overheads. Internal charges and transfer pricing adjustments have been reflected in the performance of each business segment.

(b)	Factors that management used to identify the reportable segments

The Group’s segments are strategic business units that focus on different customers. They are managed separately because each business unit requires different marketing strategies and service level.

Segment financial information reviewed by the CODM does not include information of the Group’s subsidiaries and head office functional departments. Regular review of these subsidiary banks is delegated to the local management teams. The CODM obtains financial statements of the Group’s subsidiaries. Management considered that information on subsidiary banks is available less frequently in concluding that segments exclude details of the subsidiaries. Head office functional departments do not earn revenues or earn revenues that are only incidental to the activities of the Group and is not considered by the CODM as an operating segment.

(c)	Measurement of operating segment profit or loss, assets and liabilities

The CODM reviews financial information of the Bank prepared based on internal accounting rules adjusted to meet the requirements of NBU accounting rules and before consolidation of subsidiaries. Such financial information differs in certain aspects from International Financial Reporting Standards:

•	funds are generally reallocated between segments at internal interest rates set by the treasury department, which are determined by reference to market interest rate benchmarks, contractual maturities for loans and observed actual maturities of customer accounts balances;
•	income taxes are not allocated to segments;
•	loan loss provisions are recognised based on the statutory accounting rules;
•	loans and advances to customers are written-off based on statutory requirements;
•	fair value of derivatives are not recognised in statutory accounts;
•	managing its open currency position the Bank enters into swap transactions that are recognised at cost in segment reporting; and
•	consolidation of subsidiaries.

For each business segment the CODM reviews interest income adjusted for intersegment result (net interest on transactions with other segments).

26 Segment Analysis (Continued)

(d)	Information about reportable segment profit or loss, assets and liabilities

Segment information for the reportable segments for the twelve-month period ended and at 31 December 2014 is set out below:

Retail

Corporate

Investment

Treasury Total reportable

Due to the NBU - - - 18,357 18,357 Due to other banks and other financing institutions 112 - - 10,391 10,503 Customer accounts 107,196 34,789 221 - 142,206 Debt securities in issue - 2 - 2,014 2,016 Other financial liabilities 445 1,405 1 1 1,852 Other non-financial liabilities 406 21 606 15 1,048 Subordinated debt - 1,310 - 4,042 5,352 Total reportable segment liabilities 108,159 37,527 828 34,820 181,334

In millions of Ukrainian hryvnias banking banking banking segments

Cash and cash equivalents and mandatory
reserves	8,018	-	-	19,058	27,076
Due from other banks	-	-	-	2,169	2,169
Loans and advances to customers	20,364	140,974	-	-	161,338
Investment securities available-for-sale	-	3	371	-	374
Investment securities held to maturity	-	-	-	142	142
Investment property	-	-	10	-	10
Investment in subsidiaries	-	-	681	-	681
Intangible assets	17	6	-	4	27
Premises, leasehold improvements and
equipment	1,435	478	7	322	2,242
Other financial assets	68	17	7	8,099	8,191
Other assets	5	93	-	2	100
Total reportable segment assets	29,907	141,571	1,076	29,796	202,350

26 Segment Analysis (Continued)

Retail

Corporate

Investment

Treasury Total reportable

In millions of Ukrainian hryvnias banking banking banking segments

2014 External revenues	12,724	20,084	73	503	33,384
Revenues from/(expenses on) other segments	7,631	(13,568)	(404)	4,086	(2,255)
Total revenues	20,355	6,516	(331)	4,589	31,129
Total revenues comprise:
- Interest income	14,155	5,520	(404)	4,510	23,781
- Fee and commission income	5,035	799	68	79	5,981
- Other operating income	1,165	197	5	-	1,367
Total revenues	20,355	6,516	(331)	4,589	31,129
Interest expense	(11,661)	(2,664)	(8)	(4,503)	(18,836)
Provision for loan impairment	(3,000)	493	-	(3)	(2,510)
Gain from disposal of investment in
subsidiaries	-	-	192	-	192
Release of provision for credit related
commitments	-	(11)	-	-	(11)
Fee and commission expense	(655)	-	(6)	(381)	(1,042)
Gains less losses from trading in foreign
currencies	(132)	(3,001)	1	1,942	(1,190)
Administrative and other operating expenses	(4,272)	(1,087)	(13)	(868)	(6,240)
Depreciation and amortization charge	(257)	(85)	(1)	(58)	(401)
Segment result	378	161	(166)	718	1,091

26 Segment Analysis (Continued)

Segment information for the reportable segments for the year ended and at 31 December 2013 is set out below:

Retail

Corporate

Investment

Treasury Total reportable

Due to the NBU - - - 3,479 3,479 Due to other banks and other financing institutions - - - 8,760 8,760 Customer accounts 104,929 28,919 364 - 134,212 Debt securities in issue - 2 - 7,989 7,991 Other financial liabilities 264 8,007 - 26,633 34,904 Other non-financial liabilities 371 6 1 3 381 Subordinated debt - 1,310 - 2,048 3,358 Total reportable segment liabilities 105,564 38,244 365 48,912 193,085

In millions of Ukrainian hryvnias banking banking banking segments

Cash and cash equivalents and mandatory
reserves	6,118	-	-	27,605	33,723
Due from other banks	-	-	-	5,627	5,627
Loans and advances to customers	23,394	118,584	-	-	141,978
Investment securities available-for-sale	-	-	440	-	440
Investment securities held to maturity	-	-	-	72	72
Investment property	-	-	14	-	14
Investment in subsidiaries	-	-	1,257	-	1,257
Intangible assets	12	3	-	2	17
Premises, leasehold improvements and
equipment	1,434	383	6	298	2,121
Other financial assets	524	108	7	26,643	27,282
Other assets	92	68	-	11	171
Total reportable segment assets	31,574	119,146	1,724	60,258	212,702

26 Segment Analysis (Continued)

Retail banking

Corporate banking

Investment banking

Treasury Total reportable

In millions of Ukrainian hryvnias segments

2013 External revenues	10,030	15,553	54	304	25,941
Revenues from/(expenses on) other segments	6,609	(10,792)	(250)	4,080	(353)
Total revenues	16,639	4,761	(196)	4,384	25,588
Total revenues comprise:
- Interest income	12,409	3,090	(249)	4,299	19,549
- Fee and commission income	3,721	1,584	52	85	5,442
- Other operating income	509	87	1	-	597
Total revenues	16,639	4,761	(196)	4,384	25,588
Interest expense	(9,979)	(1,740)	(7)	(2,076)	(13,802)
Provision for loan impairment	(776)	(1,793)	-	(63)	(2,632)
Gains less losses on derecognition of
available-for-sale securities	-	-	2	-	2
Fee and commission expense	(416)	-	(7)	(632)	(1,055)
Gains less losses from trading in foreign
currencies	319	442	1	(359)	403
Administrative and other operating expenses	(3,544)	(859)	(11)	(708)	(5,122)
Depreciation and amortization charge	(228)	(61)	(1)	(47)	(337)
Segment result	2,015	750	(219)	499	3,045

Reconciliation of reportable segment revenues, profit or loss, assets and liabilities

Total consolidated revenues comprise interest income, fee and commission income and other operating income.

In millions of Ukrainian hryvnias 2014 2013

Total revenues for reportable segments	31,129	25,588
(a) Recognition of embedded derivatives	(1,319)	352
(b) Consolidation adjustments	423	2,698
(c) Other adjustments	(143)	(409)
(d) Unallocated revenues	2,256	353
(e) Provision for impairment	(1,748)	(677)

Total consolidated revenues 30,598 27,905

26 Segment Analysis (Continued)

Reconciliation of reportable profit or loss:

In millions of Ukrainian hryvnias 2014 2013

Total reportable segment result	1,091	3,045
(a) Recognition of embedded derivatives	5,404	681
(b) Consolidation adjustments	195	318
(c) Other adjustments	(3,206)	166
(d) Unallocated expenses less revenues	(28)	(897)
(e) Provision for impairment	(3,307)	(1,822)

Profit before tax 149 1,491

Reconciliation of reportable assets:

In millions of Ukrainian hryvnias 31 December 2014 31 December 2013

Total reportable segment assets	202,350	212,702
(a) Recognition of embedded derivatives	18,783	3,336
(b) Consolidation adjustments	16,224	18,924
(c) Other adjustments	(3,397)	(1,431)
(d) Unallocated assets	2,091	771
(e) Provision for impairment	(2,617)	(37)
(f) Swap and spot operations at fair value	(3,397)	(28,955)
(g) Reclassifications	(1,001)	(7,740)

Total consolidated assets 229,036 197,570

Reconciliation of reportable liabilities:

In millions of Ukrainian hryvnias 31 December 2014 31 December 2013

Total reportable segment liabilities	181,334	193,085
(a) Recognition of embedded derivatives	9,997	-
(b) Consolidation adjustments	14,988	19,022
(c) Other adjustments	(62)	(1,835)
(d) Unallocated liabilities	409	76
(f) Swap and spot operations at fair value	(3,427)	(28,898)
(g) Reclassifications	(586)	(7,660)
(h) Deferred income tax liability	650	956

Total consolidated liabilities 203,303 174,746

26 Segment Analysis (Continued)

Reconciliation of material items of income for the year ended 31 December 2014 is as follows:

Interest income Fee and commission

income

Gains less losses from embedded and financial

In millions of Ukrainian hryvnias derivatives

Total amount for all reportable segment	23,781	5,981	-
(a) Recognition of embedded derivatives	(1,319)	-	6,722
(b) Consolidation adjustments	68	260	-
(c) Other adjustments	(1,435)	(66)	-
(d) Unallocated revenues	2,256	-	-
(g) Reclassifications	2,273	(1,525)	-

As reported under IFRS 25,624 4,650 6,722

Reconciliation of material items of expense for the year ended 31 December 2014 is as follows:

Interest expense

Provision for impairment of loans and advances to

Administrative and other operating expenses

In millions of Ukrainian hryvnias customers

Total amount for all reportable segment	(18,836)	(2,510)	(6,641)
(b) Consolidation adjustments	(71)	(58)	(547)
(c) Other adjustments	188	(676)	(387)
(d) Unallocated expenses	(1)	-	(1,675)
(e) Provision for impairment	-	(3,812)	(698)
(g) Reclassifications	354	2,367	-

As reported under IFRS (18,366) (4,689) (9,948)

Reconciliation of material items of income for the year ended 31 December 2013 is as follows:

Interest income Fee and commission

Gains less losses from

In millions of Ukrainian hryvnias income embedded derivatives

Total amount for all reportable segment (a), (c) Recognition of embedded	19,549	5,442	-
derivatives and embedded derivatives with
expired underlying contracts	349	-	332
(b) Consolidation adjustments	1,898	695	-
(c) Other adjustments	(272)	(55)	-
(e) Unallocated revenues	353	-	-
(g) Reclassifications	1,944	(1,484)	-
(e) Provision for impairment	(677)	-	-

As reported under IFRS 23,144 4,598 332

26 Segment Analysis (Continued)

Reconciliation of material items of expense for the year ended 31 December 2013 is as follows:

Interest expense

Provision for impairment of loans and advances to

Administrative and other operating expenses

In millions of Ukrainian hryvnias customers

Total amount for all reportable segment	(13,802)	(2,632)	(5,459)
(b) Consolidation adjustments	(936)	(255)	(1,466)
(c) Other adjustments	346	(50)	(88)
(d) Unallocated expenses	-	-	(1,249)
(e) (Provision)/release of provision for
impairment	-	(1,098)	4
(g) Reclassifications	(37)	144	-

As reported under IFRS (14,429) (3,891) (8,258)

Reconciliation of material assets as at 31 December 2014 is as follows:

Cash and cash

Due

Loans and

Embedded

Non-current

Other

equivalents and

from advances to

derivative

assets held for

financial

In millions of Ukrainian

mandatory

other

customers

assets sale (or disposal

assets

hryvnias reserves banks groups)

Total amount for all reportable segment	27,076	2,169	161,338	-	-	8,191
(a) Recognition of embedded derivatives	-	-	(1,239)	20,022	-	-
(b) Consolidation adjustments	5,135	2,264	2,657	-	4,070	65
(c) Other adjustments	-	-	(3,313)	(44)	-	(47)
(e) Provision for impairment (f) Swap and spot operations at fair value	4 -	65 (975)	(2,873) (2,467)	- -	- -	171 45
(g) Reclassifications	(12,633)	12,062	7,727	-	-	(7,563)

As reported under IFRS 19,582 15,585 161,830 19,978 4,070 862

Reconciliation of material liabilities as at 31 December 2014 is as follows:

Due to other

Customer

Debt

Embedded Provisions for

Liabilities

Subor-

banks and

accounts

securities

derivative

liabilities and

directly

dinated

other

in issue

liabilities charges, other

associated

debt

financing

financial and with disposal

In millions of Ukrainian

institutions

non-financial

groups held

hryvnias liabilities for sale

Total amount for all reportable segment	10,503	142,206	2,016	-	2,900	-	5,352
(a) Recognition of embedded derivatives	-	-	-	10,047	-	-	-
(b) Consolidation adjustments	(153)	11,373	(124)	-	355	3,150	340
(c) Other adjustments (f) Swap and spot operations at fair value	- (976)	(54) (2,494)	- -	- -	498 43	- -	(242) -
(g) Reclassifications	(6,095)	1,022	6,095	-	(1,607)	-	-
As reported under IFRS	3,279	152,053	7,987	10,047	2,189	3,150	5,450

26 Segment Analysis (Continued)

Reconciliation of material assets as at 31 December 2013 is as follows:

Cash and cash equivalents and

mandatory

Due from other banks

Loans and advances to customers

Embedded derivative

assets

Other financial assets

In millions of Ukrainian hryvnias reserves

Total amount for all reportable segment	33,723	5,627	141,978	-	27,282
(a) Recognition of embedded derivatives	-	-	(528)	3,816	49
(b) Consolidation adjustments	11,072	1,595	4,253	-	183
(c) Other adjustments	304	-	(1,717)	-	5
(e) Provision for impairment	106	59	(224)	-	22
(f) Swap and spot operations at fair value	-	(1,477)	(907)	-	(26,571)
(g) Reclassifications	(12,912)	8,977	(3,192)	-	(617)

As reported under IFRS 32,293 14,781 139,663 3,816 353

Reconciliation of material liabilities at 31 December 2013 is as follows:

Due to other

Customer

Debt Provisions for liabilities

Subor-

banks and other

financing

accounts

securities in issue

and charges, other financial and non-

dinated

debt

In millions of Ukrainian hryvnias institutions financial liabilities

Total amount for all reportable segment	8,760	134,212	7,991	35,285	3,358
(b) Consolidation adjustments	(399)	18,811	23	434	235
(c) Other adjustments	-	(1,351)	(23)	(141)	(287)
(f) Swap and spot operations at fair value	(1,515)	(907)	-	(26,476)	-
(g) Reclassifications	(3,088)	123	3,089	(7,783)	-

As reported under IFRS 3,758 150,888 11,080 1,319 3,306

The reconciling items are attributable to the following:

(a)   Embedded derivative assets and embedded derivative liabilities are accounted for at fair value for IFRS purposes. In statutory accounts results from operations with embedded derivative assets are accounted for when cash is received within interest income. Embedded derivative liabilities are not accounted for in statutory accounts.

(b)	Segment reporting is prepared before consolidation of subsidiaries.

(d)  Unallocated balances, revenues and results represent amounts which relate to activities of head office functional departments and are not included in the reportable segments.

(e)    Adjustments of provisions for impairment are related to the difference between the methodology applied to calculate provisions for loan impairment and reversal of accrued interest on impaired loans under the NBU accounting rules used for preparation of management reporting and the methodology used for IFRS reporting. The provision under the NBU accounting rules is calculated based mainly on formal criteria depending on the financial position of the borrower, quality of debt service and collateral, whereas the provision under IFRS requirement is calculated based on incurred loss model. The accrued interest on impaired loans under the NBU accounting rules is recognised at full amount whereas the accrued interest under IFRS requirement is recognised on recoverable amount only.

(f)   The Bank presented swap and spot operations on gross basis in its segment reporting prepared in accordance with the NBU rules.

26	Segment Analysis (Continued)

(g)   Reclassifications are done based on the economic substance of transactions. The Bank presented debt securities issued separately in IFRS financial statements. The Bank presented financial guarantees on gross basis in its segment reporting prepared in accordance with the NBU rules.

(h)	In Segment reporting the CODM doesn’t analyse taxation.

The Bank does not analyse the capital expenditure, current and deferred income tax in segment reporting.

(e)	Analysis of revenues by products and services

The Group’s revenues are analysed by products and services in Notes 22 (interest income), Note 23 (fee and commission income).

(f)	Geographical information

Revenues for each individual country for which the revenues are material are reported separately as follows:

In millions of Ukrainian hryvnias 2014 2013

Ukraine	28,066	23,689
Other countries	2,532	4,216

Total consolidated revenues 30,598 27,905

The analysis is based on domicile of the customer. Revenues from off-shore companies of Ukrainian customers are reported as revenues from Ukraine. Revenues comprise interest income, fee and commission income and other operating income.

(g)	Major customers

The Group does not have customers with the revenues exceeding 10% of the total revenue of the Group.

27	Financial Risk Management

The risk management function within the Group is carried out in respect of financial risks, operational risks and legal risks. Financial risk comprises market risk (including currency risk, interest rate risk and other price risk), credit risk and liquidity risk. The primary objectives of the financial risk management function are to establish risk limits, and then ensure that exposure to risks stays within these limits. The operational and legal risk management functions are intended to ensure proper functioning of internal policies and procedures to minimise operational and legal risks.

As discussed in Note 2 political and economic situation in Ukraine deteriorated during 2014. In response to this the Group adopted number of changes in its risk management practices such as:

•	more robust scoring process and additional stop-factors were introduced;
•	decrease of lending limits on cards from UAH 15,000 to 5,000;
•	the Group had stopped issuing loans and decreased loan limits for borrowers in areas that are not under the control of Ukrainian authorities;
•	the Group had changed its legal entities lending process in order to reduce its exposure to certain industries; and
•	the Group ceased lending in Crimea.

27 Financial Risk Management (Continued)

Risk Management Bodies

Risk management policy, monitoring and control are conducted by a number of bodies of the Group under the supervision of the credit committee (the “Credit Committee”). Other bodies responsible for risk management within the Group include the Treasury, Risk - Management Division, Internal Control and Fraud-Management Division, the Finance and Risk Division including the Financial Risks Department. The Group also has a system of internal controls which is supervised and monitored by its Internal Audit Department and Financial Monitoring Department.

Credit Committee

The Credit Committee, which is composed of the Chairman of the Bank, his Deputies, the Head of the Dnipropetrovsk regional branch, the Head of the Finance and Risk Division, Head of Risk-Management Division, Head of Internal Control and Fraud-Management Division, meets two times a week and is responsible for setting credit policy, approving loans over the prescribed lending limits and the limits for counterparty banks, monitoring loan performance and the quality of the Group’s loan portfolio and reviewing large loan projects and the lending policies of the Bank’s branches. The Credit Committee also monitors the interest rates set for a range of currencies by the Group’s main competitors and the overall market situation and determines the Group’s pricing policy on the basis of the above. In addition, due to the importance of liquidity risk management, the Credit Committee is also responsible for preparing and formulating management decisions with regard to increasing the Group’s funding base.

Treasury

Day-to-day asset and liability management is done by the Treasury. The Treasury is responsible for overseeing the Group’s assets and liabilities and liquidity and interest rate sensitivity analysis based on instructions and guidelines from the Financial Risks Department and its own assessments. The Treasury is responsible for the operational aspects of asset and liability management.

Financial Risks Department

Financial Risks Department calculates and monitors the Bank’s compliance with the mandatory ratios set by the NBU, the requirement to maintain mandatory reserves on the Bank’s correspondent account with the NBU and its internal liquidity ratios (in accordance with the Bank’s internal Methodology for Liquidity Risk Assessment and Control). In carrying out these functions, the Financial Risks Department works with the Treasury, its back office, and depositary and credit service officers of the head office business divisions and the Credit Committee.

In order to monitor and control liquidity within the Bank and its branches and sub-branches, the Financial Risks Department prepares daily reports on the maximum liquidity gap by matching assets and liabilities with different maturities and currencies as well as providing daily forecasts of the Group’s balances on its correspondent account with the NBU to ensure the Bank’s compliance with the mandatory reserve requirement and with the instant, current and short-term liquidity ratios set by the NBU. The liquidity reports are maintained in an electronic database that is accessible by the Treasury and is used for purposes of liquidity management. In addition, the Financial Risks Department prepares guidelines for head office business divisions seeking to raise long-term funds and/or reviews decisions of the Credit Committee on the implementation of programmes to increase the Bank’s funding base in order to ensure that the Group’s short- and long-term liquidity requirements are met.

27 Financial Risk Management (Continued)

Risk Management Division

The Risk-Management Division analyses the creditworthiness of counterparty banks, calculates provisions for the Group’s active operations and limits for counterparty banks, monitors problem assets in the loan portfolio under credit programs, monitors compliance with interbank transaction limits, sets the lending authority limits of branch and sub-branch heads. It also determines the strategy and basic methodological approaches in the Group’s risk management system and oversees its compliance with the requirements established by the NBU as well as the Group’s internal guidelines.

Internal Control and Fraud-Management Division

The Internal Control and Fraud-Management Division reviews and checks the results of work performed by the divisions of the Group and assists in formulating management decisions on enhancing transactional security and reducing risk based on data derived from this verification process. In particular, the Internal Control and Fraud-Management Division develops methodologies for detecting suspicious and fraudulent transactions and for reducing errors in statistical analysis of data from the Group’s accounting software and other sources, and verifies risk assumptions based on the results of such analyses.

Credit risk. The Group takes on exposure to credit risk, which is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Exposure to credit risk arises as a result of the Group’s lending and other transactions with counterparties giving rise to financial assets.

The Group’s maximum exposure to credit risk is reflected in the carrying amounts of financial assets on the consolidated statement of financial position. For guarantees and commitments to extend credit, the maximum exposure to credit risk is the amount of the commitment. Refer to Note 29. The credit risk is mitigated by collateral and other credit enhancements.

The Group structures the levels of credit risk it undertakes by placing limits on the amount of risk accepted in relation to one borrower, or groups of borrowers.

The general principles of the Group’s credit policy are outlined in the formal Group’s Credit Policy. The formal and unified Group’s Credit Manual regulates every significant aspect of the lending operations of the Group and outlines procedures for analysing the financial position of borrowers and the valuation of any proposed collateral and specifies the requirements for loan documentation and the procedures for the monitoring of loans.

The Group has collateral policy based on a thorough review and assessment of the value of collateral. A substantial portion of the Group’s loan portfolio generally includes acceleration clauses in case of deterioration of the financial position of the borrower. Credit products are, except in very unusual circumstances, only made available to customers that hold accounts with the Group. This policy provides the dual benefits of additional security for the credit products and additional business for the Group in other areas of corporate banking services.

The Group structures the levels of credit risk it undertakes by placing limits on the amount of risk accepted in relation to a single borrower, or groups of affiliated borrowers. Such risks are monitored on a revolving basis and subject to an annual or more frequent review. Exposure to credit risk is managed through regular analysis of the ability of borrowers and potential borrowers to meet interest and principal payment obligations and by changing the lending limits where appropriate. Exposure to credit risk is also managed, in part, by obtaining collateral and corporate and personal guarantees.

Basic information on the level of credit risk, including reports on the loan portfolio and the volume of problem assets broken down by credit programme and manager, is posted on the Group’s internal website. This information is updated weekly and can be viewed both as at the current date and over a period of time.

Credit Committee on a monthly basis reviews the effectiveness of the credit policies for each business division and analysis information on the levels of non-performing loans.

27 Financial Risk Management (Continued)

Loan Approval Procedure

The lending policies and credit approval procedures of the Group are based on strict guidelines in accordance with the NBU regulations. The Group also has detailed regulations for collateral assessment, which is conducted by Group’s trained specialists on collateral.The Bank sets lending authority limits to limit risks to the Group arising from lending activities. Lending authority limits for senior managers of branches (comprising heads of branches, general and first deputy heads) are set twice per year by Risk- Management Division in the head office and approved by an order of the Bank together with proxies authorizing the relevant heads to make lending decisions. The lending authority limit of a branch or sub- branch head depends on the amount of own funds of a branch or subbranch, overall rating of a branch or sub-branch and its integrated lending activity efficiency rating.

Lending authority limits for junior managers (heads of departments and divisions) are set by the head of the relevant branch or sub-branch and apply to a particular individual.

If the amount of a proposed loan does not exceed the lending authority limit of a head of a branch or subbranch, the decision on granting the loan is taken by the credit committee of a branch. If the amount exceeds this limit, lending authority is granted from the head office in accordance with the Bank’s credit procedures.

Off-Balance Sheet Policy

Credit risk for off-balance sheet financial instruments is defined as the possibility of sustaining a loss as a result of another party to a financial instrument failing to perform in accordance with the terms of the contract. The Group uses the same credit policies in respect of conditional obligations as it does for financial instruments accounted for in the consolidated statement of financial position, which include credit approval procedures, risk control limits and monitoring procedures.

Loan Monitoring

The Group’s IT systems allow the Management monitoring of loans’ performance on-line.

The Group reassesses the credit risk on each loan on an ongoing basis by (i) monitoring the financial and market position of the borrower and (ii) assessing the sufficiency of collateral for the loan. The financial and market position of the borrower is regularly reviewed and, on the basis of such review, the internal credit rating of the borrower may be revised. The review is based on the flow of funds into the customer’s accounts, its most recent consolidated financial statements and other business and financial information submitted by the borrower or otherwise obtained by the Group.

The current market value of collateral is monitored regularly to assess its sufficiency with respect to the loan in question. The review of collateral is performed by independent appraisal companies. The frequency of such reviews depends on the security provided and the degree of volatility of the asset’s market price.

Problem loans are identified on a daily basis based on signs of debt servicing deterioration. The Group carries out analyses of problem loans by collecting information about such loans, investigating the causes of problems and working out measures for their early redemption. On the basis of the findings of such analyses, a report is submitted to the Bank’s Board regarding the problem loans in the Group’s loan portfolio and the level of acceptable credit risk. To improve the quality of the loan portfolio, the Group applies a policy of on-line blocking the ability of a sub-branch or manager responsible for a particular lending programme to grant further loans if the percentage of non-performing loans issued by a particular sub-branch or manager exceeds the maximum permitted level of problem assets until this level decreases.

Management maintains individual records of significant number of Ukrainian retail customers, which constitutes the largest credit history bureau in Ukraine, allowing the Group to mitigate credit risks by targeting borrowers, who have a good credit history.

27 Financial Risk Management (Continued)

Problem Loan Recovery

The Credit Committee has developed a systematic approach involving a comprehensive set of procedures intended to enable the Group to realise high possible level of repayment on nonperforming loans. If a borrower does not perform its obligations under a loan agreement, it is the responsibility of the relevant credit officer to take initial actions to determine whether the cause of late payments is administrative or credit-related in nature. At this stage, the officers loan inspectors contact the borrower, request repayment and check the availability of any collateral. The loan inspector calls borrowers to remind them of their repayment obligation several days before the scheduled repayment date, and after such date to demand repayment (during day-time and night-time). If such measures do not result in the repayment of the loan and the non-performance exceeds 90 days, the loan is classified as a “problem loan”. The Risk Management Division, which is able to identify all problem loans in the Group, issues a banking order each month to transfer problem loans from the relevant credit unit’s books to a specialised unit within Soft Collection, Credit Collection and Security Division.

Soft Collection, Credit Collection and Security Division are responsible for all loans issued by the Group classified as “problem loans”, excluding loans where the total debt amounts to less than UAH 1,000 (which continue to be processed by the monitoring unit). The Security Service obtains and reviews all documentation relating to the borrower, performs an official internal investigation to identify the reasons for the problem, draws up a plan of action for the repayment of the debt and reviews the collateral (which may entail organising protection). In a number of enforcement actions the Group initiates court proceedings. The Security Service will often engage in negotiations with the borrower over a problem loan either concurrently with, or prior to, initiating court proceedings the collateral for sale at auction, to attach the borrower’s account(s) with another bank or to take possession of property under a mortgage or transport facilities. If collateral is available, and upon satisfactory results of an analysis of whether the borrower is undergoing purely temporary business difficulties and of that borrower’s willingness and capacity to repay its debt, negotiations usually aim at debt restructuring and include requirements to obtain additional collateral, personal guarantees by shareholders and management, increased interest rates and revised repayment schedules.

Other legal actions available to the Group include executive proceedings for the enforcement of debt and bankruptcy proceedings. In the event of any criminal action on the part of the borrower, irrespective of the borrower’s readiness to repay its debt, the Group involves the relevant state authorities. The Credit Committee meets monthly to review the status of non-performing loans.

The Group maintains a policy that problem loans are not refinanced without convincing evidence that they will be repaid or reliably secured.

Related Party Lending

The Group conducts its business with related parties on a commercial term. Each loan request from a related party is subject to the same credit approval procedures as are applied to any other loan applicant.

Market risk. The Group takes on exposure to market risks. Market risks arise from open positions in (a) currency, (b) interest rate and (c) equity products, all of which are exposed to general and specific market movements. Management sets limits on the value of risk that may be accepted, which is monitored on a daily basis. However, the use of this approach does not prevent losses outside of these limits in the event of more significant market movements.

Currency risk. Currency risk is the risk that the value of financial instruments owned by the Group will fluctuate due to changes in foreign exchange rates. The Group’s major currency positions are in Ukrainian hryvnia, U.S. dollars and Euros. In respect of currency risk, Management sets limits on the level of exposure by currency and in total for both overnight and intra-day positions, which are monitored daily.

27 Financial Risk Management (Continued)

The Group’s policy in respect of open currency positions is restricted under Ukrainian law to certain thresholds and strictly monitored by the NBU on a daily basis. In order to hedge its currency risk, the Group enters into arrangements with other banks pursuant to which the Group makes term deposits with other banks and accepts term deposits for the same term from the same counterparty banks in a different currency.

The Group also enters into currency options in the Group’s loan agreements with some customers requiring the customers to pay compensation in case of depreciation of the Ukrainian hryvnia relative to the U.S. dollar. Refer to Note 30.

The table below summarises the Group’s exposure to foreign currency exchange rate risk at the end of the reporting period and position in Ukrainian hryvnias:

As at 31 December 2014 As at 31 December 2013

Monetary Monetary

Swaps,

Net

Monetary

Monetary

Swaps,

Net

financial

financial spots and

balance

financial

financial

spots and

balance

In millions of Ukrainian

assets

liabilities

forwards

and off- balance

sheet

assets

liabilities

forwards

and off- balance

sheet

hryvnias position position

Ukrainian hryvnias	131,048	97,714	(984)	32,350	116,404	86,487	(2,342)	27,575
US Dollars	78,191	79,073	(10,908)	(11,790)	57,657	59,452	(6,901)	(8,696)
Euros	9,590	21,871	11,461	(820)	6,489	17,029	9,613	(927)
Other	3,723	2,311	450	1,862	11,603	10,171	(412)	1,020

Total 222,552 200,969 19 21,602 192,153 173,139 (42) 18,972

Fair value of option derivative embedded in loans and advances to customers (refer to Note 30) was included in the table above together with host instruments into UAH denominated financial assets. The guarantee deposit with other banks in the amount of UAH 12,063 million was included in the table above in US dollars denominated monetary financial assets. Refer to Note 29 for description of nature of this guarantee deposit. The above analysis includes only monetary assets and liabilities. Investments in equities and non-monetary assets are not considered to give rise to any material currency risk.

Derivatives presented above are monetary financial assets or monetary financial liabilities, but are presented separately in order to show the Group’s gross exposure.

Amounts disclosed in respect of derivatives represent the fair value, at the end of the reporting period, of the respective currency that the Group agreed to buy (positive amount) or sell (negative amount) before netting of positions and payments with the counterparty. The amounts by currency are presented gross as stated in Note 30. The net total represents the fair value of the currency derivatives.

27 Financial Risk Management (Continued)

The following table presents sensitivities of profit or loss for the period and equity to reasonably possible changes in exchange rates applied at the end of the reporting period relative to the functional currency of the respective Group entities, with all other variables held constant:

As at 31 December 2014 As at 31 December 2013
Impact on profit or		Impact on	Impact on profit or	Impact on
In millions of Ukrainian hryvnias loss (before tax) equity loss (before tax) equity
US Dollar strengthening by 50% (2013: strengthening by 30%)	10,505	10,505	6,505	6,505
US Dollar weakening by 5% (2013: weakening by 5%)	540	540	650	650
Euro strengthening by 50% (2013: strengthening by 30%)	(410)	(410)	(278)	(278)
Euro weakening by 5% (2013: weakening by 5%)	41	41	46	46
Other strengthening by 5% (2013: strengthening by 5%)	93	93	51	51
Other weakening by 5% (2013: weakening by 5%)	(93)	(93)	(51)	(51)

The exposure was calculated only for monetary balances denominated in currencies other than the functional currency of the respective entity of the Group. Sensitivity of US Dollar exchange rate in the above table takes into account effect of recognition of fair value of derivative embedded in loans issued to customers.

Interest rate risk. The Group takes on exposure to the effects of fluctuations in the prevailing levels of market interest rates on its financial position and cash flows. Interest margins may increase as a result of such changes but may reduce or create losses in the event that unexpected movements arise. Management monitors on a daily basis and sets limits on the level of mismatch of interest rate repricing that may be undertaken.

The Group is exposed to interest rate risk, principally as a result of lending at fixed interest rates, in amounts and for periods, which differ from those of term borrowings at fixed interest rates. In practice, interest rates are generally fixed on a short-term basis. Also, interest rates that are contractually fixed on both assets and liabilities could be revised to reflect current market conditions.

The Board sets limits on the level of mismatch of interest rates on assets and liabilities sensitive to interest rates, which is monitored regularly. In the absence of any available hedging instruments, the Group normally seeks to match its interest rate positions.

The Finance and Risk Division and the Credit Committee are both responsible for interest rate risk management. The Finance and Risk Division establishes the principal policies and approaches to interest rate risk management and the Credit Committee conducts weekly monitoring and revision of interest rates for various currencies within certain time limits and product categories. The Group regularly monitors interest rate risk by means of interest rate gap analysis, which is based on ordering assets and liabilities sensitive to interest rates into a number of time bands. Fixed interest rate assets and liabilities are arranged by the time remaining until maturity, while assets and liabilities with a variable interest rate are arranged by the nearest possible term of repricing. The net sensitivity gap between assets and liabilities in a given time band represents the volume sensitive to changes of market interest rates. The product of this difference and the presumed change of interest rates represents the approximate changes of net interest income. A negative net sensitivity gap in a given time band, which means that interest-bearing liabilities exceed interest-earning assets in that time band, represents a risk of a decline in net interest income in the event of increases in market interest rates. A positive net sensitivity gap in a given time band, which means that interest-bearing assets exceed interest-earning liabilities in that time band, represent a risk of a decline in net interest income in the event of a decline in market interest rates.

27 Financial Risk Management (Continued)

The table below summarises the Group’s exposure to interest rate risks. The table presents the aggregated amounts of the Group’s financial assets and liabilities at carrying amounts, categorised by the earliest of contractual interest repricing or maturity dates.

Demand and less than

From 1 to

3 months

From 3 to

12 months

More than

1 year

Non- monetary

Total

In millions of Ukrainian hryvnias 1 month

31 December 2014 Total financial assets	49,972	28,707	92,401	51,546	985	223,611
Total financial liabilities	69,718	41,474	68,615	21,217	-	201,024
Net interest sensitivity gap at 31 December 2014	(19,746)	(12,767)	23,786	30,329	985	22,587
31 December 2013 Total financial assets	43,150	11,186	89,000	48,895	460	192,691
Total financial liabilities	55,273	20,801	77,282	19,903	-	173,259
Net interest sensitivity gap at 31 December 2013	(12,123)	(9,615)	11,718	28,992	460	19,432

All of the Group’s debt instruments reprice within 5 years, except for customer accounts and subordinated debt.

27 Financial Risk Management (Continued)

The Group monitors interest rates for its financial instruments. The table below summarises interest rates based on reports reviewed by key management personnel:

31 December 2014 31 December 2013

In % p.a. USD UAH Euro Other USD UAH Euro Other

Assets Correspondent accounts and overnight deposits with other banks	0	0	-	0	-	0	0	-
Correspondent accounts with
Central Banks	-	1	0	-	-	1	-	-
Due from other banks	0	-	2	-	1	-	1	-
Loans and advances to legal
entities	10	14	8	0	10	13	9	3
Loans and advances to individuals	13	36	9	-	14	30	7	27
Debt investment securities held to
maturity	-	-	-	-	-	-	-	7
Non-current assets held for sale (or
disposal groups)	18	-	16	25	-	-	-	-
Liabilities
Due to the NBU	-	19	-	-	-	9	-	-
Correspondent accounts and
overnight deposits of other banks	7	10	4	-	1	1	-	-
Term placements of other banks	5	22	3	-	5	-	4	4
Long-term loans under the credit
lines from international financial
institutions	-	-	-	-	7	-	-	-
Customer accounts
- current accounts of customers	5	5	1	0	6	3	2	0
- term deposits of legal entities	10	19	6	0	9	15	5	8
- term deposits of individuals	10	20	9	8	8	17	6	9
Debt securities in issue	10	12	-	-	10	13	-	-
Subordinated debt	7	9	6	-	7	9	6	1
Liabilities directly associated with
disposal groups held for sale	4	-	-	5	-	-	-	-

The sign “-” in the table above means that the Group does not have the respective assets or liabilities in the corresponding currency.

The Group is exposed to prepayment risk through providing fixed or variable rate loans, including mortgages, which give the borrower the right to early repay the loans. The Group’s current period profit and equity at the end of the reporting period would not have been significantly impacted by changes in prepayment rates because such loans are carried at amortised cost and the prepayment right is at or close to the amortised cost of the loans and advances to customers.

27 Financial Risk Management (Continued)

Geographical risk concentrations. The geographical concentration of the Group’s financial assets and liabilities at 31 December 2014 is set out below:

In millions of Ukrainian hryvnias Ukraine OECD Non OECD Total

Assets
Cash and cash equivalents and mandatory reserves	8,416	8,804	2,362	19,582
Due from other banks	31	14,062	1,492	15,585
Loans and advances to customers	138,164	11,848	11,818	161,830
Embedded derivative assets	19,978	-	-	19,978
Investment securities available-for-sale	4	1,033	225	1,262
Investment securities held to maturity	-	284	364	648
Other financial assets	125	93	644	862
Financial assets included in non-current assets held for
sale (or disposal groups)	392	39	3,433	3,864
Total financial assets 167,110		36,163	20,338	223,611

Non-financial assets 4,107 12 1,306 5,425

Total assets 171,217 36,175 21,644 229,036

Liabilities
Due to the NBU	18,357	-	-	18,357
Due to other banks and other financing institutions	2,200	909	170	3,279
Customer accounts	123,272	13,976	14,805	152,053
Debt securities in issue	2	5,972	2,013	7,987
Embedded derivative liabilities	-	-	10,047	10,047
Other financial liabilities	561	65	101	727
Subordinated debt	1,152	2,425	1,873	5,450
Liabilities directly associated with disposal groups held
for sale	191	1	2,932	3,124
Total financial liabilities 145,735		23,348	31,941	201,024

Non-financial liabilities 1,388 5 886 2,279

Total liabilities 147,123 23,353 32,827 203,303

Net balance sheet position 24,094 12,822 (11,183) 25,733

Credit related commitments (Note 29) 1,227 163 1,605 2,995

Assets, liabilities and credit related commitments have been based on the country in which the counterparty is located. Cash on hand, precious metals and premises and equipment have been allocated based on the country in which they are physically held.

27 Financial Risk Management (Continued)

The geographical concentration of the Group’s assets and liabilities at 31 December 2013 is set out below:

In millions of Ukrainian hryvnias Ukraine OECD Non OECD Total

Assets
Cash and cash equivalents and mandatory reserves	13,075	9,995	9,223	32,293
Due from other banks	1,007	12,384	1,390	14,781
Loans and advances to customers	122,164	4,427	13,072	139,663
Embedded derivative assets	3,816	-	-	3,816
Investment securities available-for-sale	1	525	838	1,364
Investment securities held to maturity	-	215	206	421
Other financial assets	93	102	158	353
Total financial assets 140,156		27,648	24,887	192,691

Non-financial assets 3,769 10 1,100 4,879

Total assets 143,925 27,658 25,987 197,570

Liabilities
Due to the NBU	3,472	-	1	3,473
Due to other banks and other financing institutions	1,154	1,462	1,142	3,758
Customer accounts	117,355	7,507	26,026	150,888
Debt securities in issue	2	3,169	7,909	11,080
Other financial liabilities	476	22	256	754
Subordinated debt	1,068	1,227	1,011	3,306
Total financial liabilities 123,527		13,387	36,345	173,259

Non-financial liabilities 1,365 3 119 1,487

Total liabilities 124,892 13,390 36,464 174,746

Net balance sheet position 19,033 14,268 (10,477) 22,824

Credit related commitments (Note 29) 1,004 45 1,082 2,131

Other risk concentrations. Management monitors and discloses concentrations of credit risk by obtaining reports listing exposures to borrowers with aggregated loan balances in excess of 10% of net assets. Refer to Notes 9 and 10.

Liquidity risk. Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities. The Group is exposed to daily calls on its available cash resources from overnight deposits, current accounts, maturing deposits, loan drawdowns, guarantees and from margin and other calls on cash-settled derivative instruments. The Group does not maintain cash resources to meet all of these needs as experience shows that a minimum level of reinvestment of maturing funds can be predicted with a high level of certainty. Liquidity risk is managed by Treasury Department of the Group.

27 Financial Risk Management (Continued)

The Group has developed specific approaches to liquidity issues based on medium-term (i.e., three to twelve months), short-term (i.e., two to fifteen weeks) and current (i.e., up to fourteen days) time periods. With respect to medium-term liquidity, the Treasury, in co-ordination with the Financial Risks Department, performs an analysis of the Group’s payments calendar over this period and considers contingency options available to the Group in the event that unfavourable developments or crisis situations occur.

Decisions on short-term liquidity management are taken by the Treasury. These decisions are based on an analysis of the volatility of various assets and liabilities. Estimates are made after application of internally developed models as to the volume and likelihood of unexpected withdrawals of funds and the probability that additional funding might be required. In order to minimise unanticipated changes in funding, the Group separately analyses the possible consequences of the withdrawal of a large amount of funds by major customers. Client managers and senior Group management work closely with major customers to coordinate plans with regard to movement of funds.

Decisions with respect to current liquidity management are taken by the head of Treasury. Reports on actions taken are made to the Credit Committee. The Group’s payments calendar for each upcoming 14- day period is analysed, and decisions taken on the attraction of short-term interbank deposits, the immediate sale of securities from the Treasury portfolio, and other facilities available to the Group. The Treasury implements decisions on a real-time basis.

The Group seeks to maintain a stable funding base primarily consisting of amounts due to other banks, corporate and retail customer deposits and debt securities. The Group invests the funds in diversified portfolios of liquid assets, in order to be able to respond quickly and smoothly to unforeseen liquidity requirements.

The liquidity management of the Group requires considering the level of liquid assets necessary to settle obligations as they fall due; maintaining access to a range of funding sources; maintaining funding contingency plans; and monitoring balance sheet liquidity ratios against regulatory requirements. The Bank calculates liquidity ratios on a daily basis in accordance with the requirement of the National Bank of Ukraine. These ratios are:

-	Instant liquidity ratio (N4), which is calculated as the ratio of highly-liquid assets to liabilities payable on demand. The ratio was 70% at 31 December 2014 (31 December 2013: 85%) with the minimum required limit of 30% (31 December 2013: 20%).

-	Current liquidity ratio (N5), which is calculated as the ratio of liquid assets to liabilities maturing within 31 calendar days. The ratio was 84% at 31 December 2014 (31 December 2013: 90%) with the minimum required limit of 40% (31 December 2013: 40%).

-	Short-term liquidity ratio (N6), which is calculated as the ratio of liquid assets to liabilities with original maturity of up to one year. The ratio was 99% at 31 December 2014 (31 December 2013: 114%)

with the minimum required limit of 60% (31 December 2013: 60%).

The Treasury Department receives information about the liquidity profile of the financial assets and liabilities. The Treasury Department then provides for an adequate portfolio of short-term liquid assets, largely made up of short-term liquid deposits with banks and other inter-bank facilities, to ensure that sufficient liquidity is maintained within the Group as a whole.

The daily liquidity position is monitored and regular liquidity stress testing under a variety of scenarios covering both normal and more severe market conditions is performed by the Treasury Department.

The table below shows liabilities at 31 December 2014 by their remaining contractual maturity. The amounts disclosed in the maturity table are the contractual undiscounted cash flows, including gross finance lease obligations (before deducting future finance charges), prices specified in deliverable forward agreements to purchase financial assets for cash, contractual amounts to be exchanged under gross settled currency swaps, and gross loan commitments. Such undiscounted cash flows differ from the amount included in the consolidated statement of financial position because amounts disclosed in consolidated statement of financial position are based on discounted cash flows.

27 Financial Risk Management (Continued)

When the amount payable is not fixed, the amount disclosed is determined by reference to the conditions existing at the reporting date. Foreign currency payments are translated using the spot exchange rate at the end of the reporting period.

The maturity analysis of financial liabilities at 31 December 2014 is as follows:

Demand and less than

From 1 to

3 months

From 3 to

12 months

From 12 months

Over 5 years

Total

In millions of Ukrainian hryvnias 1 month to 5 years

Liabilities Due to the NBU	313	10,019	5,143	5,005	-	20,480
Due to other banks and other financing institutions	1,873	26	666	871	-	3,436
Customer accounts	64,877	21,113	63,956	10,801	121	160,868
Debt securities in issue	15	2,320	3,557	3,273	-	9,165
Embedded derivative liabilities	-	10,047	-	-	-	10,047
Subordinated debt	86	90	238	6,014	222	6,650
Other financial liabilities Liabilities directly associated with disposal groups held for sale	606 3,150	55 -	58 -	3 -	- -	722 3,150
Gross settled swaps, spots and forwards	31,120	-	-	-	-	31,120
Total contractual future payments for financial obligations	102,040	43,670	73,618	25,967	343	245,638

Credit related commitments, gross

(Note 29) 3,078 - - - - 3,078

The maturity analysis of financial liabilities at 31 December 2013 is as follows:

Demand and less than

From 1 to

3 months

From 3 to

12 months

From 12 months

Over 5 years

Total

In millions of Ukrainian hryvnias 1 month to 5 years

Liabilities Due to the NBU	122	237	1,049	2,520	-	3,928
Due to other banks and other financing institutions	371	375	2,361	698	-	3,805
Customer accounts	54,543	21,380	77,601	4,586	4	158,114
Debt securities in issue	131	330	961	12,276	-	13,698
Subordinated debt	55	56	167	4,046	71	4,395
Other financial liabilities Gross settled swaps, spots and forwards	754 29,837	- -	- -	- -	- -	754 29,837
Total contractual future payments for financial obligations	85,813	22,378	82,139	24,126	75	214,531

Credit related commitments, gross

(Note 29) 2,173 - - - - 2,173

27 Financial Risk Management (Continued)

Payments in respect of gross settled swaps and forwards will be accompanied by related cash inflows which are disclosed at their present values in Note 30. Customer accounts are classified in the above analysis based on contractual maturities. However, in accordance with Ukrainian Civil Code, individuals have a right to withdraw their deposits prior to maturity but they forfeit their right to accrued interest.

The Group does not use the above undiscounted maturity analysis to manage liquidity. Instead, the Group monitors expected maturities, which may be summarised as follows at 31 December 2014:

Demand and

From 1 to

From 3 to Over 1 year No stated

Total

less than

3 months

12 months

maturity

In millions of Ukrainian hryvnias 1 month

Assets
Cash and cash equivalents and
mandatory reserves	19,582	-	-	-	-	19,582
Due from other banks	14,257	337	986	5	-	15,585
Loans and advances to
customers	14,913	17,850	82,062	47,005	-	161,830
Embedded derivative assets	360	1,898	13,893	3,827	-	19,978
Investment securities available-
for-sale	275	-	-	5	982	1,262
Investment securities held to
maturity	589	-	52	7	-	648
Other financial assets	805	1	16	38	2	862
Financial assets included in non-
current assets held for sale (or
disposal groups)	3,864	-	-	-	-	3,864
Total financial assets	54,645	20,086	97,009	50,887	984	223,611

Net liquidity gap at 31 December 2014	847	(28,483)	20,060	29,184	979	22,587
Cumulative liquidity gap at 31 December 2014	847	(27,636)	(7,576)	21,608	22,587

Liabilities Due to the NBU 34 9,514 4,213 4,596 - 18,357 Due to other banks and other financing institutions 1,843 22 648 766 - 3,279 Customer accounts 48,122 26,676 68,772 8,483 - 152,053 Debt securities in issue 5 2,208 3,257 2,517 - 7,987 Embedded derivative liabilities - 10,047 - - - 10,047 Other financial liabilities 606 55 58 3 5 727 Subordinated debt 64 47 1 5,338 - 5,450 Liabilities directly associated with disposal groups held for sale 3,124 - - - - 3,124 Total financial liabilities 53,798 48,569 76,949 21,703 5 201,024

Credit related commitments

(Note 29) 2,995 - - - - 2,995

In accordance with Ukrainian legislation, the Bank is obliged to repay deposits of individuals on demand of a depositor but they forfeit right to accrued interest. These balances are included in disclosures above in accordance with their contractual maturity. The Bank expects that many customers will not request repayment before contractual maturity.

27 Financial Risk Management (Continued)

The analysis by expected maturities may be summarised as follows at 31 December 2013:

Demand and

From 1 to

From 3 to Over 1 year No stated

Total

less than

3 months

12 months

maturity

In millions of Ukrainian hryvnias 1 month

Assets
Cash and cash equivalents and
mandatory reserves	32,293	-	-	-	-	32,293
Due from other banks	1,940	394	730	11,717	-	14,781
Loans and advances to customers	13,611	16,481	80,250	29,321	-	139,663
Embedded derivative assets	170	173	2,524	949	-	3,816
Investment securities available-for-sale	80	10	12	809	453	1,364
Investment securities held to maturity	14	44	202	161	-	421
Other financial assets	277	50	15	4	7	353
Total financial assets 48,385		17,152	83,733	42,961	460	192,691
Liabilities
Due to the NBU	97	193	868	2,315	-	3,473
Due to other banks and other financing
institutions	382	611	2,127	638	-	3,758
Customer Accounts	38,846	26,667	82,077	3,298	-	150,888
Debt securities in issue	42	97	24	10,917	-	11,080
Other financial liabilities	754	-	-	-	-	754
Subordinated debt	28	33	-	3,245	-	3,306

Total financial liabilities 40,149 27,601 85,096 20,413 - 173,259

Net liquidity gap at 31 December 2013	8,236	(10,449)	(1,363)	22,548	460	19,432
Cumulative liquidity gap at 31 December 2013	8,236	(2,213)	(3,576)	18,972	19,432

Credit related commitments

(Note 29) 2,131 - - - - 2,131

The matching and/or controlled mismatching of the maturities and interest rates of assets and liabilities is fundamental to the management of the Group. It is unusual for banks ever to be completely matched since business transacted is often of an uncertain term and of different types. An unmatched position potentially enhances profitability, but can also increase the risk of losses. The maturities of assets and liabilities and the ability to replace, at an acceptable cost, interest-bearing liabilities as they mature, are important factors in assessing the liquidity of the Group and its exposure to changes in interest and exchange rates.

Management believes that despite of the substantial portion of customer accounts being on demand, diversification of these deposits by number and type of depositors, and the past experience of the Group would indicate that these customer accounts provide a long-term and stable source of funding for the Group.

Liquidity requirements to support calls under guarantees and standby letters of credit are considerably less than the amount of the commitment because the Group does not generally expect the third party to draw funds under the agreement. The total outstanding contractual amount of commitments to extend credit does not necessarily represent future cash requirements, since many of these commitments will expire or terminate without being funded.

28 Management of Capital

Compliance with capital adequacy ratios set by the National Bank of Ukraine is monitored monthly with reports outlining their calculation reviewed and signed by the Chairman of the Board and Chief Accountant. Other objectives of capital management are evaluated annually. Under the current capital requirements set by the National Bank of Ukraine banks have to maintain a ratio of regulatory capital to risk weighted assets (“statutory capital ratio”) above a prescribed minimum level.

a)    The Bank is subject to minimum capital requirements established by covenants stated in loan agreements, including capital adequacy levels calculated in accordance with the requirements of the Basel Accord, as defined in the International Convergence of Capital Measurement and Capital Standards (updated April 1998) and Amendment to the Capital Accord to incorporate market risks (updated November 2005), commonly known as Basel I. The composition of the Bank’s capital calculated in accordance with Basel Accord is as follows:

In millions of Ukrainian hryvnias 31 December 2014 31 December 2013

Tier 1 capital
Share capital and share premium	18,121	16,372
Contributions received for new shares issued but not registered	1,000	-
Disclosed reserves	4,547	5,201
Cumulative translation reserve	672	308
Less: goodwill and intangible assets	(106)	(49)
Total tier 1 capital	24,234	21,832
Tier 2 capital
Asset revaluation reserves	1,393	943
Subordinated debt	3,007	2,534
Total tier 2 capital	4,400	3,477

Total capital 28,634 25,309

Risk Weighted Assets
Banking book	197,030	152,267
Trading book	12,611	9,643
Risk Weighted Assets	209,641	161,910
Tier 1 capital ratio	11.56%	13.48%
Capital adequacy ratio (%)	13.66%	15.63%

b)  As at 31 December 2014, the National Bank of Ukraine requires banks to maintain a capital adequacy ratio of 10% of risk weighted assets calculated in accordance with the regulations of the National Bank of Ukraine (31 December 2013: 10%).

Regulatory capital in accordance with the NBU’s regulations comprises:

In millions of Ukrainian hryvnias 31 December 2014 31 December 2013

Adjusted net assets	20,001	20,328
Plus subordinated debt	3,248	2,819
Less investments into subsidiaries	(1,223)	(1,257)
Other	(4)	(2)
Total regulatory capital	22,022	21,888
Risk weighted assets	197,013	171,781
Open foreign currency position	7,810	8,216
Capital adequacy ratio (N2)	11%	12%

28	Management of Capital (Continued)

Net assets included in the table above are adjusted according to the NBU regulations, including the adjustment relating to the calculation of provision for loans and advances to customers in accordance with Regulation No. 23 of the Board of the National Bank of Ukraine dated 25 January 2012 “On Calculation of the Loan Loss Provision by Ukrainian Banks” (“Regulation No. 23”).

On 26 August 2014, the National Bank of Ukraine has decided temporarily not to apply fines to banks for violation of economic requirements, limits for the general (long/short) open currency position, capital adequacy ratio due to significant foreign exchange rate fluctuation, considerable devaluation of UAH, annexation of Crimea and armed tensions in Donetsk and Lugansk regions. The NBU issued the regulation No.529 “On Certain Issues of the Banks’ activities” dated 26 August 2014, which allows not to apply the sanctions for non-compliance with certain ratios and requirements, if such non-compliance was caused by losses incurred as a result of abovementioned reasons.

The Group has complied with all externally imposed capital requirements as at 31 December 2014 and 2013.

29	Contingencies and Commitments

Legal proceedings. From time to time and in the normal course of business, claims against the Group are received. As at 31 December 2014 provision of UAH 11 million has been recorded for potential legal liabilities (31 December 2013: UAH 11 million). For the provision associated with loss of control over its business in Crimea refer to Notes 4 and 11.

Tax legislation. Ukrainian tax and customs legislation is subject to varying interpretations, and changes, which can occur frequently. Management’s interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant authorities.

The Ukrainian tax authorities may be taking a more assertive and sophisticated approach in their interpretation of the legislation and tax examinations. Combined with a possible increase in tax collection efforts to respond to budget pressures, the above may lead to an increase in the level and frequency of scrutiny by the tax authorities and it is possible that transactions and activities that have not been challenged in the past may be challenged.

With effect from 1 January 2015, the Ukrainian tax system was significantly reformed by the adoption of changes to the Tax Code of Ukraine. Applicable taxes include value-added tax, corporate income tax, customs duties and other taxes. As a result, there may be significant uncertainty as to the implementation or interpretation of the new legislation and unclear or non-existent implementing regulations. Management’s interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant regional and State authorities. Recent events in Ukraine suggest that the tax authorities may be taking a more assertive position in their interpretation of the legislation and assessments, and it is possible that transactions and activities of the Group that have not been challenged in the past may be challenged. As a result, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

29 Contingencies and Commitments (Continued)

The main changes to transfer pricing (“TP”) legislation are the following:

Ÿ	The arm’s length principle has been officially introduced.
Ÿ	The list of related parties and controlled transactions for the purposes of the transfer pricing regulations is expanded. However, transactions between two residents of Ukraine were excluded from the list of controlled transactions.
Ÿ	The criteria for recognition of controlled transactions have been separated for corporate profit tax (“CPT”) and VAT purposes.
Ÿ	The threshold for controlled transactions has been reduced to UAH 1 million or 3% of the taxpayer’s revenue with one counterparty (provided the total annual revenue of the taxpayer or its related parties exceeds UAH 20 million).
Ÿ	The duration of a TP tax audit is increased to 18 months with an extension of 12 months.
Ÿ	Priority of “official sources” of information will no longer apply. The following sources of information can now be used: (i) information regarding comparable transactions of the taxpayer as well as his counterparty with non-related parties; (ii) any publicly available sources of information which provide information on comparable transactions.
Ÿ	Taxpayers who performed controlled transactions during the reporting period should file an annex to the CPT return, which contains information about the performed controlled transactions.
Ÿ	The statutory limitation period for TP assessments was extended to 2,555 days.
Ÿ	During the TP audit the tax authorities are now entitled to interview employees of the taxpayer and/or its related parties.
Ÿ	New penalties for non-inclusion of controlled transactions into the TP report are introduced (5% of the amount of controlled transactions, the maximum of 100 minimum wages will no longer apply).
Ÿ	Penalties for non-provision of TP documentation have been changed to 3% of the amount of the controlled transactions (limited to 200 minimum salaries for all controlled transactions).
Ÿ	If the price or profitability in the controlled transactions does not fall in the arm’s length range, TP adjustments will be made to a median level (not the lower / upper limit of the range as previously allowed).

Management believes that its pricing policy is arm's length and it has implemented internal controls to be in compliance with the new transfer pricing legislation. Management has submitted the report on TP and is currently developing necessary internal policies on TP.

The following key VAT amendments were introduced:

Ÿ	The electronic VAT administration system will be implemented starting from 1 February 2015 and will operate in a test mode till 1 July 2015. During this period all VAT invoices should be issued in electronic form and registered in the Unified Register of tax invoices (failure to register the invoices on time will be subject to 10-50% fines depending on the overdue period).
Ÿ	The full amount of VAT receivable accumulated by the taxpayer for the previous periods should be transferred to the VAT account balance.
Ÿ	The VAT base for taxable supplies cannot be lower than (i) the purchase price for purchased goods/services, (ii) the cost of goods sold for produced goods/services, (iii) the net balance value per accounting books at the beginning of the reporting period for non-current assets.
Ÿ	Taxpayers will be able to return excess cash from their VAT accounts to their current bank accounts.
Ÿ	Starting from 1 July 2015 the rules for VAT credit accounting will change; in particular, all VAT invoices should be included in the VAT credit (with subsequent assessment of VAT liabilities in case of usage of purchased goods/services in non-business activities or activities not subject to VAT).

29 Contingencies and Commitments (Continued)

The following key CPT amendments were introduced:

Ÿ	In 2015 standard tax rate remains 18%.
Ÿ	Annual return for 2015 should be submitted by 1 June 2016, respective tax payment is due by 10 June 2016.
Ÿ	Starting from 2015 reporting, annual tax base is Net Profits Before Tax (NPBT) as per accounting records, either Ukrainian statutory or IFRS, adjusted for “tax differences”.
Ÿ	Taxpayers with the prior year annual income of equal or less than UAH 20 million (net of indirect taxes) may opt not to make the adjustments. They remain eligible for loss carry forward allowance etc.
Ÿ	Taxpayers with an annual income exceeding UAH 20 million are required to make monthly advance tax payments (from May 2016 in accordance with the new rules).
Ÿ	The tax authorities receive the right to audit taxpayer’s accounting, correctness and completeness of the calculation of net profit before tax according to the Ukrainian statutory or IFRS rules.

Ÿ	Penalties for tax violations in respect of 2015 CPT liabilities (i.e. violation of calculation of tax, tax reporting and completeness of tax payment) will not be imposed etc.

There are also changes to other taxes and duties:

Ÿ	Dividends received from Ukrainian legal entity CPT payer (other than collective investment arrangement) are subject to 5% personal income tax.
Ÿ	Additional 5-10% import fee is introduced: 10% will apply for goods classified in chapters 1-24 of the Ukrainian Nomenclature (mostly food and agricultural products, etc.); 5% will apply for goods classified in chapters 25-97 (all other goods).
Ÿ	Starting from 1 January 2015, almost all residential and non-residential property owned by individuals and legal entities are subject to real estate tax (some exemptions are in place).
Ÿ	Starting from 1 January 2015 the duty for purchases of foreign currency is increased from 0.5% to 2%. This pension fund duty should no longer apply to legal entities and does not apply to the purchase of foreign currency by individuals to repay hard currency loans.

The Group includes companies incorporated outside of Ukraine. Tax liabilities of the Group are determined on the assumption that these companies are not subject to Ukrainian profits tax because they do not have a permanent establishment in Ukraine. Ukrainian tax laws do not provide detailed rules on taxation of foreign companies within a Ukrainian group. It is possible that with the evolution of the interpretation of these rules and the changes in the approach of the Ukrainian tax authorities, the non- taxable status of some or all of the foreign companies of the Group in Ukraine may be challenged. The impact of any such challenge cannot be reliably estimated; however, it may be significant to the financial position and/or the overall operations of the entity.

Ukrainian tax legislation does not provide definitive guidance in certain areas. From time to time, the Group adopts interpretations of such uncertain areas that reduce the overall tax rate of the Group. As noted above, such tax positions may come under heightened scrutiny. The impact of any challenge by the tax authorities cannot be reliably estimated; however, it may be significant to the financial condition and/or the overall operations of the entity.

Capital expenditure commitments. At 31 December 2014 the Group has contractual capital expenditure commitments in respect of construction of premises and acquisition of computers and furniture and equipment totalling UAH 98 million (31 December 2013: UAH 82 million). The Group believes that future net income and funding will be sufficient to cover this and any similar such commitments.

Operating lease commitments. As of 31 December 2014 and 2013 the Group had no commitments under non-cancellable operating leases.

29 Contingencies and Commitments (Continued)

Compliance with covenants. The Group is subject to certain covenants related to its foreign borrowings. In respect of foreign borrowings, the Bank is required to maintain a certain level of share capital, a certain capital adequacy ratio, and a certain level of regulatory ratios. Non-compliance with such covenants may result in negative consequences for the Group including growth in the cost of borrowings and declaration of default. The Group was in compliance with these covenants as at 31 December 2014 and 2013. The Bank is also subject to certain covenants related to refinancing loans obtained from the NBU. In 2014 and 2015 the NBU performed its reviews of the Bank’s compliance with refinancing loan’s covenants and didn’t request early repayment of the loans.

In 2014, the NBU performed a regular review of the Bank's activity for 2013 and 2014. As a result of the review, the NBU commented on the adequacy of compliance with the NBU's norms and regulations however had not issued a final signed report on findings. As at the date of these financial statements the Bank is in the process of discussing the results of the NBU’s review.

Contingent liabilities. The Group has a contingent liability of UAH 8,215 million relating to cessation of its operations in Crimea. Based on the circumstances described in the Note 11, at the reporting date it is not probable that outflow of resources will be required to settle the obligations originated in Crimea. Refer to Notes 4 and 11. Once it becomes probable through the outcome of litigations and disputes in Ukraine or international courts or changes in legal status of Crimea, that an outflow of future economic benefits will be required for this contingent liability, the Group will recognise a provision in its consolidated financial statements in the period in which the change in probability occurs. The Group commenced a dispute with the Russian Federation and believes it will be able to reimburse any possible negative outcome of the above contingent liabilities in the case it become probable.

Credit related commitments. The primary purpose of these instruments is to ensure that funds are available to a customer as required. Guarantees and standby letters of credit, which represent irrevocable assurances that the Group will make payments in the event that a customer cannot meet its obligations to third parties, carry the same credit risk as loans. Documentary and commercial letters of credit, which are written undertakings by the Group on behalf of a customer authorising a third party to draw drafts on the Group up to a stipulated amount under specific terms and conditions, are collateralised by the underlying shipments of goods to which they relate or cash deposits and therefore carry less risk than a direct borrowing.

Commitments to extend credit represent unused portions of authorisations to extend credit in the form of loans, guarantees or letters of credit. With respect to credit risk on commitments to extend credit, the Group is potentially exposed to loss in an amount equal to the total unused commitments, if the unused amounts were to be drawn down. However, the likely amount of loss is less than the total unused commitments since most commitments to extend credit are contingent upon customers maintaining specific credit standards. The Group monitors the term to maturity of credit related commitments because longer-term commitments generally have a greater degree of credit risk than shorter-term commitments. Outstanding credit related commitments are as follows:

In millions of Ukrainian hryvnias Note 31 December 2014 31 December 2013

Guarantees issued		1,905	964
Import letters of credit		965	1,132
Irrevocable commitments to extend credit		208	77
Less: Cash covered letters of credit		(61)	(20)
Less: Provision for credit related commitments	19	(22)	(22)

Total credit related commitments 2,995 2,131

29 Contingencies and Commitments (Continued)

The total outstanding contractual amount of undrawn credit lines, letters of credit, and guarantees does not necessarily represent future cash requirements, as these financial instruments may expire or terminate without being funded. The fair value of credit related commitments as at 31 December 2014 and 2013 was insignificant.

As of 31 December 2014 irrevocable commitments under letters of credit and guarantees issued by the Group of gross amount UAH 61 million (31 December 2013: UAH 20 million) are secured by customer accounts of UAH 61 million (31 December 2013: UAH 20 million).

Credit related commitments are denominated in currencies as follows:

In millions of Ukrainian hryvnias 31 December 2014 31 December 2013

US Dollars	1,838	1,232
Ukrainian Hryvnias	871	699
Euro	257	147
Other currencies	29	53

Total 2,995 2,131

As of 31 December 2014 the Group had undrawn credit limits on credit cards of UAH 23,870 million (31 December 2013: UAH 31,229 million) that are available to credit cardholders. These credit limits are revocable. The Group on a regular basis monitors activity on the cards and based on the frequency and pattern of withdrawals and repayments done by borrowers is able to reduce limits on credit cards unilaterally. Provision for undrawn credit limits on credit cards was not significant as at 31 December 2014 and 2013.

Fiduciary assets. These assets are not included in the Group’s consolidated statement of financial position as they are not assets of the Group. Nominal values disclosed below are normally different from the fair values of respective securities. The fiduciary assets held by the Group on behalf of its customers fall into the following categories:

31 December 2014

31 December 2013

In millions of Ukrainian hryvnias Nominal value Nominal value

Shares of Ukrainian companies	6,353	6,008
Domestic corporate bonds	1,606	2,733
Investment certificates	387	253

Funds under trust management. Funds under trust management represent assets managed and held by the Group on behalf of customers. The Group earns commission income for holding such assets. The Group is not subject to interest, credit, liquidity and currency risk with respect of these assets in accordance with the agreements concluded with the customers. Loans are granted on behalf of customers who have remitted a deposit as collateral for the loans. As of 31 December 2014 assets under trust management amounted to UAH 781 million (31 December 2013: UAH 321 million).

29	Contingencies and Commitments (Continued)

Assets pledged and restricted. The Group had assets pledged as collateral with the following carrying value:

Note 31 December 2014 31 December 2013
Asset pledged and restricted			Related liability/	Asset pledged and restricted	Related liability/
In millions of Ukrainian hryvnias commitment commitment
Gross receivables under swap, forward and spot agreements	30	31,139	31,120	29,795	29,837
Loans and advances to customers Premises and loans and advances to customers (31 December 2013: Mandatory	10, 18 8, 10,	256	98	175	101
reserve balances with the NBU, premises)	13, 15	50,206	18,357	2,230	3,473
Total 81,601			49,575	32,200	33,411

Gross receivables under swap, forward and spot agreements presented above are recognised on a net basis in the statement of financial position, giving rise to a derivative financial asset or liability within other financial assets or other financial liabilities, respectively. Mandatory reserve balances in the amount of UAH 446 million (31 December 2013: UAH 5,272 million) represent mandatory reserve deposits which are not available to finance the Group’s day to day operations as disclosed in Notes 8 and 12.

As disclosed in Note 9, balances due from other banks of UAH 1,022 million (31 December 2013: UAH 665 million) have been pledged as cover for letters of credit and international payments. Remaining amount of guarantee deposits with other banks of UAH 12,063 million represents a guarantee deposit with the OECD bank that is pledged under the loan issued by this OECD bank to a corporate client. These loan proceeds were used by corporate client to purchase Bank’s UAH denominated bonds. The bonds have a condition of compensation in the case of the official exchange rate of UAH devaluation against USD. Refer to Notes 4 and 31.

As of 31 December 2013 for the purpose of UAH liquidity management the Group made USD denominated guarantee deposits with OECD banks in the amount of UAH 11,567 million that are pledged under loans issued by these banks to certain corporate clients. These funds were used for the purchase of bonds in the amount of UAH 7,950 million issued by the Group and UAH 3,617 million were placed on the current accounts with the Group.

30	Derivative Financial Instruments

Foreign exchange and other derivative financial instruments entered into by the Group are generally traded in an over-the-counter market with professional market counterparties on standardised contractual terms and conditions. Derivatives have potentially favourable (assets) or unfavourable (liabilities) conditions as a result of fluctuations in market interest rates, foreign exchange rates or other variables relative to their terms. The aggregate fair values of derivative financial assets and liabilities can fluctuate significantly from time to time.

The table below sets out fair values, at the end of the reporting period, of currencies receivable or payable under foreign exchange forward contracts entered into by the Group and presented within other financial assets and other financial liabilities. The table reflects gross positions before the netting of any counterparty positions (and payments) and covers the contracts with settlement dates after the respective end of the reporting period. The contracts are short term in nature.

31 December 2014 31 December 2013

Contracts with Contracts with

Contracts with Contracts with

positive fair

negative fair

positive fair

negative fair

In millions of Ukrainian hryvnias value value value value

Foreign exchange swaps and spots: fair
values, at the end of the reporting period
date, of
- USD receivable on settlement (+)	-	10,048	415	10,998
- USD payable on settlement (-)	(20,450)	(506)	(17,841)	(473)
- Euros receivable on settlement (+)	20,597	1	17,909	467
- Euros payable on settlement (-)	(30)	(9,107)	-	(8,763)
- UAH receivable on settlement (+)	-	-	-	-
- UAH payable on settlement (-)	-	(984)	-	(2,342)
- RUB receivable on settlement (+)	-	493	-	3
- RUB payable on settlement (-)	(43)	-	-	-
- Other currencies receivable on settlement (+)	-	-	-	3
- Other currencies payable on settlement (-)	-	-	(405)	(13)

Net fair value of foreign exchange swaps,

forwards and spots 74 (55) 78 (120)

At 31 December 2014, the Group had outstanding obligations from unsettled spot transactions with foreign currencies of UAH 29,546 million (31 December 2013: UAH 26,595 million). The net fair value of unsettled spot transactions is insignificant.

During the year ended 31 December 2014 the Group incurred a gain of UAH 37 million (2013: a gain UAH 65 million) resulting from foreign exchange spots, forwards and swaps that is accounted for in other gains less losses of the consolidated statement of profit or loss and other comprehensive income.

As disclosed in Note 4, as at 31 December 2014 the Group had outstanding derivatives embedded in loans issued to customers which were separated from the host instrument and carried at fair value of UAH 19,978 million (31 December 2013: UAH 3,816 million). This embedded derivative is represented by a currency option maturing in up to 3 years. The strike price was from UAH 7.99 to UAH 15.85 per USD 1 (31 December 2013: UAH 7.99 per USD 1).

In addition, as at 31 December 2014 the Group had outstanding derivatives embedded in private placements of UAH bonds, which were separated from the host instrument and carried at fair value of UAH 10,047 million (31 December 2013: nil). This embedded derivative is represented by a currency option maturing in 3 months after the year-end. The strike price was UAH 8.53 per USD 1. Refer to Note 4.

31	Fair Value of Financial Instruments

Fair value measurements are analysed by level in the fair value hierarchy as follows: (i) level one are measurements at quoted prices (unadjusted) in active markets for identical assets or liabilities, (ii) level two measurements are valuations techniques with all material inputs observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices), and (iii) level three measurements are valuations not based on observable market data (that is, unobservable inputs). Management applies judgement in categorising financial instruments using the fair value hierarchy. If a fair value measurement uses observable inputs that require significant adjustment, that measurement is a Level 3 measurement. The significance of a valuation input is assessed against the fair value measurement in its entirety.

(a)	Recurring fair value measurements.

Recurring fair value measurements are those that the accounting standards require or permit in the consolidated statement of financial position at the end of each reporting period. The level in the fair value hierarchy into which the recurring fair value measurements are categorised are as follows:

	31 December 2014				31 December 2013
In millions of Ukrainian hryvnias	Level 1 Level 2 Level 3			Total	Level 1 Level 2 Level 3			Total
FINANCIAL ASSETS AT FAIR VALUE
Investment securities available-for- sale Government bonds	277	-	-	277	885	-	-	885
Corporate bonds	-	-	-	-	-	13	-	13
Banking bonds	-	-	-	-	-	12	-	12
Unquoted shares	-	985	-	985	-	454	-	454
Embedded derivative assets	-	-	19,978	19,978	-	-	3,816	3,816
Other financial assets Financial derivatives arising from swap, forward and spot transactions	-	-	74	74	-	-	78	78
Other	-	-	-	-	-	-	49	49
NON-FINANCIAL ASSETS Premises	-	-	2,116	2,116	-	-	1,950	1,950
TOTAL ASSETS RECCURING FAIR VALUE MEASUREMENT	277	985	22,168	23,430	885	479	5,893	7,257

FINANCIAL LIABILITIES AT FAIR VALUE

Embedded derivative liabilities - - 10,047 10,047 - - - -

Other financial liabilities

Financial derivatives arising from

swap, forward and spot transactions - - 55 55 - - 120 120

TOTAL LIABILITIES RECCURING

FAIR VALUE MEASUREMENTS - - 10,102 10,102 - - 120 120

Valuation technique used for level 2 measurements is linked to market prices of quoted shares of the same companies on active market.

31 Fair Value of Financial Instruments (Continued)

Embedded derivative assets and liabilities are classified into level 3 instruments because these instruments require management to make assumptions about credit risk of the counterparty which are not supportable by observable market data.

A reconciliation of movements in Level 3 of the fair value hierarchy of the embedded derivative assets for the twelve-month period ended 31 December 2014 and 2013 is as follows:

In millions of Ukrainian hryvnias Embedded derivatives

Fair value at 1 January 2013	2,750
Initial recognition of derivative	688
Cash received	(26)
Reclassification to embedded derivative with expired underlying contract	1
Gains less losses from embedded derivatives	403

Fair value of embedded derivative assets at 31 December 2013 3,816

Initial recognition of derivative	1,912
Cash received	(2,519)
Gains less losses from embedded derivatives	16,769

Fair value of embedded derivative assets at 31 December 2014 19,978

In addition to the amount of gains less losses from embedded derivatives disclosed above, the Group recognised a loss of UAH 10,047 million in respect of embedded derivatives liabilities as disclosed in Note 4 and 30 in its profit or loss for 2014.

The fair value valuation of embedded derivative assets and liabilities is reviewed on a regular basis by the Bank. The management considers the appropriateness of the valuation model inputs, as well as the valuation result. Embedded derivative assets and liabilities arise in the loan agreements and private placements of UAH bonds, respectively issued at fixed interest rates in local currency (UAH) but indexed to changes in UAH/USD exchange rate. The embedded derivatives are valued at the net present value of estimated future cash flows. The fair value model is based on the observable data, such as expected UAH/USD exchange rates, discount rate and non-observable data such as credit risk.

The expected UAH/USD exchange rates are provided by the Treasury. These rates are supported by the forecasts of reputable international agencies and ranged from 16 to 25 UAH/USD exchange rates for the next year. The used discount rate is calculated by the Treasury and represents a weighted coupon rates on available quoted bonds adjusted for risk premium which were issued in the Ukrainian market during the reporting period. The credit risks are determined by the Risk-Management Division on the individual basis for each borrower.

As at 31 December 2014 the management used the following inputs: expected exchange rates from

16.47 UAH/USD to 21.72 UAH/USD (31 December 2013: from 8.48 UAH/USD to 8.88 UAH/USD),

discount rate of 15.96% (31 December 2013: 15.67%) and average provision under the credit risk for embedded derivative asset of 71.12% (31 December 2013: 51.53%). The sensitivity to valuation assumptions is disclosed in the Note 4.

31 Fair Value of Financial Instruments (Continued)

Economic and business sector risk concentrations within the financial derivative are as follows:

31 December 2014 31 December 2013

In millions of Ukrainian hryvnias Amount % Amount %

Manufacturing and chemicals	9,448	47	743	19
Ferroalloy trading and production	5,960	30	801	21
Oil trading	3,503	18	1,547	41
Agriculture, agriculture machinery
and food industry	138	1	183	5
Air transportation	68	-	12	-
Ski resort, tourism and football
clubs	-	-	464	12
Other	861	4	66	2
Total embedded derivative assets	19,978	100	3,816	100

The financial effect of collateral is presented by disclosing collateral values separately for (i) those assets where collateral and other credit enhancements are equal to or exceed fair value of the asset (“over- collateralised assets”) and (ii) those assets where collateral and other credit enhancements are less than the fair value of the asset (“under-collateralised assets”).

The effect of collateral at 31 December 2014:

	Over-collateralised assets		Under-collateralised assets
In millions of Ukrainian hryvnias	Fair value of the derivative	Expected cash flows from collateral realisation	Fair value of the derivative	Expected cash flows from collateral realisation

Corporate loans	19,428	20,667	550	390

The effect of collateral at 31 December 2013:

	Over-collateralised assets		Under-collateralised assets
In millions of Ukrainian hryvnias	Fair value of the derivative	Expected cash flows from collateral realisation	Fair value of the derivative	Expected cash flows from collateral realisation

Corporate loans	3,806	3,806	10	-

The fair value of financial derivatives arising from swap, forward and spot transactions was estimated based on estimated future cash flows expected to be received discounted at current interest rates for new instruments with similar credit risk and remaining maturity.

31 Fair Value of Financial Instruments (Continued)

(b)	Assets and liabilities not measured at fair value but for which fair value is disclosed

Fair values analysed by level in the fair value hierarchy and carrying value of assets not measured at fair value are as follows:

31 December 2014 31 December 2013

In millions of Ukrainian hryvnias	Level 1	Level 2	Level 3	Carrying value	Level 1	Level 2	Level 3	Carrying value
FINANCIAL ASSETS
Due from other banks Placements with other banks	-	-	2,502	2,502	-	-	2,549	2,549
Guarantee deposits with other banks	-	-	13,083	13,083	-	-	12,232	12,232
Loans and advances to customers Corporate loans	-	-	130,967	134,620	-	-	103,108	105,018
Loans to individuals - cards	-	-	19,354	19,354	-	-	26,744	26,869
Loans to individuals - mortgage	-	-	4,524	4,487	-	-	2,889	3,073
Loans to individuals - auto	-	-	224	243	-	-	274	269
Loans to individuals - consumer	-	-	127	131	-	-	895	864
Loans to individuals - other Loans to small and medium enterprises (SME)	- -	- -	984 1,450	984 1,454	- -	- -	906 2,014	880 2,121
Finance lease receivables	-	-	624	557	-	-	569	569
Investment securities held to maturity Government bonds	606	-	-	596	408	-	-	408
Corporate bonds	32	-	-	32	13	-	-	13
Banking bonds	20	-	-	20	-	-	-	-
In millions of Ukrainian hryvnias Level 1 Level 2 Level 3 Carrying value Level 1 Level 2 Level 3 Carrying value FINANCIAL LIABILITIES Due to the NBU Due to NBU - 18,357 - 18,357 - 3,473 - 3,473 Due to other banks and other financing institutions Tern placements of other banks - 843 1,721 2,564 - 639 2,775 3,414 Long-term loans under the credit lines from other financing institutions - - - - - - 217 217 Correspondent accounts and overnight placements of other banks - 711 - 711 - 125 - 125 Pledge deposits of other banks - - 4 4 - - 2 2 Customer accounts Term deposits of individuals - - 91,422 91,080 - - 101,748 101,535 TOTAL FINANCIAL ASSETS 197,220 1,262 20,060 648 557 219,747 NON-FINANCIAL ASSETS 5,425 TOTAL ASSETS 225,172 Financial assets included in non- current assets held for sale (or disposal groups)	-	-	2,539	2,539	-	-	-	-
Other financial assets Receivables from disposal of subsidiary	-	-	590	590	-	-	-	-
Receivables from operations with customers	-	-	71	71	-	-	79	79
Plastic cards receivables	-	-	13	13	-	-	147	147
Other	-	-	114	114	-	-	-	-
TOTAL	658	-	177,166	181,390	421	-	152,406	155,091

Financial assets included in non-current assets held for sale (or disposal groups) are represented by loans and advances to customers and other financial assets. Please refer to Note 12.

31 Fair Value of Financial Instruments (Continued)

Fair values analysed by level in the fair value hierarchy and carrying value of liabilities not measured at fair value are as follows:

In millions of Ukrainian hryvnias	Level 1	Level 2	Level 3	Carrying value	Level 1	Level 2	Level 3	Carrying value

FINANCIAL LIABILITIES
Due to the NBU
Due to NBU	-	18,357	-	18,357	-	3,473	-	3,473

Due to other banks and other financing institutions
Tern placements of other banks	-	843	1,721	2,564	-	639	2,775	3,414
Long-term loans under the credit lines from other financing institutions	-	-	-	-	-	-	217	217
Correspondent accounts and overnight placements of other banks	-	711	-	711	-	125	-	125
Pledge deposits of other banks	-	-	4	4	-	-	2	2

Customer accounts
Term deposits of individuals	-	-	91,422	91,080	-	-	101,748	101,535
Current/demand accounts of individuals	-	22,521	-	22,521	-	21,357	-	21,357
Current/settlement accounts of legal entities	-	23,602	-	23,488	-	19,851	-	19,851
Term deposits of legal entities	-	-	15,509	14,964	-	-	8,160	8,145

Debt securities in issue
Private placements of bonds	-	2,015	-	2,015	-	7,740	-	7.990
Eurobonds	3,546	-	-	5,874	2,672	-	-	2,989
Mortgage bonds	98	-	-	98	101	-	-	101

Liabilities directly associated with disposal groups held for sale	-	-	3,124	3,124	-	-	-	-

Other financial liabilities
Funds in the course of settlement	-	-	19	19	-	-	156	156
Accounts payable	-	-	158	158	-	-	110	110
Other	-	-	495	495	-	-	368	368

Subordinated debt
Subordinated debt	-	1,270	3,031	5,450	-	834	2,151	3,306

TOTAL	3,644	69,319	115,483	190,922	2,773	54,019	115,687	173,139

Financial liabilities included in liabilities directly associated with disposal groups held for sale are represented by customer accounts, due to other banks and other financial institutions and other financial liabilities. Please refer to Note 12.

The fair values in level 2 and level 3 of fair value hierarchy were estimated using the discounted cash flows valuation technique and market prices of quoted notes on non-active market. The fair value of floating rate instruments that are not quoted in an active market was estimated to be equal to their carrying amount. The fair value of unquoted fixed interest rate instruments was estimated based on estimated future cash flows expected to be received discounted at current interest rates for new instruments with similar credit risk and remaining maturity.

31	Fair Value of Financial Instruments (Continued)

For assets, the Group used assumptions about counterparty’s incremental borrowing rate and prepayment rates. Liabilities were discounted at the Group’s own incremental borrowing rate. Liabilities due on demand were discounted from the first date that the amount could be required to be paid by the Group.

The Group’s liabilities to its customers are subject to state deposit insurance plan as described in Note 1.The fair value of these liabilities reflects these credit enhancements.

32	Presentation of Financial Instruments by Measurement Category

For the purposes of measurement, IAS 39, Financial Instruments: Recognition and Measurement, classifies financial assets into the following categories: (a) loans and receivables; (b) available-for-sale financial assets; (c) financial assets held to maturity and (d) financial assets at fair value through profit or loss (“FVTPL”). Financial assets at fair value through profit or loss have two subcategories: (i) assets designated as such upon initial recognition, and (ii) those classified as held for trading. In addition, finance lease receivables form a separate category. The following table provides a reconciliation of financial assets with these measurement categories as at 31 December 2014:

In millions of Ukrainian hryvnias	Loans and receiva-bles	Available-for-sale assets	Assets at FVTPL held for trading	Held to maturity	Finance lease receiva-bles	Total

ASSETS
Cash and cash equivalents and mandatory reserves	19,582	-	-	-	-	19,582
Due from other banks
Placements with other banks	2,502	-	-	-	-	2,502
Guarantee deposits with other banks	13,083	-	-	-	-	13,083
Loans and advances to customers
Corporate loans	134,620	-	-	-	-	134,620
Loans to individuals - cards	19,354	-	-	-	-	19,354
Loans to individuals - mortgage	4,487	-	-	-	-	4,487
Loans to individuals - auto	243	-	-	-	-	243
Loans to individuals - consumer	131	-	-	-	-	131
Loans to individuals - other	984	-	-	-	-	984
Loans to small and medium enterprises (SME)	1,454	-	-	-	-	1,454
Finance lease receivables	-	-	-	-	557	557
Embedded derivative assets	-	-	19,978	-	-	19,978
Investment securities available-for-sale
Government bonds	-	277	-	-	-	277
Unquoted shares	-	985	-	-	-	985
Investment securities held-to-maturity
Government bonds	-	-	-	594	-	594
Banking bonds	-	-	-	54	-	54
Other financial assets
Receivables from disposal of subsidiary	588	-	-	-	-	588
Receivables from operations with customers	65	-	-	-	-	65
Plastic cards receivables	13	-	-	-	-	13
Financial derivatives arising from swap, forward and spot	-	-	82	-	-	82
Other	114	-	-	-	-	114

TOTAL FINANCIAL ASSETS	197,220	1,262	20,060	648	557	219,747

NON-FINANCIAL ASSETS						5,425

TOTAL ASSETS						225,172

32	Presentation of Financial Instruments by Measurement Category (Continued)

As of 31 December 2014 and 31 December 2013 all of the Group’s financial liabilities except for derivatives were carried at amortised cost. Derivatives belong to the fair value through profit or loss measurement category.

The following table provides a reconciliation of classes of financial assets with these measurement categories as at 31 December 2013:

In millions of Ukrainian hryvnias	Loans and receiva-bles	Available-for-sale assets	Assets at FVTPL held for trading	Held to maturity	Finance lease receiva-bles	Total

ASSETS
Cash and cash equivalents and mandatory reserves	32,293	-	-	-	-	32,293
Due from other banks
Placements with other banks	2,549	-	-	-	-	2,549
Guarantee deposits with other banks	12,232	-	-	-	-	12,232
Loans and advances to customers
Corporate loans	105,018	-	-	-	-	105,018
Loans to individuals - cards	26,869	-	-	-	-	26,869
Loans to individuals - mortgage	3,073	-	-	-	-	3,073
Loans to individuals - auto	269	-	-	-	-	269
Loans to individuals - consumer	864	-	-	-	-	864
Loans to individuals - other	880	-	-	-	-	880
Loans to small and medium enterprises (SME)	2,121	-	-	-	-	2,121
Finance lease receivables	-	-	-	-	569	569
Embedded derivative assets	-	-	3,816	-	-	3,816
Investment securities available-for-sale
Government bonds	-	886	-	-	-	886
Corporate bonds	-	13	-	-	-	13
Banking bonds	-	12	-	-	-	12
Unquoted shares	-	453	-	-	-	453
Investment securities held-to-maturity
Government bonds	-	-	-	408	-	408
Banking bonds	-	-	-	13	-	13
Other financial assets
Receivables arising from embedded derivative	-	-	49	-	-	49
Receivables from operations with customers	79	-	-	-	-	79
Plastic cards receivables	147	-	-	-	-	147
Financial derivatives arising from swap, forward and spot	-	-	78	-	-	78

TOTAL FINANCIAL ASSETS	186,394	1,364	3,943	421	569	192,691

NON-FINANCIAL ASSETS						4,879

TOTAL ASSETS						197,570

33	Related Party Transactions

Parties are generally considered to be related if the parties are under common control, joint control or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely the legal form.

At 31 December 2014 and 2013, the outstanding balances with related parties were as follows:

	31 December 2014			31 December 2013
In millions of Ukrainian hryvnias	Major share-holders	Manage-ment	Companies under control of major shareholders	Major share-holders	Manage-ment	Companies under control of major shareholders

Loans and advances to customers (contractual interest rate: 2014: UAH - 15%, USD - 17%, EUR - 15%, 2013: UAH - 13%, USD - 11%, EUR - 10%)	-	1	18,530	-	10	9,617
Loans and advances to customers written off as uncollectable	-	-	(1,576)	-	-	(546)
Embedded derivative assets	-	-	449	-	-	34
Other financial assets	-	-	2	-	-	3
Other assets	-	-	63	-	-	95
Customer accounts contractual interest rate: 2014: UAH 6%, USD - 8%, EUR - 11%; 2013: UAH - 15%, USD - 11%, EUR - 8%)	1,024	168	3,324	791	108	2,674
Subordinated debt (contractual interest rate: 2014: USD - 6%; 2013: USD - 6%, RUB - 1%)	-	-	206	-	-	157

This note is prepared in accordance with the requirements of International Financial Reporting Standard IAS 24 Related Parties (IAS 24). The criteria for determination of related parties under IAS 24 differ from the criteria relating to identification of insiders under the Regulation No 368 of the National Bank of Ukraine. Accordingly, information regarding balances and transactions with related parties disclosed in the tables above is based on requirements of IAS 24. Under regulatory requirements of the National Bank of Ukraine, amount of loans and advances to customers which are insiders as defined by Ukrainian legislation complies with the N10 ratio as established by the requirements of the NBU.

The income and expense items with related parties for the year ended 31 December 2014 and 2013 were as follows:

	2014			2013
In millions of Ukrainian hryvnias	Major share-holders	Manage-ment	Companies under control of major shareholders	Major share-holders	Manage-ment	Companies under control of major shareholders

Interest income	-	-	2,234	8	1	1,490
Interest expense	(85)	(10)	(430)	(79)	(12)	(255)
(Provision for loan impairment)/ reversal of provision	-	-	(364)	-	-	622
Fee and commission income	-	-	45	-	-	54
Losses less gains from financial derivatives	-	-	(37)	-	-	(229)
Foreign exchange translation (losses less gains)/gains less losses	-	-	7,265	-	-	-
Other operating income	-	-	12	-	-	12
Administrative and other operating expenses, excluding management remuneration	-	(295)	(234)	-	-	(40)

33	Related Party Transactions (Continued)

At 31 December 2014 and 2013, other rights and obligations with related parties were as follows:

	31 December 2014	31 December 2013
In millions of Ukrainian hryvnias	Companies under control of major shareholders	Companies under control of major shareholders

Guarantees issued	76	63
Import letters of credit	143	87

Total credit related commitments	219	150

Aggregate amounts lent to and repaid by related parties during 2014 and 2013 were:

	2014			2013
In millions of Ukrainian hryvnias	Major share-holders	Manage-ment	Companies under control of major shareholders	Major share-holders	Manage-ment	Companies under control of major shareholders

Amounts lent to related parties during the period	-	21	12,825	1,721	45	10,460
Amounts repaid by related parties during the period	-	20	11,704	1,729	47	8,797

In 2014 the Bank sold to related party assets of total aggregate amount of UAH 8,060 million and liabilities of total aggregate amount of UAH 8,215 million.

In 2014, the remuneration of the members of the Management Board comprised salaries, discretionary bonuses, pension contributions and other short-term benefits totalling UAH 18 million (31 December 2013: UAH 30 million), including contributions into the State pension fund of UAH 1 million (31 December 2013: UAH 1 million).

In addition, in 2014 majority shareholders of the Group offered the opportunity to purchase about 2 million shares of PrivatBank to key management personnel and other managers of the Group with a discount to the nominal value of shares for services provided by top managers to PrivatBank Group. No vesting conditions were in place. The fair value of share grant of UAH 295 million being the difference between the fair value of shares and cost to purchase these shares for management was recognised as a remuneration of top management of the Group for the services provided to the Group within the administrative and other operating expenses. The Group determined the fair value of shares as at the date of share grant using a valuation technique by estimating the price of these equity instruments that would have been set in an arm’s length transaction between knowledgeable, willing parties. The significant inputs into the valuation technique were net assets of the Group and price / book value ratio of publicly traded banks adjusted for the factors and assumptions that knowledgeable, willing market participants would consider in setting the price. As at the date of share grant exercise price was about UAH 95 per share. Out of this amount, UAH 230 million relates to the key management personnel remuneration. As a result of this transaction management of the Group owns 8.95% of shares of PrivatBank.

Short-term bonuses fall due wholly within twelve months after the end of the period in which management rendered the related services.

34	Events After the End of the Reporting Period

In January 2015, the Group disposed of 57.86 % of the share capital of CJS "Privatbank" (Georgia). The subsidiary was previously classified as a disposal group and its assets and liabilities were accordingly reclassified in the statement of financial position. Gains from disposal of subsidiary amounted to UAH 227 million.

The details of the disposed assets and liabilities and disposal consideration are as follows:

In thousands of Ukrainian hryvnias	January 2015

Cash and cash equivalents	1,119
Loans and advances to customers	2,510
Available for sale financial assets	-
Other assets	366
Customer accounts	(2,875)
Other liabilities	(398)

Net assets of subsidiary	722
Less: non-controlling interest	(305)

Carrying amount of disposed net assets	417

Total disposal consideration	390
Less: fair value of receivable arising on disposal	(134)
Less: cash and cash equivalents in disposed subsidiary	(1,119)

Cash inflow on disposal	(863)

The gain on disposal of the subsidiary comprises:

In thousands of Ukrainian hryvnias	Gain on disposal of subsidiary

Consideration for disposal of the subsidiary	390
Carrying amount of disposed net assets, net of non-controlling interest	(418)
Cumulative currency translation reserve on foreign operation recycled from other comprehensive income to profit or loss	255

Gain on disposal of subsidiary	227

The portion of the loss on disposal of the subsidiary attributable to measuring the investment retained in the former subsidiary at fair value at the date when control was lost amounts to UAH 12 million.

In January 2015 for two borrowers of oil trading sector of economics the collateral was granted in the amounts of UAH 852 million.

In January 2015, the Group received the last tranche in respect of the disposal of subsidiary in the amount of UAH 403 million. Refer to Note 7.

34 Events After the End of the Reporting Period (Continued)

In April 2015 the Bank registered an additional 3,571,500 ordinary shares with nominal amount of UAH

280 per share totalling UAH 1,000 million which were purchased by shareholders of the Bank. The shareholders of the Bank made a contribution for this share issue of UAH 1,000 million in December 2014. Refer to Note 20.

At shareholders meeting held in April 2015 shareholders of the Bank decided to increase share capital of the Bank by UAH 5,000 million. In 6 February 2015 the NBU increased refinancing rate from 14% to 19.5%. On 4 March 2015 the NBU increased discount rate from 19.5% to 30%. The increased refinancing rates were not applied to NBU refinancing loans granted before these dates. Additional NBU refinancing loans were obtained by the Bank in January-April 2015 in the amount of UAH 8,480 million.

In March 2015 the Bank concluded the additional agreements with the NBU to postpone the repayment of refinancing loans with initial maturity in February and March 2015 till October 2015.

In February-March 2015 one of the Group’s shareholders gave his personal guarantee to secure return of the refinancing loans obtained from the NBU.

Customer accounts outflow during January - March 2015 amounted to UAH 2,598 million or 1.7% of customer accounts as at 31 December 2014.